     As Filed with the Securities and Exchange Commission on March 22, 2002

                                                      Registration No. 333-82382
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                          PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             THE STANLEY WORKS, LTD.
             (Exact Name of Registrant as Specified in its Charter)

     BERMUDA                           3420                   NOT APPLICABLE
  (State or Other          (Primary Standard Industrial      (I.R.S. Employer
  Jurisdiction of           Classification Code Number)     Identification No.)
 Incorporation or
   Organization)

                            c/o The Corporate Center
                              Bush Hill, Bay Street
                              Bridgetown, Barbados
                            Telephone: (246) 430-5300
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                              Bruce H. Beatt, Esq.
                  Vice President, General Counsel and Secretary
                                The Stanley Works
                               1000 Stanley Drive
                         New Britain, Connecticut 06053
                            Telephone: (860) 225-5111
            (Name, Address, Including Zip Code, and Telephone Number,
                    Including Area Code of Agent for Service)

                              ---------------------

                                   Copies to:

                             Margaret L. Wolff, Esq.
                               Sean C. Doyle, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                          New York, New York 10036-6522
                                 (212) 735-3000

                              ---------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

                              --------------------

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                              --------------------

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The Stanley Works

                                [month day,] 2002

Dear Fellow Shareholder:

      You are cordially invited to attend Stanley's annual meeting of shareholders to be held at 9:30 a.m. on May 9, 2002, at The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut (see directions, inside back cover).

      At the meeting, you will be asked to elect directors and to approve Ernst & Young LLP as Stanley's independent auditors for 2002. In addition, we are pleased to present for your approval a proposal for reorganizing Stanley and changing its place of incorporation from Connecticut to Bermuda.

      If the reorganization is completed, the shares you own of The Stanley Works (which we refer to as Stanley Connecticut) will automatically convert into the right to receive common shares of The Stanley Works, Ltd., a Bermuda company that we recently formed (which we refer to as Stanley Bermuda). The number of Stanley Bermuda shares you will own will be the same as the number of Stanley Connecticut shares you own immediately prior to the completion of the reorganization, and your relative economic ownership in the company will remain unchanged. After completion of the reorganization, Stanley Bermuda and its subsidiaries will continue to conduct the business now conducted by Stanley Connecticut and its subsidiaries. In addition, the Board of Directors of Stanley Connecticut will become the Board of Directors of Stanley Bermuda.

      Stanley Connecticut common stock is currently traded on the New York Stock Exchange under the symbol "SWK" and, immediately following the reorganization, Stanley Bermuda common shares will be traded on the NYSE under the same symbol.

      Our tax advisor, Ernst & Young LLP, has advised us that generally for U.S. federal income tax purposes shareholders of Stanley Connecticut who are U.S. holders will recognize gain, if any, but not loss, on the receipt of Stanley Bermuda common shares in exchange for Stanley Connecticut common stock pursuant to the reorganization. Each U.S. holder will recognize gain with respect to the exchange of shares of Stanley Connecticut common stock for Stanley Bermuda common shares to the extent that the trading price of the Stanley Bermuda common shares received by the U.S. holder on the effective date of the reorganization exceeds that holder's adjusted tax basis in the Stanley Connecticut common stock exchanged therefor. Further, the holding period for any Stanley Bermuda common shares received by a U.S. holder recognizing gain with respect to the reorganization should begin the day after the effective date of the reorganization. We urge you to consult your own tax advisors regarding your particular tax consequences of the reorganization.

      This proxy statement/prospectus provides you with detailed information regarding each of the proposals to be considered at the annual meeting. We encourage you to read this entire document carefully. Please consider the risk factors beginning on page 12.

      The reorganization will be accomplished through the merger of an acquisition company to be created for that purpose into Stanley Connecticut, which will be the surviving company and continue to exist. Stanley Bermuda will become the parent holding company of Stanley Connecticut. Your Board of Directors has unanimously adopted the Agreement and Plan of Merger to facilitate the reorganization and recommends that you vote "FOR" its approval and "FOR" each of the other proposals contained in the accompanying proxy statement/prospectus.

      If our shareholders approve the Agreement and Plan of Merger at the annual meeting, we expect that the reorganization will be completed promptly following the annual meeting.

      The Board appreciates and encourages your participation. Whether or not you plan to attend the meeting, it is important that your shares be represented. PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE OR REGISTER YOUR VOTE BY TELEPHONE OR THE INTERNET.

                                   Very truly yours,


                                   [SIGNATURE]
                                   John M. Trani
                                   Chairman and Chief Executive Officer

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

      This proxy statement/prospectus is dated [month day], 2002 and is first being mailed to shareholders on or about [month day], 2002.

      This proxy statement/prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of the incorporated documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) will be furnished upon request without charge to each person to whom this proxy statement/prospectus is delivered. Written requests should be made by May 2, 2002 and should be directed to The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053, attention: Office of the Secretary, Telephone: (860) 225-5111.

The Stanley Works

                                    NOTICE OF
                                 ANNUAL MEETING
                                 OF SHAREHOLDERS

                                                   [month day], 2002

To the Shareholders:

The annual meeting of shareholders of The Stanley Works will be held at The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut on May 9, 2002, at 9:30 a.m. for the following purposes:


      (1) To elect five directors to the Board of Directors of The Stanley Works, who together with the continuing directors of The Stanley Works will become the Board of Directors of The Stanley Works, Ltd. if Proposal (2) is approved by shareholders.

      (2) To approve the Agreement and Plan of Merger, substantially in the form attached to the accompanying proxy statement/prospectus as annex I, between The Stanley Works, Ltd. and The Stanley Works, whereby The Stanley Works will change its place of incorporation from Connecticut to Bermuda by merging an indirect, wholly-owned subsidiary of The Stanley Works, Ltd. to be named Stanley Mergerco, Inc. (that will be formed prior to the annual meeting) into The Stanley Works, which will be the surviving entity and become a wholly-owned, indirect subsidiary of The Stanley Works, Ltd., and pursuant to which each share of The Stanley Works (together with the associated preferred stock purchase right) will automatically convert into the right to receive a share of The Stanley Works, Ltd. (together with an associated preferred share purchase right) and all current shareholders of The Stanley Works will become shareholders of The Stanley Works, Ltd.

      (3)   To approve Ernst & Young LLP as independent auditors for the year
            2002.

      (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on March 28, 2002 are entitled to vote at the meeting.



                                            Bruce H. Beatt
                                            Secretary

IMPORTANT   WHETHER YOU OWN ONE SHARE OR MANY, PLEASE SIGN, DATE AND RETURN
            PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE PAID ENVELOPE PROVIDED OR
            REGISTER YOUR VOTE BY TELEPHONE OR THE INTERNET.

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS................  iii

INTRODUCTION.............................................................   iv

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION...........................    1

CHAPTER I - THE REORGANIZATION...........................................    5

SUMMARY..................................................................    5
               Parties to the Merger.....................................    5
               The Reorganization........................................    6
               Reasons for the Reorganization............................    6
               Conditions to Consummation of the Reorganization..........    7
               Shareholders' Appraisal Rights............................    7
               Stock Exchange Listing; Recent Stock Prices...............    7
               Accounting Treatment of the Reorganization................    7
               Rights of Shareholders....................................    8
               Information about Annual Meeting and Voting...............    8
               Other Proposals to be Considered at the Annual Meeting....    8
               Vote Required.............................................    8
               Recommendation of the Board of Directors..................    8

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..........................   10

SUMMARY PRO FORMA FINANCIAL INFORMATION..................................   11

RISK FACTORS.............................................................   12

THE REORGANIZATION.......................................................   14
               Structure of the Reorganization...........................   14
               Background and Reasons for the Reorganization.............   15
               The Merger Agreement......................................   17
               Conditions to Consummation of the Merger..................   17
               Effective Time............................................   17
               Amendment or Termination..................................   18
               Share Conversion; Exchange of Shares......................   18
               Management of Stanley Bermuda.............................   19
               Required Vote for the Reorganization......................   19
               Shareholders' Appraisal Rights............................   19
               Dividends.................................................   19
               Stock Compensation Plans; Benefit Plans and
               Employment Agreements.....................................   20
               Stock Exchange Listing....................................   20
               Accounting Treatment of the Reorganization................   20

DESCRIPTION OF AUTHORIZED SHARES OF THE STANLEY WORKS, LTD...............   21
               Authorized Share Capital..................................   21
               Voting....................................................   21
               Dividend Rights...........................................   21
               Redemption and Conversion.................................   21
               Stock Exchange Listing....................................   21
               Changes to Rights of a Class or Series....................   21
               Quorum for General Meetings...............................   22
               Rights upon Liquidation...................................   22
               Sinking Fund..............................................   22
               Liability for Further Calls or Assessments................   22
               Preemptive Rights.........................................   22

               Repurchase Rights.........................................   22
               Compulsory Acquisition of Shares Held by Minority Holders.   22
               Transfer Agent............................................   23
               Preferred Shares..........................................   23
               Anti-Takeover Provisions..................................   23

COMPARISON OF RIGHTS OF SHAREHOLDERS.....................................   26

INCOME TAX CONSEQUENCES OF THE REORGANIZATION............................   34
               U.S. Federal Income Tax Consequences to Shareholders......   34
               Bermuda Income Tax Consequences of the Reorganization.....   37
               Barbados Income Tax Consequences of the Reorganization....   37

EXPERTS..................................................................   38

LEGAL MATTERS............................................................   38

CHAPTER II - INFORMATION ABOUT THE ANNUAL MEETING AND VOTING.............   39
               When and Where the Annual Meeting Will be Held............   39
               What Will be Voted Upon...................................   39
               Only Stanley Connecticut Shareholders of Record as
                 of March 28, 2002 Are Entitled to Vote .................   39
               Majority of Outstanding Shares Must be Represented
                 For a Vote to be Taken..................................   39
               Vote Required For Approval................................   40
               Voting Your Shares and Changing Your Vote.................   40
               How Proxies Are Counted...................................   41
               Confidential Voting.......................................   41
               Cost of Solicitation......................................   41
               Shareholder Proposals.....................................   41

CHAPTER III - OTHER ANNUAL MEETING PROPOSALS.............................   43

ITEM 1 - ELECTION OF STANLEY CONNECTICUT BOARD OF DIRECTORS..............   43
               Election Of Directors.....................................   43
               Board Information.........................................   45
               Security Ownership........................................   46
               Audit Committee Report....................................   47
               Executive Compensation....................................   47

ITEM 2 - THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER........   54

ITEM 3 - APPROVAL OF INDEPENDENT AUDITORS................................   54
               Independent Auditors......................................   54
               Fees of Independent Auditors..............................   54
               Other Business............................................   54

CHAPTER IV - WHERE YOU CAN FIND MORE INFORMATION.........................   56

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................   56

ANNEX I        -      AGREEMENT AND PLAN OF MERGER
ANNEX II       -      MEMORANDUM OF ASSOCIATION OF THE STANLEY WORKS, LTD.
ANNEX III      -      AMENDED AND RESTATED BYE-LAWS OF THE STANLEY WORKS, LTD.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This document contains or incorporates by reference forward-looking statements by Stanley Connecticut within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the reorganization and Stanley Connecticut's financial condition, results of operations and business. This Act protects public companies, such as Stanley Connecticut, from liability for forward-looking statements in private securities actions if the forward-looking statement is identified and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially. Since the Act only protects public companies from liability for forward-looking statements it does not apply to the statements made by Stanley Bermuda while it is not a public company. Forward-looking statements by their nature involve a degree of risk and uncertainty, including, but not limited to, the risks and uncertainties referred to under "Risk Factors" and elsewhere herein. All statements regarding the expected benefits of the reorganization are forward-looking statements. The forward-looking statements may include statements for the period following completion of the reorganization. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "continues," "may," "intends," "plans" or similar expressions in this document or in the documents incorporated by reference. You should be aware that any forward looking statements in this document are not guarantees of future performance. We have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include, but are not limited to:


      . an inability to realize expected benefits of the reorganization within the anticipated time frame, or at all;

      . changes in tax laws, tax treaties or tax regulations and the interpretation or enforcement thereof or differing interpretation or enforcement of applicable law by the U.S. Internal Revenue Service or other taxing authority;

      .     an inability to execute our business strategy;

      . costs or difficulties related to the reorganization and related transactions, which could be greater than expected;

      .     pricing pressure and other changes within competitive markets;

      .     the continued consolidation of customers in consumer channels;

      . changes in the rate of economic growth in the United States and other major international economies;

      .     changes in trade, monetary and fiscal policies worldwide;

      .     currency fluctuations;

      .     outcomes of pending and future litigation;

      . the existence of competitors, technological changes and developments in the industry;

      . the existence of regulatory uncertainties and the possibility of political uncertainty in any of the countries in which we do or will do business;

      .     changes in capital needs; and

      . changing rates of inflation and other economic or business conditions.

      Actual results may differ materially from those expressed or implied by forward-looking statements. As you make your decision how to vote, please take into account that forward-looking statements speak only as of the date of this document or, in the case of documents incorporated by reference, the date of any such document.

                                  INTRODUCTION

      This proxy statement/prospectus is being mailed to shareholders of Stanley Connecticut in connection with the annual meeting of shareholders. The document is organized into four chapters.

      Chapter I - "The Reorganization" provides information about the transaction in which Stanley Connecticut will change its place of incorporation from Connecticut to Bermuda.

      Chapter II -"Information About the Annual Meeting and Voting" provides information about the annual meeting of shareholders of Stanley Connecticut, how shareholders may vote or grant a proxy, and the vote required to approve each proposal.

      Chapter III -"Other Annual Meeting Proposals" provides information about the other matters that shareholders will vote on at the annual meeting of shareholders of Stanley Connecticut, including the election of directors and the approval of Ernst & Young LLP as independent auditors for 2002.

      Chapter IV -"Where You Can Find More Information" explains where shareholders of Stanley Connecticut can find more information about the company.

      You should read this proxy statement/prospectus carefully before you vote your shares.

                 QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

What am I Being Asked to Vote On?

      You are being asked to vote in favor of a merger by which Stanley Connecticut will become a wholly-owned indirect subsidiary of a new holding company, Stanley Bermuda. In the merger, your shares of Stanley Connecticut common stock will automatically convert into the right to receive an identical number of Stanley Bermuda common shares. In this proxy statement/prospectus, when we refer to shares of Stanley Connecticut common stock, we mean those shares together with the associated preferred stock purchase rights. When we refer to the Stanley Bermuda common shares, we mean those shares together with the associated preferred share purchase rights.

      Since the meeting is an annual meeting, you are also being asked to vote on the election of five directors to the board of directors of Stanley Connecticut and to approve Ernst & Young LLP as Stanley Connecticut's independent auditors for the 2002 fiscal year. If the merger is approved by shareholders at the annual meeting, the Stanley Connecticut directors that are elected to the board together with the continuing directors of Stanley Connecticut will become the Board of Directors of Stanley Bermuda.

How Will the Reorganization Be Accomplished?

      A new Connecticut company, which will be formed prior to the annual meeting specifically for the merger, will merge into Stanley Connecticut. Stanley Connecticut will be the surviving company in the merger and become a wholly-owned, indirect subsidiary of Stanley Bermuda. As a result of the merger, each currently outstanding share of Stanley Connecticut will automatically convert into the right to receive a common share of Stanley Bermuda. This procedure will result in you becoming a shareholder in The Stanley Works, Ltd., the new Bermuda parent company of The Stanley Works group. After this merger, you will own an interest in a Bermuda holding company which, together with Stanley Connecticut and the other Stanley subsidiaries, will continue to be engaged in the same business that Stanley Connecticut and its subsidiaries were engaged in before the merger. The additional steps in the reorganization are fully described in "The Reorganization -- Structure of the Reorganization" on page 14. YOUR PROPORTIONATE OWNERSHIP AND RELATIVE VOTING RIGHTS WILL NOT CHANGE AS A RESULT OF THE REORGANIZATION.


Will the Reorganization Dilute My Ownership Interest?

      No. The reorganization will not dilute your ownership interest. Immediately after the reorganization is consummated you will own the same percentage of Stanley Bermuda common shares as you own of Stanley Connecticut common stock immediately prior to the completion of the reorganization.

Why Are We Proposing This Reorganization?

      The objective of the reorganization is to enhance shareholder value. However, we cannot predict what impact, if any, the reorganization will have in the long-term in light of the fact that the achievement of our objectives depends on many things, including changes in the tax laws, treaties and regulations in the various jurisdictions in which we operate which may reduce or eliminate any improvement in our global tax position.

Will Stanley Connecticut Shareholders Be Taxed as a Result of the
Reorganization?

      Our tax advisor, Ernst & Young LLP, has advised us that generally for U.S. federal income tax purposes shareholders who are U.S. holders will recognize gain, if any, but not loss, on the receipt of Stanley Bermuda common shares in exchange for Stanley Connecticut common stock pursuant to the reorganization. Such a holder will generally recognize gain equal to the excess, if any, of the fair market value of the Stanley Bermuda common shares received in exchange for Stanley Connecticut common stock in the merger over the holder's adjusted tax basis in the holder's shares of Stanley Connecticut common stock exchanged therefor. Generally, any such gain will be capital gain. Shareholders will not be permitted to recognize any loss realized on the exchange of their shares of Stanley Connecticut common stock in the merger. In such case, the aggregate adjusted tax basis in the Stanley Bermuda common shares received would equal the aggregate adjusted tax basis of their shares of Stanley Connecticut common stock. Thus, subject to any subsequent increases in the trading price of the Stanley Bermuda common shares, any loss would be preserved. The holding period for any Stanley

Bermuda common shares received by a U.S. holder recognizing gain with respect to the reorganization should begin the day after the effective date of the reorganization. The holding period for any Stanley Bermuda common shares received by U.S. holders with a loss on their Stanley Connecticut common stock will include the holding period of the Stanley Connecticut common stock exchanged for those shares.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES OF THE REORGANIZATION.

Will Stanley Connecticut Be Taxed as a Result of the Reorganization?


      We believe that Stanley Connecticut should not incur a material amount of U.S. federal income or withholding tax as a result of the reorganization. It should be noted, however, that the IRS may not agree with this conclusion. If the IRS were to challenge successfully the tax treatment of the reorganization, this could result in a material tax liability for the company.

     It is important to note that several members of the United States Congress have introduced legislation that, if enacted, would have the effect of eliminating the anticipated tax benefits of the transaction. On March 6, 2002, Representative Richard E. Neal (along with 18 co-sponsors) introduced legislation (H.R. 3884) that, for U.S. federal tax purposes, would treat a foreign corporation, such as Stanley Bermuda, that undertakes a corporate expatriation transaction such as the reorganization as a domestic corporation and, thus, such foreign corporation would be subject to U.S. federal income tax. The Neal Legislation is proposed to be effective for corporate expatriation transactions completed after September 11, 2001. Representative James H. Maloney has also introduced legislation that is substantially similar to the Neal Legislation including a September 11, 2001 effective date (H.R. 3922). Furthermore, Representative Scott McInnis has also introduced legislation that is substantially similar to the Neal Legislation, except that it is proposed to apply to transactions after December 31, 2001 (H.R. 3857). If any of the Neal Legislation, the Maloney Legislation or the McInnis Legislation were enacted with their proposed effective dates, the anticipated tax savings from the reorganization would not be realized. In addition, the Chairman and the Ranking Minority Member of the Senate Finance Committee announced at a committee hearing on March 21, 2002, that they intend to introduce legislation attacking corporate expatriation transactions.

     Several other members of the United States Congress and the Treasury Department have recently announced the intent to investigate transactions such as the reorganization. As a result of the increased scrutiny of such transactions, changes in the tax laws, tax treaties or tax regulations may occur, with prospective or retroactive effect, which would eliminate or substantially reduce the anticipated tax benefits of the reorganization or subject the company to material tax liability as a result of the reorganization. If in response to any such changes the reorganized company or its subsidiaries undertake a corporate restructuring, such restructuring could result in additional material tax liability to the company or its shareholders.


When Do You Expect to Complete the Reorganization?

      We hope to complete the reorganization shortly after the annual meeting of Stanley Connecticut shareholders, assuming that it is approved by shareholders at that meeting.

Will I Be Able to Trade My Shares During the Time Between the Date of this Proxy Statement/Prospectus and the Effective Time of the Merger?

      Yes. You will be able to trade your shares during the time between the date of this proxy statement/prospectus and the effective time of the merger.

Why Was Bermuda Selected as the Domicile of the New Parent Company?

      We chose Bermuda for its political stability, legal framework and business friendly environment. The first international (i.e., not locally owned) company was incorporated in Bermuda in the 1930s, and there are currently many companies domiciled there that are publicly traded on U.S. and European markets. Under current Bermuda law, a Bermuda company is not required to pay taxes in Bermuda on either income or capital gains. In addition, despite certain differences, the corporate legal system, based on English law, is such that your rights as a Stanley Bermuda shareholder will be substantially unchanged from your rights as a shareholder in Stanley

Connecticut. We encourage you to read the section "Comparison of Rights of Shareholders" beginning on page 26 for a more detailed description of the differences between your rights under Connecticut law and under Bermuda law.


      Although Stanley Bermuda will be incorporated under Bermuda law, Stanley Bermuda will be registered as an external company in Barbados under the Barbados Companies Act, Cap. 308 of the laws of Barbados and licensed to operate as an "International Business Corporation" or "IBC." Stanley Bermuda intends to be centrally managed and controlled in Barbados. Barbados uses the test of central management and control to determine tax residency of a company. As a company domiciled in Bermuda and tax resident in Barbados, Stanley Bermuda will be subject to tax in Barbados on income derived in Barbados and on income derived from outside of Barbados to the extent that such income is remitted to Barbados. As an IBC, Stanley Bermuda will be required to pay income tax at a maximum rate of 2.5% which is gradually reduced to a minimum rate of 1% as income increases. In addition, Stanley Bermuda may elect to take a credit for taxes paid to a country other than Barbados, provided that such an election does not reduce the tax payable in Barbados to a rate of less than 1%. As a tax resident of Barbados, Stanley Bermuda will be entitled to the benefits under the income tax treaty entered into between the United States and Barbados.

Will the Reorganization Affect Current Operations? What about the Future?

      The reorganization, which will move the company's state of incorporation from Connecticut to Bermuda, will have no immediate impact on how we conduct day-to-day operations. The location of future operations will depend on the needs of the business, independent of our place of incorporation.

How Do I Vote If My Shares Are Registered in My Name?

      After you read this document, you may vote by any one of the following methods:

(1) CALL 1-877-PRX-VOTE (1-877-779-8683) from the U.S. or Canada (this call is toll free) to vote by telephone anytime up to 12:00 midnight, New York time on [month day], 2002. Enter the control number located on your proxy card and follow the recorded instructions.

(2) GO TO THE WEBSITE: http://www.eproxyvote.com/swk to vote over the Internet
                       -----------------------------
anytime up to 12:00 midnight, New York time on [month day], 2002. Click on the "PROCEED" icon. Enter the control number located onyour proxy card and follow the internet instruction.

(3) MARK, SIGN, DATE AND MAIL your proxy card in the enclosed postage-prepaid envelope. If you are voting by telephone or by the Internet, please do not return your proxy card.

      Please vote as soon as possible even if you currently plan to attend the meeting in person, so that your shares may be represented and voted at the annual meeting.

How Do I Vote If My Broker Holds My Shares in "Street Name"?

      After you read this document, you should follow the voting instructions provided by your broker.

If My Broker Holds My Shares in "Street Name," Will My Broker Vote My Shares for me?

      NO, NOT WITH RESPECT TO THE MERGER UNLESS YOU PROVIDE YOUR BROKER WITH INSTRUCTIONS ON HOW TO VOTE YOUR "STREET NAME" SHARES. If you do not provide instructions your broker will not be permitted to vote your shares on Proposal
(2) only. You should complete and return the enclosed form of proxy or be sure to provide your broker with instructions on how to vote your shares.

What Do I Do If I Want to Change My Vote?

      There are three ways in which you may revoke your proxy and change your vote:

      . First, you may send a written notice to our proxy solicitor, MacKenzie Partners, Inc. at the address provided at the end of the "Questions and Answers" stating that you would like to revoke your proxy. This notice must be received prior to the annual meeting.

      . Second, you may complete and submit a new, later-dated proxy by any of the three methods described above. The latest dated proxy actually received by Stanley Connecticut prior to the annual meeting will be the one that is counted, and all earlier proxies will be revoked.

      . Third, you may attend the annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You must vote in person at the meeting to revoke your proxy.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your proxy.

Who Do I Contact with Further Questions?

      Please call the company's proxy solicitor, MacKenzie Partners, Inc. at
(800) 322-2885 or write to them at 105 Madison Avenue, New York, New York 10016, or write us at Office of the Secretary, 1000 Stanley Drive, New Britain, Connecticut 06053.


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                         CHAPTER I - THE REORGANIZATION

                                     SUMMARY

      This summary highlights the material terms of the reorganization. To understand the transactions required to complete the reorganization of Stanley Connecticut more fully, you should read carefully this entire proxy statement/prospectus, including the annexes. The Agreement and Plan of Merger is attached as annex I to this proxy statement/prospectus. The Memorandum of Association and Bye-laws that will govern our company once we are domiciled in Bermuda and are attached as annexes II and III.

Parties to the Merger

      The Stanley Works.

      The Stanley Works, a Connecticut corporation, was founded in 1843 by Frederick T. Stanley and incorporated in 1852. Stanley is a worldwide producer of tools and door products for professional, industrial and consumer use. Stanley(R) is a brand recognized around the world for quality and value. At the end of 2001, Stanley employed approximately 14,400 people and had worldwide sales of approximately $2.6 billion.

      The Tools segment manufactures and markets carpenters, mechanics pneumatic and hydraulic tools as well as tool sets. These products are distributed directly to retailers (including home centers, mass merchants and retail lumber yards) and end users as well as through third party distributors. Carpenters tools include hand tools such as measuring instruments, planes, hammers, knives and blades, screwdrivers, saws, garden tools, chisels, boring tools, masonry, tile and drywall tools, as well as electronic stud sensors, levels, alignment tools and elevation measuring systems. The carpenters tools are marketed under the Stanley(R), FatMax(TM), MaxGrip(TM), Powerlock(R), IntelliTools(TM), Contractor Grade(TM), Dynagrip(R), AccuScape(R) and Goldblatt(R) brands.

      Mechanics tools include consumer, industrial and professional mechanics hand tools, including wrenches, sockets, electronic diagnostic tools, tool boxes and high-density industrial storage and retrieval systems. Mechanics tools are marketed under the Stanley(R), Proto(R), Mac(R), Husky(R), Jensen(R), Vidmar(R), ZAG(R) and Blackhawk(TM) brands.

      Pneumatic tools include BOSTITCH(R) fastening tools and fasteners (nails and staples) used for construction, remodeling, furniture making, pallet manufacturing and consumer use and pneumatic air tools marketed under the Stanley(R) brand (these are high performance, precision assembly tools, controllers and systems for tightening threaded fasteners used chiefly by vehicle manufacturers).

      Hydraulic tools include Stanley(R) hand-held and mounted hydraulic tools used by contractors, utilities, railroads and public works as well as LaBounty(R) mounted demolition hammers and compactors designed to work on skid steer loaders, mini-excavators, backhoes and large excavators.

      The Doors segment manufactures and markets commercial and residential doors, both automatic and manual, as well as closet doors and systems, home decor and door and consumer hardware. Products in the Doors segment include residential insulated steel, reinforced fiberglass and wood entrance door systems, vinyl patio doors, mirrored closet doors and closet organizing systems, automatic doors as well as related door hardware products ranging from hinges, hasps, bolts and latches to shelf brackets and lock sets. Door products are marketed under the Stanley(R), Magic-Door(R), WelcomeWatch(R), Stanley-Acmetrack(TM), Monarch(TM) and Acme(R) brands and are sold directly to end users and retailers as well as through third party distributors.

      The Stanley Works, Ltd.

      Stanley Bermuda is a newly formed Bermuda company and is currently wholly-owned by Stanley Connecticut. Stanley Bermuda has no significant assets or capitalization and has not engaged in any business or other activities other than in connection with its formation and the reorganization and related transactions. As a result of the reorganization, it will become the indirect parent holding company of Stanley Connecticut.


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      Stanley US Holdings, Inc.

      Stanley US Holdings, Inc. will be formed prior to the annual meeting as a Connecticut corporation and a wholly-owned subsidiary of Stanley Bermuda. Stanley US Holdings will be formed to accomplish the proposed merger and to hold all of the stock of Stanley Connecticut subsequent to the merger. Prior to the merger it will have no significant assets or capitalization unrelated to the merger and will not engage in any business or other activities except in connection with its formation and the reorganization and related transactions.

      Stanley Mergerco, Inc.

      Stanley Mergerco, Inc. will be formed prior to the annual meeting as a Connecticut corporation and a wholly-owned subsidiary of Stanley US Holdings. Stanley Mergerco will be formed to accomplish the proposed merger. Prior to the merger, it will have no significant assets or capitalization and will not engage in any business or other activities except in connection with its formation and the reorganization and related transactions.

      The principal executive offices of Stanley Connecticut are located at 1000 Stanley Drive, New Britain, Connecticut 06053 and the telephone number is (860) 225-5111. The address of the principal office of Stanley Bermuda is c/o The Corporate Center, Bush Hill, Bay Street, Bridgetown, Barbados and the telephone number is (246) 430-5300.


The Reorganization (See Page 14)


      Our Board of Directors has unanimously adopted and recommends that you approve the Agreement and Plan of Merger which changes your company's place of incorporation from Connecticut to Bermuda. The reorganization will be accomplished as follows:

            1. Stanley Mergerco will merge into Stanley Connecticut. Stanley Connecticut will be the surviving entity and become a wholly-owned, indirect subsidiary of Stanley Bermuda.

            2. In the merger, each outstanding share of Stanley Connecticut will automatically convert into the right to receive one common share of Stanley Bermuda. The current shareholders of Stanley Connecticut will own exactly the same number of Stanley Bermuda common shares as they currently own in Stanley Connecticut.

            3. After completion of the reorganization, you will own an interest in a Bermuda holding company which, through Stanley Connecticut and its subsidiaries will continue to conduct the business that Stanley Connecticut and its subsidiaries now conduct.

      Shareholders will be required to exchange their stock certificate(s) as a result of the merger. Each outstanding certificate representing shares of Stanley Connecticut shall automatically represent the right to receive the same number of Stanley Bermuda common shares. At the effective time of the merger, Stanley US Holdings and Stanley Mergerco will deposit certificates representing Stanley Bermuda common shares with EquiServe Trust Company, N.A., the exchange agent for the merger. The exchange agent will deliver certificates representing Stanley Bermuda common shares in exchange for certificates representing an equal number of shares of Stanley Connecticut common stock upon surrender of such certificates.


Reasons for the Reorganization (See Page 15)


      We believe that the reorganization will enhance shareholder value by creating a more favorable corporate structure, improving our global tax rate, improving global cash management, improving our attractiveness to non-U.S. investors and increasing operational flexibility. Greater cash flow would be invested to further earnings growth by developing higher growth product lines and higher growth businesses, reducing the amount of our debt and repurchasing stock. We anticipate the reorganization may result in significant tax savings net of tax costs. These savings are expected to result in a reduction in our annual effective tax rate from approximately 32% to within a range from 23% to 25% over the next several years as a result of the reorganization. However, we cannot give any assurance as to what our tax savings net of tax costs will ultimately be after the reorganization. After the


                                       6
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reorganization, our tax rate will depend on, among other things, the level and geographic mix of our earnings and any changes in tax laws, treaties and policies and the interpretation of such laws, treaties and policies in the jurisdictions where we operate which may reduce or eliminate any improvement in our global tax position. Our actual effective tax rate may vary materially from our expectation.

      We also expect that our improved cash flow will allow us to grow our business globally through acquisitions and product line growth. International activities are an important part of our current business. In 2001, our international revenues accounted for approximately 28% of total revenues. We have 45 manufacturing facilities around the world; 40% of these facilities are outside the United States. Close to 50% of our employees and over 30% of our fixed assets are outside of the United States. Expansion of our international business is an important part of our current business strategy, and we believe that significant growth opportunities exist in the international marketplace. Growth through acquisitions and investment in higher growth product lines are also important parts of our strategy. Some of that growth may come through acquisition of companies based outside of the United States. For example, two of the three major acquisitions made by Stanley Connecticut within the past five years have been of companies based outside of the United States. In light of this, the Board believes that the increased cash flow derived from reorganizing Stanley Connecticut as a Bermuda company will allow us to become more competitive outside of the U.S. and therefore implement our business strategy more effectively.


      The reorganization will expose you and us to some risks. For a discussion of the risk factors associated with the reorganization, please see the discussion under "Risk Factors" on page 12.

Conditions to Consummation of the Reorganization (See Page 17)


      The consummation of the reorganization is conditioned on several factors. For example, none of the parties may be subject to any governmental authority prohibiting the consummation of the reorganization, and the agreement and plan of merger must receive the affirmative vote of two-thirds of the voting power of Stanley Connecticut.


      For additional conditions, please see "The Reorganization -- The Merger Agreement -- Conditions to Consummation of the Merger" on page 17.

Shareholders' Appraisal Rights (See Page 19)


      Under the Connecticut Business Corporation Act, shareholders voting against the Agreement and Plan of Merger will not have appraisal rights.


Stock Exchange Listing; Recent Stock Prices (See Page 20)


      Stanley Bermuda has applied to list the Stanley Bermuda common shares on the New York Stock Exchange. We anticipate that immediately following the merger Stanley Bermuda's common shares will be listed on the New York Stock Exchange under the symbol "SWK," the same symbol under which Stanley Connecticut's common stock is currently listed. Based on prior transactions similar to the reorganization by companies contained in the S&P 500 Index, we believe that the pending change of domicile to Bermuda should not affect the status of the inclusion of the company in the S&P 500 Index.

      The closing price per share of our shares on the New York Stock Exchange was $xx.xx on [month day], 2002, the last trading day prior to the date of this proxy statement/prospectus. The high and low sales prices of Stanley Connecticut's common shares on the New York Stock Exchange were $44.25 and $42.87 on February 7, 2002, the last trading day before the public announcement of the reorganization.


Accounting Treatment of the Reorganization (See Page 20)


      The reorganization will be accounted for as a reorganization of entities under common control which will not result in changes in the historical consolidated carrying amount of assets, liabilities and shareholders' equity.


                                       7
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Rights of Shareholders (See Page 26)


      The principal attributes of Stanley Bermuda common shares and Stanley Connecticut common stock will be similar. There are differences, however, between the rights of shareholders under Connecticut law and Bermuda law. In addition, there are differences between our current restated certificate of incorporation and bylaws and Stanley Bermuda's memorandum of association and bye-laws. We encourage you to read the section entitled "Comparison of Rights of Shareholders" on page 26 for a more detailed discussion of these differences.

Information about Annual Meeting and Voting (See Page 39)

      Time, Date, Place. The annual meeting of shareholders will be held at 9:30 a.m., local time, on May 9, 2002, at The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut.

      Record Date. Only shareholders of record at the close of business on March 28, 2002, as shown in our records, will be entitled to vote, or to grant proxies to vote, at the annual meeting.


      Quorum. The presence, in person or by proxy, of shareholders holding a majority of the shares outstanding and entitled to vote at the annual meeting shall constitute a quorum.


Other Proposals to be Considered at the Annual Meeting (See Page 43)


      In addition to the reorganization, at the annual meeting you are being asked to consider proposals relating to the following matters:

      . the election of five directors to the Board of Directors of Stanley Connecticut; and

      . a proposal to approve Ernst & Young LLP as independent auditors of Stanley Connecticut for the fiscal year 2002.

      If the merger is approved by shareholders at the annual meeting, the Stanley Connecticut directors that are elected to the board together with the continuing directors of Stanley Connecticut will become the Board of Directors of Stanley Bermuda.


Vote Required (See Page 40)


      The approval of the Agreement and Plan of Merger will require the affirmative vote of two-thirds of the voting power of Stanley Connecticut outstanding as of the record date. Abstentions and broker non-votes will therefore be counted as votes against approval of the merger agreement.


      As long as holders representing at least a majority of the outstanding shares of Stanley Connecticut common stock outstanding as of March 28, 2002 are present at the annual meeting in person or by proxy, the proposal to appoint Ernst & Young LLP as independent auditors for the 2002 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast opposing the proposal. Directors will be elected by a plurality of votes cast at the annual meeting.


      As of the record date for the annual meeting, there were xx,xxx,xxx Stanley Connecticut shares outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates owned and were entitled to vote, in the aggregate, approximately xxx,xxx Stanley Connecticut shares, which represents approximately .xx% of the outstanding Stanley Connecticut shares. These persons have informed us that they intend to vote their shares in favor of the proposal to approve the Agreement and Plan of Merger and for each of the other proposals described herein.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS OF STANLEY CONNECTICUT UNANIMOUSLY ADOPTED THE AGREEMENT AND PLAN OF MERGER AND RECOMMENDS THAT YOU VOTE "FOR" ITS APPROVAL


                                       8
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AND "FOR" EACH OF THE OTHER PROPOSALS DESCRIBED IN THIS PROXY STATEMENT/
PROSPECTUS.

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                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The selected historical consolidated financial data of Stanley Connecticut in the table below were derived from Stanley Connecticut's audited consolidated financial statements as of and for the five years ended December 29, 2001, December 30, 2000, January 1, 2000, January 2, 1999 and January 3, 1998. This data should be read in conjunction with the audited consolidated financial statements of Stanley Connecticut, including the notes to the financial statements, incorporated by reference into this proxy statement/prospectus.

      We have not included data for Stanley Bermuda because it did not conduct business during any of the periods discussed below.

                                                          Years Ended December 29, 2001,
                                                       December 30, 2000, January 1, 2000,
                                                        January 2, 1999, January 3, 1998/1/
                                            -----------------------------------------------------------
                                            2001/A/      2000         1999/B/      1998/C/      1997/D/
                                            ------       ------       ------       ------       -------
                                                     (In millions, except per share date)
Income Statement Data

    Net sales .......................       $2,624       $2,749       $2,752       $2,729       $ 2,670

    Net earnings (loss) .............          158          194          150          138           (42)

Income Per Common Share Data
    Basic --
        Net earnings (loss) per share       $ 1.85       $ 2.22       $ 1.67       $ 1.54       $  (.47)

    Diluted --
        Net earnings (loss) per share       $ 1.81       $ 2.22       $ 1.67       $ 1.53       $  (.47)

Balance Sheet Data (at period end)

Total assets ........................       $2,056       $1,885       $1,891       $1,933       $ 1,759
Long-term debt ......................          197          249          290          345           284
Shareholders' equity ................          832          737          735          669           608
Dividends Per Share .................       $  .94       $  .90       $  .87       $  .83       $   .77

----------

/1/   Stanley Connecticut's fiscal year ends on the Saturday closest to December
      31.

A Includes restructuring-related charges and asset impairments of $72.4 million, or $.58 per share; a pension curtailment gain of $29.3 million, or $.22 per share; $11.2 million in special charges for business repositionings and initiatives at Mac Tools, or $.09 per share; $4.8 million, or $.04 per share, in special severance charges; $3.4 million, or $.04 per share, in special credits for tax benefits; and $6.4 million, or $.05 per share, in special inventory charges.

B Includes restructuring-related transition and other non-recurring costs of $54.9 million, or $.40 per share, a one time net restructuring credit of $21.3 million, or $.15 per share, a mechanics tools' special charge of $20.1 million, or $.14 per share, and a gain realized upon the termination of a cross-currency financial instrument of $11.4 million, or $.08 per share.

C Includes restructuring-related transition and other non-recurring costs of $85.9 million, or $.61 per share.

D Includes charges for restructuring and asset write-offs of $238.5 million, or $2.00 per share, related transition costs of $71.0 million, or $.49 per share, and a non-cash charge of $10.6 million, or $.07 per share, for a stock option grant as specified in Stanley Connecticut's employment contract with its chief executive officer.

Note: Earnings per share amounts within footnotes A through D above are net of taxes and are on a fully diluted basis.

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                     SUMMARY PRO FORMA FINANCIAL INFORMATION

      A pro forma condensed consolidated balance sheet for Stanley Bermuda is not presented in this proxy statement/prospectus because there would be no significant pro forma adjustments required to be made to the historical consolidated balance sheet of Stanley Connecticut as of December 29, 2001. That balance sheet is included in Stanley Connecticut's Annual Report on Form 10-K for the year ended December 29, 2001.

      A pro forma condensed consolidated income statement for Stanley Bermuda is not presented in this proxy statement/prospectus because there would be no significant pro forma adjustments required to be made to income from operations in the historical consolidated income statements of Stanley Connecticut for the year ended December 29, 2001. Those income statements are included in Stanley Connecticut's Annual Report on Form 10-K for the year ended December 29, 2001.


      If the reorganization were completed at the beginning of 2001, Stanley Connecticut believes the worldwide effective tax rate would have been approximately 24.6% as compared to the actual worldwide rate of 33% reported for the year. More specifically, the 2001 provision for worldwide income taxes of $78.4 million would be reduced to $58.3 million; this equates to an 8.5% reduction in the overall worldwide effective income tax rate.

      The computation of tax savings for years after 2001 was based upon an estimate of the incremental reduction of income taxes in the range of $25.0 to $32.0 million per year. Stanley Connecticut used these estimates of tax reduction (assuming the reorganization were completed as of the beginning of the year) to recompute our worldwide tax provision against forecasted earnings. For purposes of this computation, Stanley Connecticut assumed that for years 2002 and forward, its effective tax rate would have been 32% (if the benefits of the reorganization had not taken effect). The range of tax savings and effective tax rates stems from the fact that the amount of the tax (and thus the tax savings) will be, in part, a function of Stanley Bermuda's future earnings, which earnings may be variable.


      Costs incurred in connection with the reorganization are not expected to be material.

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

                                  RISK FACTORS

Certain Stanley Connecticut Shareholders Will Recognize a Taxable Gain as a Result of Exchanging their Stanley Connecticut Common Stock for Stanley Bermuda Common Shares in the Reorganization

      Our tax advisor, Ernst & Young LLP, has advised us that generally for U.S. federal income tax purposes shareholders who are U.S. holders will recognize gain, if any, but not loss, on the receipt of Stanley Bermuda common shares in exchange for Stanley Connecticut common stock pursuant to the reorganization. Such a holder will generally recognize gain equal to the excess, if any, of the trading price of the Stanley Bermuda common shares received in exchange for Stanley Connecticut common stock in the reorganization over the holder's adjusted tax basis in the shares of Stanley Connecticut common stock exchanged therefor. Generally, any such gain will be capital gain. Shareholders will not be permitted to recognize any loss realized on the exchange of their shares of Stanley Connecticut common stock in the reorganization. In such case, the aggregate adjusted tax basis in the Stanley Bermuda common shares received would equal the aggregate adjusted tax basis of their shares of Stanley Connecticut common stock. Thus, subject to any subsequent increases in the trading price of Stanley Bermuda common shares, any loss would be preserved. The holding period for any Stanley Bermuda common shares received by a U.S. holder recognizing gain with respect to the reorganization should begin the day after the effective date of the reorganization. The holding period for any Stanley Bermuda common shares received by U.S. holders with a loss on their Stanley Connecticut common stock will include the holding period of the Stanley Connecticut common stock exchanged for those shares.

      WE URGE YOU TO CONSULT YOUR TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES OF THE REORGANIZATION.

The Benefits of the Reorganization Could be Reduced or Eliminated if There Are Unfavorable Changes in or Interpretation of Tax Laws


     Several members of the United States Congress have introduced legislation that, if enacted, would have the effect of eliminating the anticipated tax benefits of the transaction. On March 6, 2002, Representative Richard E. Neal (along with 18 co-sponsors) introduced legislation (H.R. 3884) that, for U.S. federal tax purposes, would treat a foreign corporation, such as Stanley Bermuda, that undertakes a corporate expatriation transaction such as the reorganization as a domestic corporation and, thus, such foreign corporation would be subject to U.S. federal income tax. The Neal Legislation is proposed to be effective for corporate expatriation transactions completed after September 11, 2001. Representative James H. Maloney has also introduced legislation that is substantially similar to the Neal Legislation including a September 11, 2001 effective date (H.R. 3922). Furthermore, Representative Scott McInnis has also introduced legislation that is substantially similar to the Neal Legislation, except that it is proposed to apply to transactions after December 31, 2001 (H.R. 3857). If any of the Neal Legislation, the Maloney Legislation or the McInnis Legislation were enacted with their proposed effective dates, the anticipated tax savings from the reorganization would not be realized. In addition, the Chairman and the Ranking Minority Member of the Senate Finance Committee announced at a committee hearing on March 21, 2002, that they intend to introduce legislation attacking corporate expatriation transactions.

     Several other members of the United States Congress and the Treasury Department have recently announced the intent to investigate transactions such as the reorganization. As a result of the increased scrutiny of such transactions, changes in the tax laws, tax treaties or tax regulations may occur, with prospective or retroactive effect, which would eliminate or substantially reduce the anticipated tax benefits of the reorganization or subject the company to material tax liability as a result of the reorganization. If in response to any such changes the reorganized company or its subsidiaries undertake a corporate restructuring, such restructuring could result in additional material tax liability to the company or its shareholders.


      In addition, the IRS or other taxing authority could disagree with our assessment of the effects or interpretation of existing laws, regulations and treaties (including Stanley Bermuda's treatment as a tax resident of Barbados), which could subject the company to material tax liability as a result of the reorganization or subject the future operations of the reorganized company and its subsidiaries to material tax liability.

The Benefits of the Reorganization Could be Reduced or Eliminated if the IRS Successfully Challenges the Tax Treatment of the Reorganization

      We believe that Stanley Connecticut should not incur a material amount of U.S. federal income or withholding tax as a result of the reorganization. It should be noted, however, that the IRS may not agree with this conclusion. If the IRS were to challenge successfully the tax treatment of the reorganization, this could result in the company being liable for a material amount of taxes. Liability for a material amount of taxes could reduce or eliminate the expected tax benefits of the reorganization and could also have an adverse impact on the company's liquidity and capital resources.

Stanley Bermuda May Become Subject to a Material Amount of U.S. Corporate Income Tax, Which Would Reduce Stanley Bermuda's Net Income.

      Stanley Connecticut currently is subject to U.S. corporate income tax on its worldwide income. After the reorganization, Stanley Connecticut and its subsidiaries will continue to be subject to U.S. corporate income tax on their operations. Stanley Bermuda anticipates that its non-U.S. operations will not be subject to U.S. corporate income tax other than withholding taxes imposed on U.S. source dividend and interest income.

      Stanley Bermuda and other non-U.S. Stanley affiliates intend to conduct their operations in a manner that will cause them not to be engaged in the conduct of a trade or business in the U.S. Stanley Bermuda intends to comply with guidelines developed by its tax advisors designed to ensure that Stanley Bermuda and its non-U.S. affiliates do not engage in the conduct of a U.S. trade or business, and thus, Stanley Bermuda and its non-U.S. affiliates believe that they should not be required to pay U.S. corporate income tax, other than withholding tax on U.S. source dividend and interest income. However, if the IRS successfully contends that Stanley Bermuda or any of its non-U.S. affiliates are engaged in a trade or business in the U.S., Stanley Bermuda or that non-U.S. affiliate would be required to pay U.S. corporate income tax on income that is subject to the taxing jurisdiction of the U.S., and possibly the U.S. branch profits tax. Any such tax payments would reduce Stanley Bermuda's net income.

The Enforcement of Judgments in Shareholder Suits Against Stanley Bermuda May Be More Difficult Because Stanley Bermuda is Incorporated in Bermuda.

      Stanley Bermuda is a Bermuda company. As a result, it may be difficult for you to effect service of process within the United States or to enforce judgments obtained against Stanley Bermuda in United States courts. Stanley Bermuda will irrevocably agree that it may be served with process with respect to actions based on offers and sales of securities made in the United States by having Stanley Connecticut, located at 1000 Stanley Drive, New Britain, Connecticut 06053, be its United States agent appointed for that purpose.

      Stanley Bermuda has been advised by its Bermuda counsel, Appleby, Spurling & Kempe, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. Stanley Bermuda has also been advised by Appleby, Spurling & Kempe that a final and conclusive judgment obtained in a court of competent jurisdiction in the United States under which a sum of money is payable as compensatory damages may be the subject of an action in the Supreme Court of Bermuda under the common law doctrine of obligation, by action on the debt evidenced by the court's judgment. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

      . the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and

      . the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law.

      A Bermuda court may impose civil liability on Stanley Bermuda or its directors or officers in a suit brought in the Supreme Court of Bermuda against Stanley Bermuda or such persons with respect to facts that constitute a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

Anti-takeover Provisions in Stanley Bermuda's Bye-laws and its Shareholders Rights Plan Will Maintain Certain Existing Anti-takeover Provisions of Stanley Connecticut.

      Similar to the current authority of Stanley Connecticut's board of directors, the board of directors of Stanley Bermuda may issue preferred shares and determine their rights and qualifications. The issuance of preferred shares may delay, defer or prevent a merger, amalgamation, tender offer or proxy contest involving Stanley Bermuda. This may cause the market price of Stanley Bermuda's shares to decrease significantly.

      In addition, provisions in Stanley Bermuda's bye-laws and shareholders rights plan, which replicate certain provisions of Stanley Connecticut's restated certificate of incorporation, bylaws and its shareholders rights plan, could discourage unsolicited takeover bids from third parties or the removal of incumbent management. These provisions include:

      .     a classified board of directors;

      . the requirement that 80% of the voting power of Stanley Bermuda approve certain business combinations, unless those business combinations are approved by two-thirds of the continuing directors of Stanley Bermuda or meet certain fair price requirements set forth in Stanley Bermuda's bye-laws; and

      . the possible dilution of a potential acquiror's interest in Stanley Bermuda as a result of the operation of its shareholders rights plan.

Your Rights as a Shareholder Will Change as a Result of the Reorganization Because Stanley Bermuda's Organizational Documents Are Different from those of Stanley Connecticut.


      Because of differences in Bermuda law and Connecticut law and differences in the governing documents of Stanley Bermuda and Stanley Connecticut, your rights as a shareholder will change if the reorganization is completed. For a description of these differences, see "Comparison of Rights of Shareholders" beginning on page 26.


                               THE REORGANIZATION

Structure of the Reorganization

      The Board of Directors has unanimously adopted and recommends that you approve the Agreement and Plan of Merger whereby we will change our domicile from Connecticut to Bermuda. The reorganization will be accomplished as follows:

            1. Stanley Mergerco will merge into Stanley Connecticut. Stanley Connecticut will be the surviving entity and become a wholly-owned, indirect subsidiary of Stanley Bermuda.

            2. In the merger, each outstanding share of Stanley Connecticut will automatically convert into the right to receive one common share of Stanley Bermuda. The current shareholders of Stanley Connecticut will own exactly the same number of Stanley Bermuda common shares as they currently own in Stanley Connecticut.

            3. After completion of the reorganization, you will own an interest in a Bermuda holding company which, through Stanley Connecticut and its other subsidiaries, will continue to conduct the business that Stanley Connecticut and its subsidiaries now conduct.

Background and Reasons for the Reorganization

      Global Tax Position

      The board is recommending the reorganization in part because it believes that the reorganization will improve our global tax position and should maximize potential growth and cash flow. We anticipate that the reorganized structure may enhance our ability to realize significant tax savings net of tax costs. These savings are expected to result in a reduction in our annual tax rate from approximately 32% to within a range of 23% to 25% over the next several years as a result of the reorganization. However, we cannot give any assurance as to what our tax savings net of tax costs will be after the reorganization. After the reorganization our tax rate will depend on, among other things, the level and geographic mix of our earnings and any changes in tax laws, treaties and policies and the interpretation of such laws, treaties and policies in the jurisdictions where we operate which may reduce or eliminate any improvement in our global tax position. Our actual effective tax rate may vary materially from our expectation. We believe the improvement in cash flow will enable us:

      .     to maximize existing business growth;

      . to commit additional capital to development of higher growth product lines and international businesses; and

      . to position the company to reduce the amount of its debt and repurchase our stock.

      Stanley Bermuda will be indirectly subject to U.S. tax on income earned from its U.S. business much as we are now. However, we believe the reorganization:

      .     may improve our global tax position;

      . may facilitate foreign tax savings through a more flexible corporate structure; and

      . may provide future U.S. tax savings to the extent that new foreign businesses may be held by Stanley Bermuda without any intervening U.S. owners.

      Thus, the new corporate structure should give us greater operational flexibility in seeking to lower our worldwide tax liability and effective tax rate. We believe that our improved cash flow and operational flexibility will allow us to be more competitive in our business by permitting us to implement our business strategy and grow our company more effectively.


      It is important to note that several members of the United States Congress have introduced legislation that, if enacted, would have the effect of eliminating the anticipated tax benefits of the transaction. On March 6, 2002, Representative Richard E. Neal (along with 18 co-sponsors) introduced legislation (H.R. 3884) that, for U.S. federal tax purposes, would treat a foreign corporation, such as Stanley Bermuda, that undertakes a corporate expatriation transaction such as the reorganization as a domestic corporation and, thus, such foreign corporation would be subject to U.S. federal income tax. The Neal Legislation is proposed to be effective for corporate expatriation transactions completed after September 11, 2001. Representative James H. Maloney has also introduced legislation that is substantially similar to the Neal Legislation including a September 11, 2001 effective date (H.R. 3922). Furthermore, Representative Scott McInnis has also introduced legislation that is substantially similar to the Neal Legislation, except that it is proposed to apply to transactions after December 31, 2001 (H.R. 3857). If any of the Neal Legislation, the Maloney Legislation or the McInnis Legislation were enacted with their proposed effective dates, the anticipated tax savings from the reorganization would not be realized. In addition, the Chairman and the Ranking Minority Member of the Senate Finance Committee announced at a committee hearing on March 21, 2002, that they intend to introduce legislation attacking corporate expatriation transactions.

     Several other members of the United States Congress and the Treasury Department have recently announced the intent to investigate transactions such as the reorganization. As a result of the increased scrutiny of such transactions, changes in the tax laws, tax treaties or tax regulations may occur, with prospective or retroactive effect, which would eliminate or substantially reduce the anticipated tax benefits of the reorganization or subject the company to material tax liability as a result of the reorganization. If in response to any such changes the reorganized company or its subsidiaries undertake a corporate restructuring, such restructuring could result in additional material tax liability to the company or its shareholders.

      International Growth

      We also expect that our improved cash flow will allow us to grow our business globally through acquisitions and product line growth. International activities are an important part of our current business. In 2001, our international revenues accounted for approximately 28% of total revenues. We have 45 manufacturing facilities around the world; 40% of these facilities are outside the United States. Close to 50% of our employees and over 30% of our fixed assets are outside of the United States. Expansion of our international business is an important part of our current business strategy, and we believe that significant growth opportunities exist in the international marketplace. Growth through acquisitions and investment in higher growth product lines are also important parts of our strategy. Some of that growth may come through acquisition of companies based outside of the United States. For example, two of the three major acquisitions made by Stanley Connecticut within the past five years have been of companies based outside of the United States. In light of this, the Board believes that the increased cash flow derived from reorganizing Stanley Connecticut as a Bermuda company will allow us to implement our business strategy more effectively.

      Potential Expansion of Investor Base

      The board also believes that the reorganization will increase Stanley Bermuda's attractiveness to non-U.S. investors. Distributions with respect to stock in a U.S. corporation to nonresident aliens could be subject to withholding taxes under the Internal Revenue Code of 1986, as amended. In addition, estate taxes are payable in some cases in respect of the value of shares in a U.S. corporation owned by a non-U.S. investor. As we will be a non-U.S. corporation following the reorganization, these taxes will generally no longer be applicable to non-U.S. investors. Under existing Bermuda law, there will be no Bermuda income or withholding tax on dividends paid by Stanley Bermuda to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Stanley Bermuda common shares (other than by shareholders resident in Bermuda). Stanley Bermuda is not aware of any other taxes that non-U.S. residents might incur that could discourage an investment in Stanley Bermuda as compared to an investment in Stanley Connecticut. As a result, non-U.S. investors may be more receptive to an investment in Stanley Bermuda common shares potentially increasing the liquidity in the market for Stanley Bermuda common shares.

      Likewise, under existing Barbados law (the country in which Stanley Bermuda will be centrally managed and controlled and therefore tax resident), there will be no income or withholding tax on dividends, if any, paid by Stanley Bermuda to its shareholders resident outside of Barbados. Furthermore, shareholders will not be subject to any Barbados taxation on the sale or other transfer (including by gift or on the death of the shareholder) of Stanley Bermuda common shares.

      Other Considerations

      In addition to the potential benefits described above, the board of directors of Stanley Connecticut considered certain countervailing factors in its analysis of the reorganization.


      . The board of directors considered the fact that Stanley Connecticut shareholders that are U.S. holders will recognize a taxable gain as a result of the reorganization to the extent that the trading price of the Stanley Bermuda common shares received by the U.S. holder on the effective date of the reorganization exceeds such holder's adjusted tax basis in the Stanley Connecticut common stock exchanged therefor.

      . The board of directors considered the fact that taxing authorities may take actions to limit or eliminate the benefits expected to result from the reorganization.

      . The board of directors considered whether there would be any negative effects resulting from Stanley Bermuda being incorporated outside the United States on its relationships with customers, suppliers and employees and determined that those relationships should not be negatively affected since the company's business operations and the location of its corporate headquarters will remain unchanged.

      The foregoing discussion of the information and factors considered by the board of directors is not intended to be complete, but includes the material factors considered. The board of directors did not assign particular weight or rank to the factors it considered in approving the reorganization. In considering the factors described above, individual members of the board of directors may have given different weight to various ones. The board of directors concluded that the positive aspects of the reorganization significantly outweighed the foregoing countervailing factors.


      Recommendation of the Board of Directors



      On February 7, 2002, the board of directors of Stanley Connecticut unanimously adopted the Agreement and Plan of Merger and recommends that shareholders vote "FOR" its approval. The board of directors of Stanley Connecticut has not revisited this determination since the introduction of the Neal Legislation, the Maloney Legislation or the McInnis Legislation and no assurances can be given that the anticipated benefits of the reorganization will be realized.


The Merger Agreement

      Stanley Connecticut and Stanley Bermuda have entered into the merger agreement which is the legal document that governs the merger. Prior to the annual meeting and pursuant to the plan of reorganization, Stanley US Holdings, Inc. and Stanley Mergerco, Inc. will adopt the documents necessary to effect their formation and capitalization and will enter into the merger agreement, and Stanley US Holdings, as Stanley Mergerco's sole shareholder, will approve the merger agreement in accordance with applicable law. We recommend that you read carefully the complete merger agreement for the precise legal terms of the merger and other information that may be important to you. The merger agreement is included in this proxy statement/prospectus as annex I.

Conditions to Consummation of the Merger

      The merger will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

      . the merger agreement is approved by the affirmative vote of two-thirds of the voting power of Stanley Connecticut outstanding as of the record date;

      . none of the parties to the merger agreement is subject to any governmental decree, order or injunction that prohibits the consummation of any of the steps in the reorganization;

      . the registration statement of which this proxy statement/prospectus is a part is declared effective by the Securities and Exchange Commission, and no stop order is in effect; and

      . all consents and approvals required by any governmental or regulatory agency and all other material third-party consents are received, including the approval of the reorganization by the Connecticut Department of Public Utility Control which is required because of Stanley Connecticut's ownership of an electric company based in New Britain, Connecticut.

      We are a party to agreements that require the consent of third parties prior to the implementation of the merger. We believe that we will obtain all material consents required prior to the completion of the merger and that the failure to obtain any other consents will not have a material impact on our business or our ability to consummate the reorganization.

Effective Time

      If the merger agreement is approved by the requisite vote of our shareholders, the merger will become effective upon the effective date of the certificate of merger filed with the Secretary of State of the State of Connecticut in accordance with Connecticut law. Stanley Connecticut expects to file the certificate of merger and have the merger become effective as promptly as possible following the annual meeting.

      In the event the conditions to the merger are not satisfied, the merger may be abandoned or delayed even after the merger agreement has been approved by our shareholders. In addition, the merger may be abandoned or delayed for any reason by the board of directors of Stanley Connecticut at any time prior to its becoming effective, even though the merger agreement has been approved by our shareholders and all conditions to the merger have been satisfied.

Amendment or Termination

      The merger agreement may be amended, modified or supplemented at any time before or after its approval. However, after approval, no amendment, modification or supplement may be made or effected that does any of the following:

      . alters or changes the amount or kind of shares to be received by shareholders in the merger;

      . alters or changes any term of the certificate of incorporation of the surviving corporation, except for alterations or changes that could otherwise be approved by the directors of the surviving corporation; or

      . alters or changes any other terms and conditions of the merger agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of Stanley Connecticut common stock.

      Our board of directors may terminate the merger agreement and abandon the merger at any time prior to its effectiveness.

Share Conversion; Exchange of Shares

      Each share of Stanley Connecticut common stock (together with the associated preferred stock repurchase right) will automatically convert into the right to receive one common share (together with an associated preferred share repurchase right) of Stanley Bermuda upon the consummation of the merger.

      If you desire to sell some or all of your Stanley Bermuda common shares after the effective date of the merger, delivery of the stock certificate(s) which previously represented shares of Stanley Connecticut common stock will be sufficient. Your right to sell shares of Stanley Connecticut before the effective date of the merger will also not be affected.

      We have appointed EquiServe Trust Company, N.A., to handle the exchange of Stanley Connecticut stock certificates for Stanley Bermuda common share certificates. Prior to the merger, Stanley US Holdings and Stanley Mergerco will deposit certificates representing a sufficient number of Stanley Bermuda common shares with the exchange agent for the purpose of enabling shareholders to exchange their Stanley Connecticut common stock certificates for certificates representing an equal number of Stanley Bermuda common shares. Soon after the closing of the merger, the exchange agent will send a letter of transmittal to each former holder of Stanley Connecticut common stock. This letter of transmittal is to be used to exchange Stanley Connecticut stock certificates for Stanley Bermuda share certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering Stanley Connecticut stock certificates. You should not return your Stanley Connecticut stock certificates with the enclosed proxy card.

      Stanley Connecticut shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive share certificates representing the common shares of Stanley Bermuda into which their shares of Stanley Connecticut have been converted in the merger. After the merger, each certificate that previously represented shares of Stanley Connecticut common stock will represent only the right to receive the common shares of Stanley Bermuda into which those shares of Stanley Connecticut common stock have been converted.

      After the merger becomes effective, Stanley Connecticut will not register any further transfers of shares of Stanley Connecticut common stock. Any certificates for Stanley Connecticut shares that you present for registration after the effective time of the merger will be exchanged for Stanley Bermuda common shares.

      If you surrender a Stanley Connecticut stock certificate and request the new Stanley Bermuda certificate to be issued in a name other than the one appearing on the surrendered certificate, you must endorse the stock certificate or otherwise prepare it to be in proper form for transfer.

Management of Stanley Bermuda

      Assuming the merger agreement is approved, the directors elected at the annual meeting of Stanley Connecticut and the continuing directors of Stanley Connecticut will become the board of directors of Stanley Bermuda. When the reorganization is completed, all of the executive officers of Stanley Connecticut will become executive officers of Stanley Bermuda.

Required Vote for the Reorganization

      In order to complete the reorganization, the merger agreement must be approved by the affirmative vote of two-thirds of the voting power of Stanley Connecticut outstanding as of the record date. Because of this vote requirement, abstentions will have the same effect as votes against the proposal to approve the merger agreement. The failure of a shareholder to submit a form of proxy or to vote in person at the meeting will also have the effect of a vote against the approval of the merger agreement. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on many "routine" proposals when they have not received instructions from beneficial owners. Under these rules, brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters like the merger. Thus, absent specific instructions from you, your broker is not empowered to vote your shares with respect to the approval of the merger agreement (i.e., "broker non-votes"). Since an affirmative vote by two-thirds of the voting power of Stanley Connecticut is required for approval of the merger agreement, a broker non-vote will have the same effect as a vote against the merger agreement.

      As of the record date for the annual meeting, there were xx,xxxx,xxx shares of Stanley Connecticut common stock outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates owned and were entitled to vote, in the aggregate, approximately xxx,xxx shares of Stanley Connecticut common stock, which represents approximately .xx % of the outstanding Stanley Connecticut common stock. These persons have informed us that they intend to vote their shares in favor of the proposal to approve the merger agreement and for each of the other proposals described herein.

Shareholders' Appraisal Rights

      Under the Connecticut Business Corporation Act, you will not have appraisal rights in connection with the merger because, among other reasons, the shares of Stanley Connecticut are, and the shares of Stanley Bermuda to be delivered in connection with the merger will be, listed on the New York Stock Exchange.

Dividends

      We have paid cash dividends of $0.23 per share for the first two quarters of 2001 and $0.24 per share for the third and fourth quarters of 2001 and the first quarter of 2002. Although Stanley Bermuda expects to continue to pay quarterly cash dividends following the reorganization, any future declaration and payment of dividends by Stanley Bermuda will continue to be:

      . dependent upon its results of operations, financial condition, cash requirements and other relevant factors;

      .     subject to the discretion of its board of directors;

      .     subject to the ability of its subsidiaries to pay dividends; and

      . subject to the reasonable belief by its board of directors that after the payment is made, Stanley Bermuda would be able to pay its liabilities as they become due or that the realizable value of Stanley Bermuda's assets would not be less than the aggregate value of its liabilities and its issued share capital and share premium account.

      The share premium account is made up of the excess of the consideration paid on the issuance of shares over the aggregate par value of such shares. Share premium may be distributed in certain limited circumstances. For example, it may be used to pay-up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation.

      Any dividends declared by Stanley Bermuda will not be paid to holders of Stanley Connecticut stock certificates in respect of the common shares of Stanley Bermuda into which the Stanley Connecticut shares represented by those certificates have been converted until the Stanley Connecticut stock certificates are surrendered to the exchange agent.

Stock Compensation Plans; Benefit Plans and Employment Agreements

      If the reorganization is completed, we will amend our employee and director stock option and other stock-based plans and arrangements (including plans tied to performance) (1) to provide that Stanley Connecticut will continue to sponsor the employee plans and Stanley Bermuda will assume sponsorship of certain director plans, (2) to provide that common shares of Stanley Bermuda will be issued upon the exercise of any options or the payment of any other stock-based awards under the plans and arrangements, and (3) otherwise to reflect appropriately the substitution of common shares of Stanley Bermuda for common stock of Stanley Connecticut under the plans and arrangements and related agreements. Your approval of the merger will also constitute approval of those amendments to our stock option and other stock-based plans and arrangements providing for future use of Stanley Bermuda common shares in lieu of common stock of Stanley Connecticut after the merger.

      In addition, Stanley Connecticut will amend or replace certain plans or agreements that include change in control provisions, as appropriate, such that those provisions will apply to a change in control of Stanley Bermuda, rather than Stanley Connecticut.

Stock Exchange Listing

Our common stock is currently listed on both the New York Stock Exchange and Pacific Exchange. There is currently no established public trading market for the common shares of Stanley Bermuda. We have made an application so that, immediately following the reorganization, the common shares of Stanley Bermuda will be listed on the New York Stock Exchange under the symbol "SWK," the same symbol under which Stanley Connecticut common stock is currently listed. Following the merger, we do not intend to continue our listing on the Pacific Exchange. Accordingly, the Stanley Bermuda common shares will not trade on the Pacific Exchange. Based on prior transactions similar to the reorganization by companies included in the S&P 500 Index, we believe that changing our domicile from Connecticut to Bermuda should not affect the inclusion of the Stanley Bermuda's common shares in the S&P 500 Index.

Accounting Treatment of the Reorganization

      The reorganization will be accounted for as a reorganization of entities under common control which will not result in changes in the historical consolidated carrying amounts of assets, liabilities and shareholders' equity.

                        DESCRIPTION OF AUTHORIZED SHARES
                           OF THE STANLEY WORKS, LTD.

      The memorandum of association and bye-laws of Stanley Bermuda and The Companies Act 1981 (Bermuda) (the "Companies Act") govern the terms of the share capital of Stanley Bermuda. The memorandum of association of Stanley Bermuda is attached to this proxy statement/prospectus as Annex II. Prior to the completion of the merger, the authorized share capital of Stanley Bermuda will be altered as discussed in the following paragraph. The amended and restated bye-laws of Stanley Bermuda which will be in effect upon consummation of the merger are attached to this proxy statement/prospectus as annex III. The following discussion is a summary of the terms of the share capital of Stanley Bermuda that will be in effect immediately following the merger. The complete text of Stanley Bermuda's memorandum of association and its amended and restated bye-laws which are attached as annexes II and III, respectively, and incorporated by reference. We encourage you to read those documents carefully.

Authorized Share Capital

      Immediately following the merger, Stanley Bermuda's share capital will be US$2,100,000 divided into 200,000,000 common shares, par value US$0.01 per share, and 10,000,000 preferred shares, par value US$0.01 per share, which preferred shares may be designated and created as shares of any other classes or series of preferred shares with the respective rights and restrictions determined by the board of directors.

Voting

      The holders of Stanley Bermuda common shares will be entitled to one vote per share on all matters submitted to a vote of the shareholders.

      The Stanley Bermuda common shares are not subject to cumulative voting.

      There are no other limitations imposed by Bermuda law or Stanley Bermuda's amended and restated bye-laws on the right of shareholders who are not Bermuda residents to hold or vote their Stanley Bermuda common shares.

Dividend Rights

      Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends and other distributions on the issued Stanley Bermuda common shares and authorize payment of such dividends and other distributions. Such dividends or other distributions may be in cash, shares or property of Stanley Bermuda out of assets or funds legally available therefor.

Redemption and Conversion

      Stanley Bermuda common shares will not be convertible into shares of any other class or series or be subject to redemption either by Stanley Bermuda or the holders of the common shares.

Stock Exchange Listing

      Immediately following the merger, we anticipate that Stanley Bermuda's common shares will be listed on the New York Stock Exchange under the symbol "SWK," the same symbol under which Stanley Connecticut's common stock is currently listed.

Changes to Rights of a Class or Series

      The Companies Act provides that the rights attached to any class or series of common shares of Stanley Bermuda, unless otherwise provided by the terms of that class or series, may be varied only with the consent in writing of the holders of three-fourths of that class or series or by a resolution passed by the affirmative vote of a majority of the total number of votes of the shares of such class or series present at a separate general meeting of holders of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series held. Outstanding shares will not be deemed to be varied by the creation or issue of shares that rank in any respect prior to or equivalent with those shares.

Quorum for General Meetings

      The holders of shares entitling them to exercise a majority of the voting power of Stanley Bermuda on the relevant record date shall constitute a quorum to hold a general meeting of the shareholders.

Rights upon Liquidation

      Upon the liquidation of Stanley Bermuda, after the full amounts that holders of any issued shares ranking senior to the common shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of Stanley Bermuda's common shares are entitled to receive pro rata any remaining assets of Stanley Bermuda available for distribution to the holders of common shares. The liquidator may deduct from the amount payable in respect of those common shares any liabilities the holder has to or with Stanley Bermuda. The assets received by the holders of Stanley Bermuda common shares in a liquidation may consist in whole or in part of property which is not required to be of the same kind for all shareholders.

Sinking Fund

      Stanley Bermuda's common shares have no sinking fund provisions.

Liability for Further Calls or Assessments

      Stanley Bermuda's common shares to be issued in the merger will be duly and validly issued, fully paid and nonassessable.

Preemptive Rights

      Holders of Stanley Bermuda's common shares will have no preemptive or preferential right to purchase any securities of Stanley Bermuda.

Repurchase Rights

      The board of directors may, at its discretion, authorize the purchase by Stanley Bermuda of its own shares of any class, at any price (whether at par or above or below par), as long as such purchase is made in accordance with the provisions of the Companies Act.

Compulsory Acquisition of Shares Held by Minority Holders

      An acquiring party is generally able to acquire compulsorily the common shares of minority holders in one of the following ways:

      . By a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement is made by obtaining the consent of Stanley Bermuda, the consent of the court and approval of the arrangement by holders of the common shares (1) representing in the aggregate a majority in number of the shareholders present at the meeting held to consider the arrangement and (2) holding at least 75% of all the issued common shares taken together as a class. If a scheme of arrangement receives all necessary consents, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

      . If the acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by the acquiring party (the "offeror"). If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by the offeror, obtained the approval of or acquired 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months after the end of that four month period, require by a

            "Notice of Acquisition" any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares. Nontendering shareholders have a one-month period from the date of the Notice of Acquisition in which to apply to a court to enjoin the company acquisition.

      . By acquiring pursuant to a notice given to the remaining shareholders or class of shareholders where the acquiring party holds not less than 95% of the shares or the class of shares of the company, the shares of such remaining shareholders or class of shareholders. When such a notice is given, the purchaser is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in such notice, unless the remaining shareholder applies to the court for an appraisal of the value of their shares. This provision only applies where the purchaser offers the same terms to all holders of shares whose shares are being acquired.

Transfer Agent

      The transfer agent and registrar for the Stanley Bermuda common shares will be EquiServe Trust Company, N.A.

Preferred Shares

      The board of directors of Stanley Bermuda may issue preferred shares in one or more classes or series, and fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as are provided in the resolutions approved by the board of directors providing for the issuance of such class or series. The Stanley Bermuda board of directors in authorizing such class or series may provide that any such class or series may be:

      . subject to redemption at the option of the company or the holders, or both, at such time or times and at such price or prices;

      . entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

      . entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Stanley Bermuda; or

      . convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of Stanley Bermuda at such price or prices or at such rates of exchange and with such adjustments;

in each case, as set forth in the resolutions authorizing the class or series of preferred shares.

Anti-Takeover Provisions

      Stanley Bermuda's amended and restated bye-laws have provisions that could have an anti-takeover effect. These provisions are intended to replicate provisions currently in Stanley Connecticut's restated certificate of incorporation and bylaws. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage transactions that may involve an actual or threatened change of control of Stanley Bermuda.

      The bye-laws provide that Stanley Bermuda's board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the election of directors of Stanley Bermuda. The board of directors does not have the power to remove directors. As long as a quorum of directors remains and is present, vacancies on the board of directors may be filled by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

      The bye-laws also provide that the board of directors will consist of not less than seven nor more than eighteen persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees.

      The bye-laws of Stanley Bermuda provide that at any annual general meeting, only such business shall be conducted as shall have been brought before the meeting that is specified in the notice of meeting given by or at the direction of the board of directors, otherwise properly brought before the annual meeting by or at the direction of the board of directors, by any shareholder who complies with certain procedures set forth in the bye-laws or by any shareholder pursuant to the valid exercise of power granted under the Companies Act. For business to be properly brought before an annual general meeting by a shareholder, the shareholder must have given proper written notice as specified in the bye-laws and satisfied all requirements under applicable rules promulgated by the Securities and Exchange Commission. To be timely for consideration at an annual general meeting, a shareholder's notice must be received by the Secretary at Stanley Bermuda's principal offices not less than sixty days nor more than ninety days prior to the anniversary date of the immediately preceding annual general meeting of shareholders; provided, however, that in the event that the annual general meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual general meeting was mailed or such public disclosure of the date of the annual general meeting was made, whichever first occurs. In order for a shareholder to nominate directors in connection with an annual general meeting of shareholders, a shareholder's notice of his intention to make such nominations must be received in proper written form as specified in the bye-laws of Stanley Bermuda by the Secretary of Stanley Bermuda within the time limits described above.

      Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Stanley Bermuda's common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of common shares required or permitted to take such action. Under the bye-laws, special general meetings may be called at any time by any of the Chairman of the board of directors, the Deputy Chairman, the President or the board of directors or when requisitioned by shareholders pursuant to the provisions of the Companies Act. The Companies Act currently permits shareholders holding 10% of the shares of a company entitled to vote at general meeting to requisition a special general meeting.

      The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to issue from time to time any authorized and unissued shares on such terms and conditions as it may determine. For example, the board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the Stanley Bermuda common shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

      As a Bermuda company, Stanley Bermuda is not subject to Section 33-841 or
Section 33-844 of the Connecticut Business Corporation Act. Section 33-841 of the Connecticut Business Corporation Act generally requires business combinations (as defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested shareholder (as defined by the statute generally to include holders of 10% or more of the outstanding stock of the corporation or an affiliate thereof) to be approved by the board of directors and then by the affirmative vote of at least (1) the holders of 80% of the voting power of the outstanding shares of voting stock and (2) the holders of 2/3 of such voting power excluding the voting stock held by the interested shareholder, unless the consideration to be received by the shareholders of the corporation meets certain price and other requirements set forth in the statute or unless the board of directors of the corporation has by resolution determined to exempt business combinations with such interested shareholder prior to the time that such shareholder became an interested shareholder. Section 33-844 of the Connecticut Business Corporation Act generally prohibits a Connecticut corporation from engaging in certain business combinations with an interested shareholder for a period of five years following the date that such shareholder became an interested shareholder, (i) unless the business combination or the purchase of stock is approved by the corporation's board and by a majority of the non-employee directors of which there must be at least two, prior to the date such shareholder became an interested shareholder or (ii) unless the interested shareholder was an interested shareholder on February 1, 1988, unless subsequent to June 7, 1988, such interested shareholder increased its proportionate share of the voting power of the outstanding voting stock of the corporation (excluding any increase approved by the corporation's board before such increase occurs).

      However, the Stanley Bermuda bye-laws contain the same "fair price to shareholders in business combinations" provision currently in Stanley Connecticut's restated certificate of incorporation. The "fair price" provision provides that in the event any "business combination" (as defined) is proposed, the affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote of Stanley Bermuda is required for its approval. However, the 80% requirement is not applicable, if (a) "continuing directors" of Stanley Bermuda approved the combination by a two-thirds vote, or (b) the aggregate amount of cash or other consideration to be received in the business combination by holders of the common shares of Stanley Bermuda, other than the "interested shareholder" involved in the business combination, is not less than the "highest per share price" paid by the "interested shareholder" involved in the business combination in acquiring any of its holdings of Stanley Bermuda's common shares, and further, a proxy statement which includes the position of the "continuing directors" as to the advisability of the transaction and, if deemed appropriate, the opinion of an investment banking firm as to the fairness of the terms. For purposes of this "fair price" provision, (i) "interested shareholder" means any entity or person that together with its affiliates and associates in the aggregate beneficially owns 10% or more of the outstanding common shares of Stanley Bermuda, and (ii) "continuing director" means a director who either was a member of the board immediately prior to the time that an "interested shareholder" involved in a business combination became an "interested shareholder" or was designated before his or her initial election as director as a "continuing director" by two-thirds of the "continuing directors." This "fair price" provision could act as a disincentive to any acquiror wishing to acquire Stanley Bermuda or delay the ability of such acquiror to acquire the company.


      Immediately following the merger, Stanley Bermuda will have in place a shareholders rights plan substantially similar to the Stanley Connecticut shareholders rights plan currently in place. The operation of the shareholders rights plan could result in the possible dilution of a potential acquiror's interest in Stanley Bermuda. Consequently, the provisions of the shareholder rights plan could discourage unsolicited takeover bids for Stanley Bermuda from third parties. See "Comparison of Rights of Shareholders -- Rights Agreements."

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

      Your rights as a shareholder of Stanley Connecticut are governed by Connecticut law and Stanley Connecticut's restated certificate of incorporation and bylaws. After the merger, you will become a holder of Stanley Bermuda common shares and your rights will be governed by the Companies Act and Stanley Bermuda's memorandum of association, as amended by the memorandum of increase in capital, and amended and restated bye-laws.

      The principal attributes of the Stanley Connecticut common stock and the Stanley Bermuda common shares will be similar; however, there are certain differences between your rights as a shareholder under Connecticut law and Bermuda law, which is modeled after that of England. In addition, there are certain differences between Stanley Connecticut's restated certificate of incorporation and bylaws and Stanley Bermuda's memorandum of association and bye-laws. It is our intention that your rights as a shareholder be substantially the same before and after the merger and, accordingly, the principal differences will arise as a consequence of the difference between Bermuda and Connecticut law. The following is a comparison of the material rights of holders of Stanley Connecticut common stock and Stanley Bermuda common shares.

      The current memorandum of association and the amended and restated bye-laws of Stanley Bermuda as they will be in effect immediately following the merger are included in this proxy statement/prospectus as annexes II and III and are incorporated by reference herein. The restated certificate of incorporation and bylaws of Stanley Connecticut can be found in Stanley Connecticut's filings with the Securities and Exchange Commission and are also incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

Comparison of Corporate Governance Provisions

--------------------------------------------------------------------------------
Provision                 Stanley Bermuda             Stanley Connecticut
--------------------------------------------------------------------------------
Board of Directors
--------------------------------------------------------------------------------
Size of Board          Board must contain not       The provisions of Stanley
                       less than seven nor more     Connecticut's
                       than eighteen directors,     organizational documents
                       as determined by the         are substantially
                       board pursuant to a          similar, except that the
                       resolution approved by       minimum number of
                       the affirmative vote of a    directors of Stanley
                       majority of the directors    Connecticut is nine.
                       in office. All directors
                       must be shareholders of
                       record.
--------------------------------------------------------------------------------
Classified Board       Directors are divided        The provisions of Stanley
                       into three classes, each     Connecticut's
                       class is to be nearly        organizational documents
                       equal in number. If the      are substantially
                       number of directors is       similar.
                       changed, any increase or
                       decrease will be
                       apportioned among the
                       classes so as to maintain
                       each class as nearly
                       equal as possible. No
                       reduction shall have the
                       effect of shortening the
                       term of any incumbent
                       director.
--------------------------------------------------------------------------------
Term of Office         Except for two classes of    The provisions of Stanley
                       directors that shall         Connecticut's
                       initially hold terms         organizational documents
                       expiring at the annual       are substantially
                       general meetings in 2003     similar.
                       and 2004, respectively,
                       the term of office of
                       each director shall be
                       until the third annual
                       meeting following his or
                       her election and
                       qualification of his or
                       her successor unless a
                       lesser term is
                       appropriate to have
                       consistent class size.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Provision                 Stanley Bermuda             Stanley Connecticut
--------------------------------------------------------------------------------
Vacancies              Any vacancy among            The provisions of Stanley
                       directors of any class,      Connecticut's
                       including a vacancy that     organizational documents
                       results from an increase     are substantially
                       in the number of             similar, except vacancies
                       directors, may be filled     on the board may be
                       for the unexpired term by    filled by a majority of
                       a vote of the majority of    remaining directors until
                       remaining directors,         the next annual meeting,
                       regardless of class,         regardless of whether a
                       provided, that a quorum      quorum is present.
                       is present. During any
                       vacancy the remaining
                       directors shall have full
                       power to act as the board
                       of directors of Stanley
                       Bermuda. If no quorum of
                       directors remains, the
                       vacancy shall be filled
                       by a general meeting of
                       members.
--------------------------------------------------------------------------------
Removal of Directors   Directors can be removed     The provisions of Stanley
                       from office only for         Connecticut's
                       cause by the affirmative     organizational documents
                       vote of the holders of at    are substantially
                       least a majority of the      similar.
                       voting power of Stanley
                       Bermuda on the relevant
                       record date.
--------------------------------------------------------------------------------
Indemnification of     .   Stanley Bermuda shall    The provisions of Stanley
Directors, Officers        indemnify to the         Connecticut's
and Employees              fullest extent           organizational documents
                           permitted by law any     are substantially
                           current or former        similar.
                           director, officer,
                           agent, or any person     The Connecticut Business
                           serving or who has       Corporation Act and
                           served at the request    Stanley Connecticut's
                           of the company as a      restated articles of
                           director, officer,       incorporation state that
                           employee or agent of     directors will not be
                           another corporation      liable to the corporation
                           against expenses         or its shareholders for
                           actually and             monetary damages in
                           reasonably incurred      excess of the
                           in connection with       compensation received by
                           the defense or           such director for serving
                           reasonable settlement    the corporation during
                           of any such action,      the year of the
                           suit or proceeding or    violation, provided that
                           any appeal therein.      the breach satisfies
                                                    various criteria set
                       .   A director of Stanley    forth in the Connecticut
                           Bermuda will not be      Business Corporation Act.
                           personally liable to
                           the corporation or
                           its shareholders for
                           monetary damages to
                           the fullest extent
                           permitted by law.

                       .   No indemnification if
                           the individual is
                           adjudged to be liable
                           for fraud or
                           dishonesty in the
                           performance of his or
                           her duties to Stanley
                           Bermuda (unless a
                           court determines
                           otherwise).

                       .   The indemnification
                           provided for in the
                           bye-laws is not
                           exclusive of other
                           rights to which a
                           director or officer
                           may be entitled,
                           including rights
                           pursuant to the
                           bye-laws, any
                           agreement, any
                           insurance purchased
                           by Stanley Bermuda,
                           vote of shareholders
                           or disinterested
                           directors, or
                           otherwise.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Provision                 Stanley Bermuda             Stanley Connecticut
--------------------------------------------------------------------------------
Issuance of            The bye-laws provide for     The provisions of Stanley
Preference             the board of directors to    Connecticut's
Shares                 authorize by means of a      organizational documents
                       board resolution the         are substantially the
                       issuance of preference       same.
                       shares in one or more
                       series and to fix for
                       each such series, the
                       number of shares which
                       shall constitute such
                       series, voting power,
                       full or limited, or no
                       voting power, and
                       designations, preferences
                       and relative
                       participating, optional
                       or other rights and
                       qualifications,
                       limitations or
                       restrictions thereof.
                       Such a "blank check"
                       preference share
                       provision could have
                       certain "anti-takeover"
                       effects. See "Description
                       of Authorized Shares of
                       Stanley Bermuda -
                       Anti-Takeover provisions"
                       on page 23.

--------------------------------------------------------------------------------
Shareholder Meetings
--------------------------------------------------------------------------------
Calling a Special      May be called by the         May be called by the
Meeting                Chairman of the board,       Chairman of the board,
                       the Deputy Chairman, the     the President, the
                       President, the board of      Secretary, by action of
                       directors or the             directors at a meeting or
                       shareholders when            by shareholders holding
                       requisitioned by the         35% or more of the
                       holders of 10% of the        outstanding shares
                       Stanley Bermuda common       entitled to vote.
                       shares as provided by the
                       Companies Act.
--------------------------------------------------------------------------------
Quorum Requirements    At any meeting of            The provisions of Stanley
                       shareholders, the holders    Connecticut's
                       of not less than a           organizational documents
                       majority of the shares       are substantially
                       outstanding and entitled     similar.
                       to vote, present in
                       person or by proxy, shall
                       constitute a quorum. At
                       any meeting duly called,
                       holders of a majority of
                       the voting shares
                       represented at the
                       meeting may adjourn the
                       meeting if a quorum is
                       present, and if not
                       present, the meeting must
                       be adjourned and Stanley
                       Bermuda must provide
                       notice to shareholders in
                       the event the meeting is
                       to be reconvened.
--------------------------------------------------------------------------------
Action by Written      The Companies Act            The Connecticut Business
Consent                provides that                Corporation Act has a
                       shareholders may take        substantially similar
                       action by written consent    provision.
                       with 100% shareholder
                       consent required.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Provision                 Stanley Bermuda             Stanley Connecticut
--------------------------------------------------------------------------------
Advance Notice         The bye-laws of Stanley      The provisions of Stanley
Requirements for       Bermuda provide that at      Connecticut's
Matters to be          any annual general           organizational documents
Considered at a        meeting, only such           are substantially
General Meeting        business shall be            similar, except the
                       conducted as shall have      Stanley Connecticut
                       been brought before the      bylaws provide that the
                       meeting that is specified    Secretary of Stanley
                       in the notice of meeting     Connecticut must receive
                       given by or at the           notice of director
                       direction of the board of    nominations in proper
                       directors, otherwise         written form at least 30
                       properly brought before      days prior to the date of
                       the annual meeting by or     the meeting.
                       at the direction of the
                       board of directors, by
                       any shareholder who
                       complies with certain
                       procedures set forth in
                       the bye-laws or by any
                       shareholder pursuant to
                       the valid exercise of
                       power granted under the
                       Companies Act. For
                       business to be properly
                       brought before an annual
                       general meeting by a
                       shareholder, the
                       shareholder must have
                       given proper written
                       notice as specified in
                       the bye-laws and
                       satisfied all
                       requirements under
                       applicable rules
                       promulgated by the
                       Securities and Exchange
                       Commission.

                       To be timely for
                       consideration at an
                       annual general meeting, a
                       shareholder's notice must
                       be received by the
                       Secretary at Stanley
                       Bermuda's principal
                       offices not less than
                       sixty days nor more than
                       ninety days prior to the
                       anniversary date of the
                       immediately preceding
                       annual general meeting of
                       shareholders; provided,
                       however, that in the
                       event that the annual
                       general meeting is called
                       for a date that is not
                       within thirty days before
                       or after such anniversary
                       date, notice by the
                       shareholder in order to
                       be timely must be so
                       received not later than
                       the close of business on
                       the tenth day following
                       the day on which such
                       notice of the date of the
                       annual general meeting
                       was mailed or such public
                       disclosure of the date of
                       the annual general
                       meeting was made,
                       whichever first occurs.

                       In order for a
                       shareholder to nominate
                       directors in connection
                       with an annual general
                       meeting of shareholders,
                       a shareholder's notice of
                       his intention to make
                       such nominations must be
                       received in proper
                       written form as specified
                       in the bye-laws of
                       Stanley Bermuda by the
                       Secretary of Stanley
                       Bermuda within the time
                       limits described above.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Provision                 Stanley Bermuda             Stanley Connecticut
--------------------------------------------------------------------------------
Amendments to
Organizational
Documents
--------------------------------------------------------------------------------
Memorandum of          The memorandum may be        The Connecticut Business
Association/           amended in accordance        Corporation Act provides
Certificate            with the Companies Act       that a corporation's
of Incorporation       which allows the             board of directors may
                       memorandum to be amended     propose one or more
                       by the affirmative vote      amendments to its
                       of a simple majority of      restated certificate of
                       the shareholders voting      incorporation for
                       on the amendment.            submission to the
                                                    shareholders. As a
                                                    general matter, as long
                                                    as the amendment does not
                                                    create dissenters'
                                                    rights, it will be
                                                    approved if the number of
                                                    votes cast in favor of a
                                                    proposal exceeds the
                                                    number of votes cast
                                                    opposing the proposal. In
                                                    addition, if the
                                                    amendment creates
                                                    dissenters' rights, it
                                                    would also require
                                                    approval of a majority of
                                                    the votes entitled to be
                                                    cast on the amendment by
                                                    any voting group with
                                                    respect to which the
                                                    amendment would create
                                                    dissenters' rights.
--------------------------------------------------------------------------------
Bye-Laws/Bylaws        The bye-laws may be          The provisions of Stanley
                       amended by the board of      Connecticut's
                       directors, subject to        organizational documents
                       approval by the              are substantially similar
                       affirmative vote of          except that its restated
                       holders of a majority of     certificate of
                       outstanding shares of        incorporation provides
                       capital stock.               that the bylaws may be
                                                    altered or repealed by
                       However, the affirmative     the board of directors or
                       vote of the holders of at    a vote of shareholders.
                       least 80% of the             The shareholders shall
                       outstanding shares of        also have the power to
                       capital stock entitled to    alter or repeal such
                       vote shall be required to    bylaws or establish other
                       amend, alter, change,        bylaws at any legal
                       repeal or adopt any          meeting.
                       provisions inconsistent
                       with the "Fair Price to
                       Shareholders in Business
                       Combinations" provision
                       of Stanley Bermuda's
                       bye-laws.
--------------------------------------------------------------------------------
Voting Requirements    Except as otherwise          Except as specifically
for Shareholder        specifically provided in     provided in Stanley
Action                 the bye-laws or the          Connecticut's restated
                       Companies Act, any action    certificate of
                       to be taken by the           incorporation, bylaws or
                       shareholders may be taken    the Connecticut Business
                       by the affirmative vote      Corporations Act for a
                       of a simple majority of      greater quorum or voting
                       the shares voting at a       requirement, any action
                       general meeting of           to be taken by the
                       Stanley Bermuda.             shareholders may be taken
                                                    by the affirmative vote
                                                    of a majority of the
                                                    votes entitled to be
                                                    cast. An action is
                                                    approved if the number of
                                                    votes cast in favor of a
                                                    proposal exceeds the
                                                    number of votes cast
                                                    opposing the proposal.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Provision                 Stanley Bermuda             Stanley Connecticut
--------------------------------------------------------------------------------
Fair Price to          The affirmative vote of      The provisions of Stanley
Shareholders in        at least 80% of the          Connecticut's
Business               outstanding shares of        organizational documents
Combinations with      Stanley Bermuda capital      are substantially
an Interested          stock entitled to vote is    similar.
Shareholder            required for the approval
                       of any business
                       combination involving an
                       "interested shareholder."
                       This 80% requirement is
                       not applicable, if:

                       .   "Continuing directors"
                           of Stanley Bermuda
                           approved the combination
                           by a two-thirds vote, or

                       .   the aggregate amount
                           of cash or other
                           consideration to be
                           received in the
                           business combination
                           by holders of the
                           capital stock of
                           Stanley Bermuda,
                           other than the
                           "interested
                           shareholder" involved
                           in the business
                           combination, is not
                           less than the
                           "highest per share"
                           price paid by the
                           "interested
                           shareholder" involved
                           in the business
                           combination in
                           acquiring any of its
                           holdings of Stanley
                           Bermuda's capital
                           stock,

                       and a proxy statement
                       which includes the
                       position of the
                       "continuing directors" as
                       to the advisability of
                       the transaction and, if
                       deemed advisable, the
                       opinion of an investment
                       banking firm as to the
                       fairness of the terms,
                       from the point of view of
                       the shareholders other
                       than the "interested
                       shareholder."

                       "Continuing director"
                       means a director who
                       either was a member of
                       the board immediately
                       prior to the time that an
                       "interested shareholder "
                       involved in a business
                       combination became an
                       "interested shareholder,"
                       or who was designated
                       before his or her initial
                       election as director as a
                       "continuing director" by
                       a majority of the
                       "continuing directors."
                       "Interested shareholder"
                       means any person or
                       entity, other than
                       Stanley Bermuda or its
                       subsidiaries, which,
                       together with its
                       affiliates, are
                       beneficial owners in the
                       aggregate of 10% or more
                       of the outstanding
                       Stanley Bermuda common
                       shares.

                       An 80% vote of the
                       outstanding shares of
                       capital stock entitled to
                       vote is required to
                       amend, alter, change or
                       repeal or adopt any
                       provision inconsistent
                       with this provision.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Provision                 Stanley Bermuda             Stanley Connecticut
--------------------------------------------------------------------------------
Purchase of Shares     The bye-laws provide that    Except as specifically
                       the board of directors,      provided for in the
                       at its discretion, may       bylaws, Stanley
                       authorize the purchase of    Connecticut may not
                       its own shares of any        purchase shares, at a
                       class, at any price          price above the market
                       (whether at par or below     per share, from anyone
                       par) provided it is in       known by the corporation
                       accordance with the          to beneficially own (as
                       Companies Act.               determined pursuant to
                                                    Rule 13d-3 of the
                                                    Securities Exchange Act
                                                    of 1934) more than 3% of
                                                    Stanley Connecticut's
                                                    voting shares who has
                                                    owned such securities for
                                                    less than two years prior
                                                    to the date of Stanley
                                                    Connecticut's purchase of
                                                    shares, unless (i) the
                                                    share purchase has been
                                                    approved by a majority of
                                                    the shares entitled to
                                                    vote, excluding shares
                                                    owned by the beneficial
                                                    owner or (ii) the share
                                                    purchase is pursuant to
                                                    an offer being made to
                                                    all shareholders of
                                                    securities of such class.
--------------------------------------------------------------------------------
Rights Agreement
--------------------------------------------------------------------------------
Terms of Rights        Stanley Bermuda will         Stanley Connecticut's
                       enter into the Rights        Rights Agreement, dated
                       Agreement in the form        January 31, 1996, has
                       attached as an exhibit to    substantially similar
                       this Registration            provisions.
                       Statement of which this
                       proxy
                       statement/prospectus
                       forms a part prior to the
                       effective date of the
                       merger and in the merger
                       each right issued under
                       Stanley Connecticut's
                       Rights Agreement will
                       automatically be
                       converted into a right of
                       Stanley Bermuda.
                       Initially the rights will
                       be attached to all
                       Stanley Bermuda common
                       shares. The rights will
                       separate from the Stanley
                       Bermuda common shares on
                       the earlier of (i) 10
                       business days after the
                       public announcement that
                       a third person (an
                       "acquiring person") has
                       acquired beneficial
                       ownership of 10% or more
                       of the outstanding
                       Stanley Bermuda common
                       shares or (ii) 10
                       business days (or later
                       if the Board so
                       determines) after the
                       date that a tender or
                       exchange offer is first
                       published or given that
                       would result in a third
                       person beneficially
                       owning 10% or more of
                       Stanley Bermuda's common
                       shares (a "distribution
                       date").

                       Each right will initially
                       represent the right to
                       purchase 1/200 of a
                       Series A Junior
                       Participating Preferred
                       Share and will not be
                       exercisable until the
                       distribution date. If an
                       acquiring person becomes
                       the beneficial holder of
                       10% or more of the then
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Provision                 Stanley Bermuda             Stanley Connecticut
--------------------------------------------------------------------------------
                       outstanding Stanley
                       Bermuda common shares,
                       except in specified
                       circumstances, each
                       holder of a right will
                       have the right to receive
                       upon exercise Stanley
                       Bermuda common shares (or
                       in certain circumstances
                       cash, property or other
                       securities of the
                       company) having a value
                       equal to two times the
                       exercise price of the
                       right.

                       If Stanley Bermuda is
                       acquired in a merger or
                       other business
                       combination or 50% of
                       Stanley Bermuda's assets
                       or earning power is sold
                       or transferred, each
                       holder of a right will
                       have the right to receive
                       common stock of the
                       acquiring company having
                       value equal to two times
                       the exercise price of a
                       right. The final
                       expiration date is March
                       10, 2006. The exercise
                       price is $220 for each
                       1/200 of a Series A
                       Junior Participating
                       Preferred Share, subject
                       to adjustment. Any time
                       following the acquisition
                       by a beneficial owner of
                       10% or more but less than
                       50% or more of Stanley
                       Bermuda common shares,
                       the board may exchange
                       one Stanley Bermuda
                       common share for each
                       right. The board may
                       redeem all but not less
                       than all of the
                       outstanding rights for
                       $.01 per right at the
                       close of business on the
                       tenth day following the
                       stock acquisition date or
                       the final expiration
                       date.
--------------------------------------------------------------------------------

                  INCOME TAX CONSEQUENCES OF THE REORGANIZATION

U.S. Federal Income Tax Consequences to Shareholders

      In the opinion of Ernst & Young LLP, the following discussion sets forth the material U.S. federal income tax consequences of the reorganization to shareholders of Stanley Connecticut. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular Stanley Connecticut shareholders in light of their individual circumstances or to shareholders who, for U.S. federal income tax purposes, are subject to special rules, such as:

      .     dealers or traders in securities or currencies;

      .     tax-exempt entities;

      .     banks, financial institutions or insurance companies;

      .     grantor trusts;

      .     real estate investment trusts or regulated investment companies;

      . holders who hold Stanley Connecticut common stock as part of a position in a straddle or as part of a hedging or conversion transaction for U.S. federal income tax purposes;

      .     investors whose functional currency is not the U.S. dollar;

      . holders who acquired their Stanley Connecticut common stock within twelve months of the effective date of the merger pursuant to the exercise of employee stock options or otherwise as compensation;

      . holders that, for U.S. federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates; and

      . holders who own, or are deemed to own, 10% or more, determined by voting power or value, of Stanley Connecticut common stock or Stanley Bermuda common shares.

      Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the reorganization or the ownership and disposition of Stanley Bermuda common shares. Nor does this discussion address the tax consequences of the reorganization to Stanley Connecticut or Stanley Bermuda.

      Each Stanley Connecticut shareholder is strongly urged to consult his or her own tax advisor as to the particular tax consequences to him or her of the receipt of Stanley Bermuda common shares pursuant to the reorganization contemplated by this proxy statement/prospectus and the ownership and disposition of Stanley Bermuda common shares, including the applicability and effect of federal, state, local and foreign income and other tax laws in his or her particular circumstances.

      This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this proxy statement/prospectus. All of the foregoing are subject to change, which change could apply with retroactive effect and could affect the tax consequences described below. Neither Stanley Connecticut nor Stanley Bermuda will request any ruling from the IRS as to the U.S. federal income tax consequences of the reorganization.

      This discussion assumes that Stanley Connecticut shareholders hold their Stanley Connecticut common stock and will hold Stanley Bermuda common shares as capital assets. In addition, this discussion is based on certain customary assumptions and representations made or to be made by Stanley Connecticut and Stanley Bermuda, including (1) that the facts set forth in this registration statement are true, accurate and complete, and (2) that the reorganization will be consummated as described in this registration statement. Any change in the truth, accuracy or completeness of any of the facts, assumptions or representations on which this discussion is based could affect the tax consequences described below.

      For purposes of this document, a U.S. holder is a beneficial owner of Stanley Connecticut common stock that, for U.S. federal income tax purposes, is:

      .     a citizen or resident of the U.S.;

      . a corporation or partnership created or organized in or under the laws of the U.S. or any State thereof, including the District of Columbia;

      . an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

      . a trust, if such trust validly has elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a U.S. court can exercise primary supervision over its administration, and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust; or

      . otherwise subject to U.S. federal income taxation on a net income basis on their shares of Stanley Connecticut common stock.

      The Reorganization

      Receipt of Stanley Bermuda Common Shares. Because Stanley Bermuda is not a U.S. corporation, each U.S. holder will recognize gain, but not loss, on the receipt of Stanley Bermuda common shares in exchange for Stanley Connecticut common stock pursuant to the reorganization. Each U.S. holder will recognize gain with respect to the exchange of a share of Stanley Connecticut common stock for Stanley Bermuda common shares to the extent that (1) the fair market value on the effective date of the reorganization of a share of Stanley Bermuda received by such U.S. holder (which generally may be determined by reference to the trading price of the Stanley Bermuda common shares on the New York Stock Exchange) exceeds (2) such U.S. holder's adjusted tax basis in its Stanley Connecticut common stock surrendered in exchange therefor. Any gain recognized will be capital gain and will be long-term capital gain if the Stanley Connecticut common stock has been held for more than one year at the time of the reorganization. A U.S. holder that recognizes gain with respect to the reorganization will have an aggregate adjusted tax basis in its Stanley Bermuda common shares equal to the aggregate adjusted tax basis in the Stanley Connecticut common stock exchanged therefor, increased by the amount of gain recognized. A U.S. holder will not be permitted to recognize any loss realized on the exchange of his or her shares of Stanley Connecticut common stock in the reorganization. In such case, the aggregate adjusted tax basis of the Stanley Bermuda common shares received by a U.S. holder with a loss on its Stanley Connecticut common stock will be equal to such U.S. holder's aggregate adjusted tax basis in its Stanley Connecticut common stock surrendered in exchange therefor. Moreover, a U.S. holder will not be permitted to use any realized losses to offset gain recognized with respect to other blocks of Stanley Connecticut common stock exchanged pursuant to the reorganization. Thus, subject to any subsequent changes in the fair market value of Stanley Bermuda common shares, any loss would be preserved. The holding period for any Stanley Bermuda common shares received by a U.S. holder recognizing gain with respect to the reorganization will begin at the effective date of the reorganization. The holding period for any Stanley Bermuda common shares received by U.S. holders with a loss on their Stanley Connecticut common stock will include the holding period of the Stanley Connecticut common stock exchanged therefor.

      Stanley Bermuda Common Shares

      Distributions. Subject to the discussion below under "-- Passive Foreign Investment Company Considerations," the gross amount of any distribution by Stanley Bermuda of cash or property (other than certain distributions, if any, of common shares distributed pro rata to all shareholders of Stanley Bermuda) with respect to common shares will be includible in income by a U.S. holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Stanley Bermuda as determined under U.S. federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. holders that are corporations. Subject to the discussion below under "-- Passive Foreign Investment Company

Considerations," to the extent, if any, that the amount of any distribution by Stanley Bermuda exceeds Stanley Bermuda's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. holder's adjusted tax basis in the common shares and thereafter as capital gain. Stanley Bermuda will maintain calculations of its earnings and profits under U.S. federal income tax principles. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

      It is anticipated that only a portion of the dividends received by a U.S. holder with respect to Stanley Bermuda common shares will be treated as foreign source income for purposes of calculating such holder's foreign tax credit limitation. This is because it is anticipated that (1) U.S. persons will own a majority of the Stanley Bermuda common shares after the reorganization, and (2) a portion of the income derived by Stanley Bermuda will be U.S. source income. To the extent that dividends distributed by Stanley Bermuda are treated as foreign source income, they generally will constitute passive income, or, in the case of certain U.S. holders, financial services income.

      Sale or Exchange of Common Shares. Subject to the discussion below under "--Passive Foreign Investment Company Considerations," a U.S. holder generally will recognize gain or loss on the sale or exchange of Stanley Bermuda common shares equal to the difference between the amount realized on such sale or exchange and the U.S. holder's adjusted tax basis in such Stanley Bermuda common shares. Such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to such gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. holder's holding period for such common shares exceeds one year. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

      Passive Foreign Investment Company Considerations. A non-U.S. corporation will be classified as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (1) at least 75 percent of its gross income is passive income or (2) at least 50 percent of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

      Based on certain estimates of its gross income and gross assets and the nature of its business, Stanley Bermuda believes that it will not be classified as a PFIC for its current taxable year. Stanley Bermuda's status in future years will depend on its assets and activities in those years. Stanley Bermuda has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC. However, the tests for determining PFIC status are applied annually, and it is difficult to predict accurately future income and assets, which are relevant to this determination. Accordingly, Stanley Bermuda cannot assure that it will not become a PFIC. If Stanley Bermuda were a PFIC, a U.S. holder of common shares generally would be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of, and certain distributions with respect to, the Stanley Bermuda common shares.

      If Stanley Bermuda were a PFIC, a U.S. holder of Stanley Bermuda common shares could make a variety of elections that may alleviate the tax consequences referred to above, and one of these elections may be made retroactively. U.S. holders should consult their tax advisors regarding the tax consequences that would arise if Stanley Bermuda were treated as a PFIC.

      Backup Withholding Tax and Information Reporting Requirements. Currently, any distributions with respect to Stanley Connecticut common stock and proceeds from the sale or redemption of Stanley Connecticut common stock are subject to U.S. backup withholding tax and information reporting rules. After the reorganization, it is anticipated that the same rules will apply to distributions with respect to Stanley Bermuda common shares and to proceeds from the sale or redemption of Stanley Bermuda common shares.

      U.S. backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, Stanley Bermuda common shares made within the U.S. to a holder of

Stanley Bermuda common shares (other than an "exempt recipient," including a corporation, a payee that is not a U.S. person that provides an appropriate certification and certain other persons). A payor will be required to withhold at the then applicable rate on any payments of dividends on or proceeds from the sale or redemption of Stanley Bermuda common shares within the U.S. to a holder (other than an "exempt recipient") if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. In the case of such payments by a payor or middleman within the U.S. to a foreign simple trust, a foreign grantor trust or a foreign partnership (other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of such U.S. Treasury regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the U.S.), the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor or middleman may rely on a certification provided by a payee that is not a U.S. person only if such payor or middleman does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

Bermuda Income Tax Consequences of the Reorganization

      In the opinion of Appleby, Spurling & Kempe, the following discussion sets forth the material Bermuda income tax consequences of the reorganization to Stanley Bermuda and its shareholders. Under current Bermuda law, Stanley Bermuda is not subject to tax on income or capital gains. Furthermore, Stanley Bermuda has obtained from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (as amended), an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of such tax will not be applicable to Stanley Bermuda or to any of its operations, or the shares, capital or common shares of Stanley Bermuda, until March 28, 2016. This undertaking does not, however, prevent the imposition of property taxes on Stanley Bermuda to the extent that it owns real property or leasehold interests in Bermuda or certain other taxes on Stanley Bermuda if it were to employ persons in Bermuda.

      No significant portion of Stanley Bermuda's income or capital gains will be subject to tax in Bermuda, which currently has no corporate income tax. However, this is based upon the anticipated nature and conduct of the business of Stanley Bermuda, which may change, and upon Stanley Bermuda's understanding of its position under the tax laws of Bermuda and other countries, which position is subject to review and possible challenge by taxing authorities and to possible changes in law (which may have retroactive effect). The extent to which certain taxing jurisdictions may require Stanley Bermuda to pay tax or to make payments in lieu of tax cannot be determined in advance. There can be no assurance that these factors will not have a material adverse effect on Stanley Bermuda.

      Under existing Bermuda law, there will be no Bermuda income or withholding tax on dividends paid by Stanley Bermuda to its shareholders. Furthermore, no Bermuda tax or other levy is payable on the sale or other transfer (including by gift or on the death of the shareholder) of Stanley Bermuda common shares (other than by shareholders resident in Bermuda).

Barbados Income Tax Consequences of the Reorganization

      In the opinion of Ernst & Young LLP, the following discussion sets forth the material Barbados income tax consequences of the reorganization to Stanley Bermuda and its shareholders. Stanley Bermuda will be registered as an external company under the Companies Act, Cap. 308 of the laws of Barbados and will be licensed to operate as an IBC. It is intended that Stanley Bermuda's business will be centrally managed and controlled in Barbados. Barbados uses the text of central management and control to determine the tax residency of a company. As a company domiciled in Bermuda, but tax resident in Barbados, Stanley Bermuda will be subject to tax in Barbados on income derived from Barbados and on income derived from outside of Barbados to the extent that such income is remitted to Barbados. As an IBC, Stanley Bermuda will be subject to tax on its income at a maximum rate of 2.5% which is gradually reduced to 1% as income increases. In addition, Stanley Bermuda may elect to take a credit for taxes paid to a country other than Barbados provided that such an election does not induce the tax payable in Barbados to a rate of less than 1%. The benefits of these lower tax rates for companies licensed as IBCs can be guaranteed by the Barbados Minister of Finance for up to fifteen (15) years. Barbados imposes no income tax on capital gains. In addition to Barbados income tax, Stanley Bermuda will be subject to Barbados property transfer tax and stamp duty to the extent that it transfers real property situate in Barbados and certain other taxes to the extent that it employs persons in Barbados.

      Under existing Barbados law, there will be no Barbados income or withholding tax imposed on any dividends, interest, royalties or other income amounts paid or deemed to be paid by Stanley Bermuda to any person resident outside of Barbados. Furthermore, shareholders will not be subject to any Barbados taxation on the sale or other transfer (including by gift or on the death of the shareholder) of Stanley Bermuda common shares.

                                     EXPERTS

      The consolidated financial statements of The Stanley Works at December 29, 2001 and December 30, 2000, and for each of the three years in the period ended December 29, 2001, included in the proxy statement/prospectus, which is referred to and made a part of this registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

      Certain legal matters in connection with the Stanley Bermuda common shares have been passed upon for Stanley Bermuda by its Bermuda counsel, Appleby, Spurling & Kempe. Appleby, Spurling & Kempe has also rendered an opinion to Stanley Bermuda regarding Bermuda tax consequences of the reorganization described in "Income Tax Consequences of the Reorganization -- Bermuda Income Tax Consequences of the Reorganization." Ernst & Young LLP has acted as tax advisor to Stanley Bermuda and Stanley Connecticut in connection with the reorganization and has rendered an opinion to Stanley Bermuda regarding United States federal income tax consequences of the reorganization to shareholders of Stanley Connecticut described in "Income Tax Consequences of the Reorganization -- U.S. Federal Income Tax Consequences to Shareholders" and in "Income Tax Consequences of the Reorganization -- Barbados Income Tax Consequences of the Reorganization."

          CHAPTER II - INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

      This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of Stanley Connecticut common stock by the Stanley Connecticut board of directors relating to the merger and other matters to be voted upon at the annual meeting and at any adjournment or postponement of the meeting. This proxy statement/prospectus is also a prospectus for Stanley Bermuda common shares to be issued in the merger.

When and Where the Annual Meeting Will be Held

      The annual meeting of shareholders will be held at 9:30 a.m., local time, on May 9, 2002, at The Stanley Works, 1000 Stanley Drive, New Britain, Connecticut 06053. Directions may be found on the last printed page of this document.

What Will be Voted Upon

      At the annual meeting, you will be asked to consider and vote upon the following items:

      . to elect five directors to the Board of Directors of Stanley Connecticut, who together with the continuing directors of Stanley Connecticut will become the Board of Directors of Stanley Bermuda if the proposal relating to the reorganization is approved by shareholders;

      . to approve the Agreement and Plan of Merger, substantially in the form attached to this proxy statement/prospectus as annex I, between Stanley Bermuda and Stanley Connecticut, whereby Stanley Connecticut will change its place of incorporation from Connecticut to Bermuda by merging an indirect, wholly-owned subsidiary of Stanley Bermuda to be named Stanley Mergerco, Inc. (that will be formed prior to the annual meeting) into Stanley Connecticut, which will be the surviving entity and become the wholly-owned, indirect subsidiary of Stanley Bermuda, and pursuant to which each share of Stanley Connecticut (together with the associated preferred stock purchase rights) will automatically convert into the right to receive a share of Stanley Bermuda (together with an associated preferred share purchase right) and all current shareholders of Stanley Connecticut will become shareholders of Stanley Bermuda;

      . to approve Ernst & Young LLP as independent auditors for the year 2002; and

      . to transact such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

Only Stanley Connecticut Shareholders of Record as of March 28, 2002 Are Entitled to Vote

      Stanley Connecticut has only one class of shares of outstanding. Only shareholders of record at the close of business on March 28, 2002, as shown in our records, will be entitled to vote, or to grant proxies to vote, at the annual meeting. On the record date, there were approximately [xxx,xxx,xxx] shares of Stanley Connecticut common stock outstanding and entitled to vote at the annual meeting.


Majority of Outstanding Shares Must be Represented For a Vote to be Taken

      In order to have a quorum, a majority of the voting power of Stanley Connecticut must be represented in person or by proxy at the annual meeting. If a quorum is not present, a majority of shares that are represented may adjourn or postpone the annual meeting.

Vote Required For Approval

      APPROVAL OF THE AGREEMENT AND PLAN OF MERGER WILL REQUIRE THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE VOTING POWER OF STANLEY CONNECTICUT OUTSTANDING AS OF THE RECORD DATE. ABSTENTIONS AND BROKER NON-VOTES WILL THEREFORE BE COUNTED AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT.

      As long as holders representing at least a majority of the outstanding shares of Stanley Connecticut common stock outstanding as of March 28, 2002 are present at the annual meeting in person or by proxy, the proposal to appoint Ernst & Young LLP as independent auditors for the year 2002 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast opposing the proposal. Directors will be elected by a plurality of votes cast at the annual meeting.

      As of the record date, there were xx,xxx,xxx Stanley Connecticut shares outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates owned and had the right to vote, in the aggregate, approximately xxx,xxx Stanley Connecticut shares, which represents approximately .xx% of the outstanding Stanley Connecticut shares. These persons have informed us that they intend to vote their shares in favor of the proposal to approve the Agreement and Plan of Merger and for each of the other proposals described herein.

Voting Your Shares and Changing Your Vote

      Voting Your Shares

      The Stanley Connecticut board of directors is soliciting proxies from the Stanley Connecticut shareholders. This will give you the opportunity to vote at the annual meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by proxy using one of the three methods described below or attend the annual meeting and vote in person, it will have the same effect as voting against the approval of the merger agreement.

      Shareholders may vote by any one of the following methods:

      (1) CALL 1-877-PRX-VOTE (1-877-799-8683) from the U.S. or Canada (this call is toll free) to vote by telephone anytime up to 12:00 midnight, New York time on [month day], 2002. Enter the control number located on your proxy card and follow the recorded instructions.

      (2)   GO TO THE WEBSITE: http://www.eproxyvote.com/swk to vote over the
                               -----------------------------
            Internet anytime up to 12:00 midnight, New York time on [month day], 2002. Click on the "PROCEED" icon. Enter the control number located on your proxy card and follow the internet instruction.

      (3) MARK, SIGN, DATE AND MAIL your proxy card in the enclosed postage-prepaid envelope. If you are voting by telephone or by the Internet, please do not return your proxy card.

      If you hold your Stanley Connecticut shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a form of proxy must be received by us prior to the beginning of voting at the annual meeting.

      Changing Your Vote by Revoking Your Proxy

      There are three ways in which you may revoke your proxy and change your vote:

      . First, you may send a written notice to our proxy solicitor, MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016, stating that you would like to revoke your proxy. This notice must be received prior to the annual meeting.

      . Second, you may complete and submit a new later-dated proxy by any of the three methods described above. The latest dated proxy actually received by Stanley Connecticut prior to the annual meeting will be the one that is counted, and all earlier proxies will be revoked.

      . Third, you may attend the annual meeting and vote in person. Simply attending the meeting without completing a ballot, however, will not revoke your proxy. You must vote in person at the meeting to revoke your proxy.

      If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change or revoke your proxy.

How Proxies Are Counted

      If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares represented by your proxy card will be voted as recommended by the Stanley Connecticut board of directors. A valid proxy also gives the individuals named as proxies authority to vote in their discretion when voting the shares on any other matters that are properly presented for action at the annual meeting. A properly executed proxy marked "ABSTAIN" will not be voted. However, it may be counted to determine whether there is a quorum present at the annual meeting. Accordingly, since the affirmative vote of a majority of the voting power entitled to vote at the annual meeting is required to approve the merger agreement, a proxy marked "ABSTAIN" will have the effect of a vote against the merger proposal. Broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will not be voted but will be counted for purposes of determining whether there is a quorum at the annual meeting. The New York Stock Exchange rules do not permit brokers and nominees to vote the shares that they hold beneficially either for or against the approval of the merger agreement without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares, this will have the same effect as voting against the merger.

Confidential Voting

      It is Stanley Connecticut's policy that all proxies, ballots and tabulations of shareholders who check the box indicated for confidential voting be kept confidential, except where mandated by law and other limited circumstances.

Cost of Solicitation

      Stanley Connecticut will pay the cost of soliciting proxies. In addition to solicitation by mail, telephone, the Internet or other means, Stanley Connecticut will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. Stanley Connecticut will, upon request, reimburse these institutions for their reasonable expenses. Stanley Connecticut has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies.

Shareholder Proposals

      The board of directors of Stanley Connecticut is also not aware of any matters that are expected to come before the annual meeting other than those referred to in this proxy statement/prospectus. If other matters should properly come before the meeting, the persons named in the proxy intend to vote the proxies in accordance with their best judgment.

      Each year, a shareholder may submit proposals to be included in the proxy materials. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in Stanley Connecticut's 2003 annual meeting proxy materials (or Stanley Bermuda's if the merger agreement is approved and the reorganization consummated), shareholder proposals must be received no later than [month day], 2002.

      In addition, Stanley Bermuda's bye-laws provide that for a shareholder to have properly brought business before an annual general meeting, the shareholder must have given proper written notice as specified in the bye-laws and satisfied all requirements under applicable rules promulgated by the Securities and Exchange Commission. To be timely for consideration at an annual general meeting, a shareholder's notice must be received by the Secretary at Stanley Bermuda's principal offices not less than sixty days nor more than ninety days prior to the anniversary date of the immediately preceding annual general meeting of shareholders; provided, however, that in the event that the annual general meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual general meeting was mailed or such public disclosure of the date of the annual general meeting was made, whichever first occurs. In order for a shareholder to nominate directors in connection with an annual general meeting of shareholders, a shareholder's notice of his intention to make such nominations must be received in proper written form as specified in the bye-laws of Stanley Bermuda by the Secretary of Stanley Bermuda within the time limits described above. All shareholder proposals to be presented for consideration at Stanley Bermuda's 2003 annual meeting must be received by the Secretary of Stanley Bermuda no later than [month day], 2003.

                  CHAPTER III - OTHER ANNUAL MEETING PROPOSALS

                    ITEM 1 - ELECTION OF STANLEY CONNECTICUT
                               BOARD OF DIRECTORS

Election Of Directors

      At the 2002 Annual Meeting, the shareholders will elect five directors to the board of directors of Stanley Connecticut, who together with the continuing directors of Stanley Connecticut will become the Board of Directors of Stanley Bermuda if the proposal relating to the reorganization is approved by shareholders. The nominations to the board of directors are set forth below. Those elected as directors will serve until the annual meeting of shareholders indicated and until the particular director's successor has been elected and qualified.

      The board recommends a vote FOR the nominees. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted, in the discretion of those named as proxies, for a substitute nominee.

      Information Concerning Nominees for Election as Directors

                  ROBERT G. BRITZ, President, Co-Chief Operating Officer, and Executive Vice Chairman of the New York Stock Exchange, since January 2002. Mr. Britz also served as group executive vice president and a member of the Office of the Chairman from June 1995 to December 2001. Mr. Britz is a director of the New York Stock Exchange, the Securities Industry Automation Corp. and Sector, Inc.

      [PHOTO] Mr. Britz has been a director since January 2002. He is a member of the Board Affairs Committee and the Compensation and Organization Committee. He is 51 years old and owns 53 shares.

                  If elected, Mr. Britz's term will expire at the 2003 Annual Meeting.

                  STILLMAN B. BROWN, Managing General Partner, Harcott Associates, since 1987. Formerly, he was Executive Vice President, Corporate Development of United Technologies Corporation where he was chief financial officer from 1979 until 1986. He is a life member of the Board of Regents of the University of Hartford.

      [PHOTO] Mr. Brown has been a director since 1985. He is Chair of the Finance and Pension Committee and a member of the Compensation and Organization Committee and the Executive Committee. He is 68 years old and owns 53,500 shares.

                  If elected, Mr. Brown's term will expire at the 2005 Annual Meeting.

      [PHOTO] EMMANUEL A. KAMPOURIS, retired, served as Chairman, President and Chief Executive Officer of American Standard Companies, Inc. from 1989 through 1999. He is a director of Horizon Blue Cross and Blue Shield, Smartdisk Corporation, Click Commerce, Inc., Alicor Inc., the National Endowment for Democracy, an overseer of the Executive Council on Diplomacy, and a member of Oxford University's Council for the School of Management Studies.

                  Mr. Kampouris, a director since October 2001 is a member of the Board Affairs Committee and the Compensation and Organization Committee. He is 67 years old and owns 7,500 shares.

                  If elected, Mr. Kampouris' term will expire at the 2005 Annual Meeting.

                  DEREK V. SMITH, Chairman, President and Chief Executive Officer of ChoicePoint Inc. Mr. Smith has served as Chairman of the Board of ChoicePoint since May 1999 and as President and Chief Executive Officer since May 1997. He served as Executive Vice President of Equifax Inc. and Group Executive of the Equifax Insurance Services Group from 1993 until the spin-off of ChoicePoint from Equifax in 1997. Mr. Smith is a director of ChoicePoint and also serves as a director of Metris Companies, Inc.

      [PHOTO] Mr. Smith, a director since December 2001, is Chair of the Compensation and Organization Committee and a member of the Audit Committee. He is 46 years old and owns 185 shares.

                  If elected, Mr. Smith's term will expire at the 2004 Annual Meeting.

                  KATHRYN D. WRISTON, trustee of the John A. Hartford Foundation since 1991, Practicing Law Institute since 1975, and The Northwestern Mutual Life Insurance Company since 1986. Ms. Wriston is also a director of Goodyear Tire & Rubber Company.

      [PHOTO] Mrs. Wriston, a director since 1996, is a member of the Board Affairs Committee, the Executive Committee, and the Finance and Pension Committee. She is 63 years old and owns 22,500 shares.

                  If elected, Mrs. Wriston's term will expire at the 2005 Annual Meeting.

      Information Concerning Directors Continuing in Office Terms

                  JOHN G. BREEN, retired, served as Chairman of The Sherwin-Williams Company from April 1980 to April 2000; he had been Chief Executive Officer from 1979 to 1999. He is a director of The Sherwin-Williams Company, National City Corporation, Goodyear Tire & Rubber Company, Mead Corporation, and Parker-Hannifin Corporation. He also is a Trustee of John Carroll University.

      [PHOTO] Mr. Breen, a director since July 2000, is Chair of the Audit Committee and a member of the Finance and Pension Committee. He is 67 years old and owns 5,255 shares.

                  Mr. Breen's term will expire at the 2004 Annual Meeting.

      [PHOTO] EILEEN S. KRAUS, retired. Served as Chairman, Fleet Bank, Connecticut, a subsidiary of Fleet Boston Financial, from 1995 to 2000. She had been President, Shawmut Bank Connecticut, N.A., and Vice Chairman of Shawmut National Corporation since 1992; Vice Chairman, Connecticut National Bank and Shawmut Bank, N.A. since 1990; and Executive Vice President of those institutions since 1987. She is Chairman of ConnectiCare Holding Company, Inc. and ConnectiCare, Inc., a director of Kaman Corporation and Rogers Corporation, member of the advisory board of Yankee Energy System, Inc./Northeast Utilities System, and chairman of the advisory board of Iron Bridge Mezzanine Fund.


                  Mrs. Kraus was elected a director in 1993 and is a member of the Audit Committee, the Executive Committee and the Finance and Pension Committee. She is 63 years old and owns 25,455 shares.

                  Mrs. Kraus' term will expire at the 2003 Annual Meeting.

                  JOHN D. OPIE, retired, served as Vice Chairman of the Board and Executive Officer of General Electric Company from 1995 to 2000; he served as President and Chief Executive Officer of GE Lighting from 1986 to 1995 and also held other key leadership positions at GE from 1961. He is a director of Delphi Automotive Systems Corporation. He is also a Trustee of Michigan Tech. University.

      [PHOTO] Mr. Opie, a director since July 2000, is Chair of the Board Affairs Committee and a member of the Audit Committee. He is 64 years old and owns 7,105 shares.

                  Mr. Opie's term will expire at the 2004 Annual Meeting.

                  JOHN M. TRANI, Chairman and Chief Executive Officer of The Stanley Works. Mr. Trani joined the company December 31, 1996 after an 18 year career with General Electric Company, the last 10 years as President and Chief Executive Officer of GE Medical Systems.

      [PHOTO] Mr. Trani is Chair of the Executive Committee. He is 57 years old and owns 2,253,301 shares.

                  Mr. Trani's term will expire at the 2003 Annual Meeting.

Board Information

      Meetings. The board of directors met eight times during 2001. The various board committees met the number of times shown in parentheses: Executive (0), Audit (5), Board Affairs (4), Finance and Pension (2), and Compensation and Organization (4). The members of the board serve on the committees described in their biographical material on pages 43, 44 and 45. Each incumbent director had an attendance record of 75% or greater at meetings, including meetings of committees on which he or she served.

      Executive. The Executive Committee exercises all the powers of the board of directors during intervals between meetings of the board; however, the Committee does not have the power to declare dividends or to do other things reserved by law to the board.

      Audit. The Audit Committee nominates the company's independent auditing firm, reviews the scope of the audit, and approves in advance management consulting services, and reviews with the independent auditors and the internal auditors their activities and recommendations including their recommendations regarding internal controls. The Committee meets with the independent auditors, the internal auditors, and management, each of whom has direct and open access to the Committee. All members of the Audit Committee are independent (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE's listing standards). Directors who are not Committee members may attend any of the Committee's meetings they wish to attend. The Audit Committee operates under a charter, a copy of which was attached to the company's March 20, 2001 Proxy Statement.

      Board Affairs. The Board Affairs Committee makes recommendations to the board as to board membership and considers names submitted to it in writing by shareholders. The Committee recommends directors for board committee membership and as committee chairs, and recommends director compensation. The Committee has taken the lead in articulating Stanley Connecticut's corporate governance guidelines, preparing a director job description, establishing a procedure for evaluation of incumbent directors, and establishing a procedure for evaluating board performance. The Committee also provides guidance on major issues in areas of corporate social responsibility and public affairs, and reviews and approves policy guidelines on charitable contributions.

      Shareholders who wish to submit names to be considered by the Board Affairs committee for nomination for election to the board of directors should send written notice to the Secretary of Stanley Connecticut at its principal executive offices at least 60 days but no more than 90 days prior to the anniversary of the date of the previous year's annual meeting, which notice should set forth (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of each such person, (iii) the number of shares of capital stock of Stanley Connecticut that are beneficially owned by each such person and (iv) such other information concerning each such person as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of each such nominee.

      Compensation and Organization. The Compensation and Organization Committee determines the compensation of executive officers and of non-officer senior executives. The Committee also administers the company's executive compensation plans.

      Finance and Pension. The Finance and Pension Committee advises in major areas concerning the finances of the company and oversees the company's administration of Stanley Connecticut's pension plans.

      Compensation. Stanley Connecticut pays its directors who are not employees of the company or any of its subsidiaries a $30,000 annual retainer. It also pays a fee of $1,500 for each board of directors meeting attended ($750 if attendance is by conference telephone) and a fee of $1,500 for each meeting of a committee of the board of directors ($750 if attendance is by conference telephone). Committee chairs receive an additional annual fee of $3,000. Non-employee directors may defer any or all of their fees in the form of Stanley Connecticut shares or as cash accruing interest at the five-year treasury bill rate; a director is required to so defer in the form of Stanley Connecticut shares so long as he or she owns fewer than 7,500 shares. It is anticipated that each non-employee director will annually receive a ten-year option to purchase 3,000 of the corporation's shares at an exercise price equal to the fair market value of such shares at the date of grant.

Security Ownership

      No person or group, to the knowledge of Stanley Connecticut, owns beneficially more than five percent of the outstanding common shares, except as shown in this table. As of March 18, 2002, Citibank, N.A. owned of record 15.4 % of the outstanding common shares as Trustee under the company's ESOP for the benefit of the plan participants.



-------------------------------------------------------------------------------------------------------------------
                           (2) Name and address of               (3) Amount and nature of        (4) Percent of
  (1) Title of class           beneficial owner                      beneficial ownership            class
--------------------      ----------------------------          -----------------------------    ------------------
Common Stock              Capital Research & Mgmt. Co.
$2.50 par value           333 South Hope Street                 6,930,000 shares/1/                  8.1%
                          Los Angeles, CA  90071                (power to dispose)

Common Stock              FMR Corp.                             6,931,881 shares                     8.1%
$2.50 par value           82 Devonshire Street                  (4,456,203 power to vote)
                          Boston, MA  02109                     (6,931,881 power to dispose)


----------
/1/ Washington Mutual Investors Fund, Inc., which is advised by Capital Research & Mgmt. Co., owns beneficially (with power to vote) 4,350,000 of these shares.

      With the exception of Mr. Trani, who owns beneficially 2.6% of the outstanding common shares, no director, nominee or executive officer owns more than 1% of the outstanding common shares. The executive officers and directors as a group owned beneficially approximately 3.6% of the outstanding common shares. The following table sets forth information as of March 18, 2002 with respect to the shareholdings of the directors, nominees, each of the executive officers named in the table on page 49, and all directors, nominees, and executive officers as a group (the beneficial owner of the shares shown for the most part has sole voting and sole investment power):

                                                                           Common Shares             Percent of Class
                             Name                                              Owned                      Owned
----------------------------------------------------------------       ---------------------         ----------------
John G. Breen...................................................             5,255 (1) (2)                  *
Robert G. Britz.................................................                53 (2)                      *
Stillman B. Brown...............................................            53,500 (1)                      *
Paul M.  Isabella...............................................            35,706 (1)                      *
Emmanuel A. Kampouris...........................................             7,500                          *
Eileen S. Kraus.................................................            25,455 (1) (2)                  *
Kenneth O. Lewis................................................            91,771 (1) (3)                  *
James M. Loree..................................................           287,856 (1) (3) (4)              *
Donald R. McIlnay...............................................            22,099 (1) (3)                  *
John D. Opie....................................................             7,105 (1) (2)                  *
Derek V. Smith..................................................               185 (2)                      *
John M. Trani...................................................         2,253,301 (1) (3) (4)             2.6
Kathryn D. Wriston..............................................            22,500 (1)                      *
Directors and executive officers as a group (18 persons)........         3,022,468 (1) (2) (3) (4)         3.6

----------
*     Less than 1%

(1) Includes shares which may be acquired by the exercise of stock options, as follows: Mr. Trani, 2,000,000; Mr. Breen, 3,000; Mr. Brown, 13,500; Mr.
      Isabella, 17,000; Mrs. Kraus, 13,500; Mr. Lewis, 90,000; Mr. Loree, 200,000; Mr. McIlnay, 20,000; Mr. Opie, 3,000; and Mrs. Wriston, 11,500;
      and all directors and executive officers as a group, 2,523,500.

(2) Includes the share accounts maintained by Stanley Connecticut for those of its directors who have deferred their director fees, as follows: Mr. Breen, 2,255; Mr. Britz, 53; Mrs. Kraus, 11,724; Mr. Opie, 2,105; Mr.
      Smith, 185; and all directors and executive officers as a group, 16,322.

(3) Includes shares held as of March 18, 2002 under Stanley Connecticut's savings plans, as follows: Mr. Trani, 36,429; Mr. Lewis, 915; Mr. Loree, 1,630; Mr. McIlnay, 764; and all directors and executive officers as a group, 63,535.

(4) Includes the share unit accounts maintained by Stanley Connecticut, as follows: Mr. Trani, 200,000; Mr. Loree, 80,000; and all directors and executive officers as a group, 285,612.


Audit Committee Report

      In connection with the December 29, 2001 financial statements, the Audit
Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61; (3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 and discussed with the independent auditors the independent auditors' independence. Based upon these reviews and in reliance upon these discussions, the Audit Committee recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K filed with the SEC.

                              Audit Committee


                              Kathryn D. Wriston (Chair)
                              John G. Breen
                              Eileen S. Kraus
                              Derek V. Smith

Executive Compensation

      Report of the Compensation and Organization Committee of the Board of Directors

      The Compensation and Organization Committee of the Board of Directors is composed of four non-employee directors. The Committee determines the performance and award under the Management Incentive Compensation Plan ("MICP") for the chief executive officer and makes recommendations to the Board as to his salary (the board then determines such salary). The Committee itself determines the salaries and MICP performance and awards for executive officers other than the CEO. The Committee also administers the long-term incentive plans and makes stock option grants.

      Overview

      In addition to providing the benefits under the Corporation's pension and savings plans generally provided to all salaried employees in the United States, Stanley has used a number of elements in compensating its executives: salary; annual incentives; long-term incentives; ten-year stock options; and share units. The Committee believes that this combination of elements results in a substantial portion of total compensation being at risk and appropriately relates to the achievement of increased shareholder value through profitable growth. With the exception of certain compensation payable to Mr. Trani under the terms of the employment agreement between him and Stanley, the Committee's general intent is to take appropriate steps so that the compensation other than salary paid to executive officers meets the requirements for "performance-based compensation" (including shareholder approval) and is therefore deductible for federal income tax purposes by Stanley under Section 162(m) of the Internal Revenue Code.

      Salaries

      Stanley regularly participates in surveys of salaries and overall compensation. The Company retained the services of Watson Wyatt, an independent executive compensation consultant, to evaluate the compensation levels of the Company's executive officers. Using 2001 compensation surveys, Watson Wyatt compared Stanley's salary and compensation packages with those of other similarly-sized manufacturing companies, including eight of those included in the Peer Group reflected in the line graph on page 53. From these survey data, salary ranges are established each year for all U.S. based executive positions. Actual base salary determinations are made on the basis of (a) these salary ranges, (b) individual performance (as evaluated by the Committee in its discretion), and (c) other factors that the Committee deems relevant. The 2001 salary of Mr. Trani is above the median of the market survey data. The 2001 salaries of the other U.S. based executives named in the table on page 49 are competitive with the median of the market for their respective positions.

      Annual Incentive

      In 2001 the Committee used the MICP to compensate executives based on the Corporation's core net earnings, core net earnings per share, and core return on adjusted capital employed. The MICP provided for annual incentive awards to 119 selected key executives for 2001.

      Long-Term Incentive

      The 36-month goals established in 2000 under the 1997 Long-Term Incentive Plan provided goals of return on capital employed, core earnings per share over the period, and cash flow over the period.

      Market Appreciation of Stanley Connecticut's Shares

      The Committee uses stock options to compensate executives based on market appreciation of Stanley's shares, creating for executives an identity of interest with the Corporation's shareholders. The Committee plans to make annual stock option grants to its executive officers and certain other key employees, and to make occasional grants to other key employees. It is anticipated that the grants will be non-qualified stock options with a term of up to ten years and an exercise price equal to at least the fair market value of Stanley's common shares at the time of grant.

      The Committee has established guidelines for minimum stock ownership. These guidelines provide that over a five-year period stock ownership will reach the following minimum levels, expressed as a multiple of base salary: five times for the chief executive officer; two times for the others appearing in the table on page 49, the other executive officers, and certain heads of product groups; and one time for all other participants in the company's long-term incentive plans.

      Conclusion

      Through the programs described above, a very significant portion of the Corporation's executive compensation is linked directly to corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

                                Compensation And Organization Committee


                                Stillman B. Brown (Chair)
                                Eileen S. Kraus
                                John D. Opie
                                Hugo E. Uyterhoeven

      Summary Compensation Table

      This table shows the compensation earned for service in all capacities (including director fees for Mr. Trani) during the last three fiscal years for Stanley Connecticut's chief executive officer and its next four most-highly compensated executive officers.

                                                                         LONG-TERM COMPENSATION
                                                             ------------------------------------------------
                                 ANNUAL COMPENSATION                      AWARDS                     PAYOUTS
                        -----------------------------------  ------------------------------------------------
        (a)              (b)         (c)             (d)            (e)               (f)              (g)               (h)
                                                                                                      LTIP               All
Name and                                                     Restricted Stock  Shares Underlying     Payouts     Other Compensation
Principal Position       Year     Salary ($)      Bonus ($)    Award(s) ($)       Options (#)          ($)               ($)
-----------------------------------------------------------------------------------------------------------------------------------
John M. Trani            2001     1,100,000      2,300,000              0           300,000                0           170,381
Chairman                 2000     1,000,000      1,800,000              0         1,400,000                0           139,669
and CEO                  1999       925,000      1,400,000              0           200,000        1,684,375            86,436

Paul M. Isabella         2001       254,808        150,000        174,643           121,000                0            44,271
VP, Operations           2000       195,528        115,000              0            10,000                0            17,674
                         1999       140,769        125,025        590,231             7,000                0            17,086

Kenneth O. Lewis         2001       271,250        135,000              0            25,000                0            17,433
Vice President,          2000       258,750        130,000              0            60,000                0            15,080
Marketing and            1999       245,000        115,000              0            30,000          218,750            10,953
Brand Development

James M. Loree           2001       350,000        310,000              0           100,000                0            23,889
VP Finance               2000       331,250        260,000              0           100,000                0           130,850
and CFO                  1999       148,958        687,796      2,372,504           150,000                0            25,599

Donald R. McIlnay        2001       320,000        135,000              0            20,000                0            14,172
President, Consumer      2000       300,000        120,000              0            20,000                0             8,760
Sales Americas           1999        75,000         30,000              0            10,000                0             1,506

Footnote to Column (d) of Summary Compensation Table

      In 1999, Mr. Loree's MICP was $225,000; the balance resulted from sign-on and make-whole payments in connection with his being hired.

Footnote to Column (e) of Summary Compensation Table

      At the end of the year, Mr. Trani's aggregate restricted share units totaled 200,000 fully vested units on which dividend equivalents are paid, with a value, based on the year-end closing price of $46.57, of $9,314,000. At the end of the year, Mr. Loree's aggregate restricted share units totaled 80,000 shares, 69,340 of which are vested, and 10,660 vest in 2002, and on which dividend equivalents are paid; they have a value, based on the year-end closing price of $46.57 of $3,725,600. At the end of the year, Mr. Isabella's aggregate restricted share units totaled 2,612 shares, all of which vest in 2003, and on which dividend equivalents are paid; they have a value, based on the year-end closing price of $46.57, of $121,641.

Footnote to Column (h) of Summary Compensation Table

      Consists of relocation expenses including gross up for taxes; company contributions to defined contribution plans (excluding contributions to the "cornerstone account" defined contribution plan, which will offset pension benefits described in the tables on pages 52 and 53); and life insurance premiums.


                                                                   Defined
                                              Relocation         Contribution
             Name               Year           Expenses              Plans             Insurance        Column (i) Total
--------------------------   ---------       -------------      ----------------      -----------      ------------------
   John M. Trani                2001                    0                101,500           68,881                 170,381
                                2000                    0                 83,562           56,107                 139,669
                                1999                    0                 63,875           22,561                  86,436

   Paul M. Isabella             2001               43,296                      0              975                  44,271
                                2000               13,425                      0            5,249                  17,674
                                1999               21,927                      0            5,003                  17,086

   Kenneth O. Lewis             2001                    0                 11,769            5,664                  17,433
                                2000                    0                  9,660            5,420                  15,080
                                1999                    0                  5,717            5,236                  10,953

   James M. Loree               2001                    0                 18,287            5,602                  23,889
                                2000              105,926                 19,469            5,455                 130,850
                                1999               17,311                  2,833            5,455                  25,599

   Donald R. McIlnay            2001                    0                  5,250            8,922                  14,172
                                2000                    0                      0            8,760                   8,760
                                1999                    0                      0            1,506                   1,506

      Option Grants in 2001

      With the exception of options granted to Mr. Isabella in January, the stock options granted in 2001 were granted on October 19; 50% of the options granted to each individual are not exercisable until the third anniversary of the date of grant; the remaining 50% are not exercisable until the fifth anniversary of the date of grant. With respect to the options granted to Mr. Isabella on January 25, 2001, these options became exercisable on August 24, 2001 with respect to 27,000 shares, and on January 25, 2002 with respect to 7,000 shares; and will not become exercisable until May 19, 2003 with respect to 27,000 shares and April 19, 2005 with respect to 10,000 shares.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                             Potential Realizable Value at Assumed
                                                                                           Annual Rates of Stock Price Appreciation
                                            Individual Grants                                           for Option Term
                              Number of        % of Total
                               Shares            Options
                             Underlying        Granted to
                               Options          Employees        Exercise      Expiration
           Name              Granted (#)     in Fiscal Year     ($/Share)         Date                5%                 10%
           (a)                   (b)               (c)             (d)             (e)                (f)                (g)
--------------------        -------------   ------------------  ---------     -------------     --------------     ---------------
J.M. Trani                     300,000            15.4%           $39.00        10/18/2011        $7,358,067         $18,646,787

P.M. Isabella                   71,000             3.6%           $30.44         1/24/2011         1,226,345           3,107,798
                                50,000             2.6%           $39.00        10/18/2011         1,741,409           4,413,073

K.O. Lewis                      25,000             1.3%           $39.00        10/18/2011           613,172           1,533,899

J.M. Loree                     100,000             5.1%           $39.00        10/18/2011         2,452,689           6,215,596

D.R. McIlnay                    20,000             1.0%           $39.00        10/18/2011           490,538           1,243,119

All                                                                                            2,104,506,887       5,333,333,647
Shareholders
(based on
market price
on October 19,
2001)

Named                                                                                                    0.7%                0.7%
Executive
Officers'
percentage of
realizable
value gained
by all
shareholders
------------------------------------------------------------------------------------------------------------------------------------

      Aggregated Option Exercises in 2001 and 2001 Year-End Option Values

                                                                          Number of Shares               Value of Unexercised
                             Shares                                    Underlying Unexercised           In-the-Money Options at
                           Acquired on              Value                      Options                    Fiscal Year-End ($)
                             Exercise              Realized           Exercisable/Unexercisable               Exercisable/
Name                            (#)                  ($)                at Fiscal Year-End (#)               Unexercisable
(a)                             (b)                  (c)                         (d)                               (e)
-------------------      ---------------         -----------         ---------------------------     ----------------------------
J.M. Trani                       0                   $ 0                2,000,000/1,300,000            $38,171,380/$18,774,500

P.M. Isabella                  27,000              311,085                        0/104,000                      $0/$1,350,280

K.O. Lewis                     30,000              561,050                    60,000/55,000                $1,050,635/$977,575

J.M. Loree                       0                    0                     200,000/150,000              $4,319,870/$1,690,435

D.R. McIlnay                     0                    0                       70,000/70,000              $1,611,800/$1,239,300

      Retirement Benefits

      Employees in the United States are generally eligible to retire with unreduced pension benefits at age 65. The following table shows the approximate aggregate annual defined benefit pension generally provided under Stanley Connecticut's qualified retirement plan and non-qualified supplemental retirement plan to U.S. employees employed prior to July 1, 1997, including Mr. Trani who had 12 years of credited service. Stanley Connecticut has determined that no accruals will be made under these plans with respect to service after January 31, 1998 and with respect to increases in compensation after May 31, 2001. Instead, the company makes contributions to a "cornerstone account" in a defined contribution plan. Ordinarily, pensions are payable monthly for life or as a lump sum following termination of employment (pension payments are guaranteed to total at least as much as the lump sum would have been). Stanley Connecticut has taken steps to terminate the qualified retirement plan, effective July 31, 2001, subject to the approval of the appropriate governmental agencies. As soon as practicable after receipt of such government approval, pursuant to the termination of the qualified retirement plan, covered employees will have the option to receive their qualified retirement plan benefits in the form of an immediate annuity contract, an immediate lump sum payment or a deferred annuity contract. Payments under the non-qualified supplemental retirement plan will continue to be payable under that plan following an employee's termination of employment. The amounts shown below are in addition to any benefits the employee may be entitled to receive under Social Security and include amounts restored by Stanley Connecticut's non-qualified supplemental retirement plan. Average annual compensation takes into account salary and bonus through May 31, 2001, and in the case of Mr. Trani is $2,044,563.

      Average Annual
     Compensation for                      Approximate Annual Pension Upon Retirement at Age 65
       the Highest 5         -------------------------------------------------------------------------------------
    Consecutive of the
     Last 10 Years of          15 Years of       20 Years of      25 Years of      30 Years of       35 Years of
         Employment               Service           Service         Service          Service            Service
      $    400,000               $75,887           $101,183        $126,478          $151,774           $177,070
           800,000               155,297            207,063         258,828           310,594            362,360
         1,200,000               234,707            312,943         391,178           469,414            547,650
         1,600,000               314,117            418,823         523,528           628,234            732,940
         2,000,000               393,527            524,703         655,878           787,054            918,230
         2,400,000               472,937            630,583         788,228           945,874          1,103,520
         2,800,000               552,347            736,463         920,578         1,104,694          1,288,810

      The following table shows the approximate annual pension provided to a number of executives including Messrs. Trani, Lewis and Loree (who have credited years of service of 15 years, 4 years and 2 years, respectively) under Stanley Connecticut's executive retirement program (inclusive of the pension shown in the table above and inclusive of the "cornerstone account" defined contribution plan account balance) which provides unreduced benefits at age 60. Pensions are paid monthly for life or as a lump sum. The amounts shown include any benefits the employee may be entitled to receive under Social Security. Average Annual compensation takes into account salary and bonus, which are the amounts shown in columns (c) and (d) of the summary compensation table on page 49.


                                                         Approximate Annual Pension Upon Retirement at Age 60
                                          --------------------------------------------------------------------------------------
                Average Annual
             Compensation for the
                  Highest 36                15 Years of       20 Years of      25 Years of        30 Years of     35 Years of
              Consecutive Months              Service            Service         Service             Service         Service
           ------------------------        -------------     -------------    -------------      -------------   --------------
                  $  400,000                 $140,000           $180,000         $200,000           $200,000         $200,000
                     800,000                  280,000            360,000          400,000            400,000          400,000
                   1,200,000                  420,000            540,000          600,000            600,000          600,000
                   1,600,000                  560,000            720,000          800,000            800,000          800,000
                   2,000,000                  700,000            900,000        1,000,000          1,000,000        1,000,000
                   2,400,000                  840,000          1,080,000        1,200,000          1,200,000        1,200,000
                   2,800,000                  980,000          1,260,000        1,400,000          1,400,000        1,400,000


      The following table shows the approximate minimum annual pension provided to Mr. Trani (who for these purposes is credited with 18 years of service as of his start at Stanley Connecticut and therefore is deemed to have 23 credited years of service) under an enhanced retirement program provided to him which at age 60 provides benefits of 1.75% times years of service times average pay, with a maximum benefit at age 60 (March 15, 2005 after 26 and one-half years of deemed service) of 46.375% of average pay, less $83,280. The amounts shown are inclusive of the pension he would receive under the immediately preceding table (inclusive of the "cornerstone account" defined contribution plan account balance) and will only be paid if they yield a larger pension than the benefits shown in the immediately preceding table. The amounts shown are in addition to any benefits he may be entitled to receive Social Security. Average Annual compensation takes into account salary and bonus, which are the amounts shown in columns (c) and (d) of the summary compensation table on page 49.

                                                         Approximate Annual Pension Upon Retirement at Age 60
                                          --------------------------------------------------------------------------------------
                Average Annual
             Compensation for the
                  Highest 36                15 Years of       20 Years of      25 Years of        30 Years of     35 Years of
              Consecutive Months              Service            Service         Service             Service         Service
           ------------------------        -------------     -------------    -------------      -------------   --------------
                  $  400,000                  $105,000          $140,000          $175,000           $210,000        $245,000
                     800,000                   210,000           280,000           350,000            420,000         490,000
                   1,200,000                   315,000           420,000           525,000            630,000         735,000
                   1,600,000                   420,000           560,000           700,000            840,000         980,000
                   2,000,000                   525,000           700,000           875,000          1,050,000       1,225,000
                   2,400,000                   630,000           840,000         1,050,000          1,260,000       1,470,000
                   2,800,000                   735,000           980,000         1,225,000          1,470,000       1,715,000

      Supplemental Pension Plan

      Stanley Connecticut's defined benefit retirement plan and savings plan are "qualified" plans under the Internal Revenue Code and, accordingly, are subject to certain limitations of benefits which apply to "qualified" plans in general. Stanley Connecticut's supplemental retirement and savings plan for salaried employees restores these benefits on a non-qualified basis.

      Executive Officer Agreements

      Mr. Trani and Stanley Connecticut entered into a three-year contract as of January 1, 2000 (subject to one-year renewals) providing for him to be paid an annual salary of $1,000,000 in 2000 and an annual base salary at a rate determined by the board for subsequent periods; for him to participate in the company's annual bonus plan and to receive, for the company's 2000 fiscal year, a bonus in the range of 90% to 270% of his salary (assuming the company achieved its targeted performance); for him to receive a stock option grant covering one million shares; and for him to receive additional stock option, share unit and/or other equity-based awards as determined by the Compensation and Organization Committee or the board. Stanley Connecticut's executive officers other than Mr. Trani have agreements with Stanley Connecticut, which become effective only in the event of a change in control of the company, providing for payments of up to two years' compensation in certain cases in the event of the officer's resignation or involuntary termination.

Comparison of 5 Years' Cumulative Total Return Among The Stanley Works, S&P 500 Index and Peer Group

      Set forth below is a line graph comparing the yearly percentage change in the company's cumulative total shareholder return for the last five years to that of the Standard & Poor's 500 Stock Index (an index made up of 500 companies including The Stanley Works) and the Peer Group. The Peer Group is a group of 12 companies, including Stanley, that serve the same markets Stanley serves and many of which compete with one or more product lines of Stanley. Total return assumes reinvestment of dividends.



                                The Stanley Works
                  Comparison of 5 Year Cumulative Total Return


[Graph of 5-year Cumulative Total Returns Appears Here]


The points in the above table are as follows :

                                    end            end             end           end            end            end
                                   1996           1997            1998          1999           2000           2001
                                -------        -------         -------       -------        -------        -------
The Stanley Works               $100.00        $178.04         $106.92       $118.83        $127.50        $190.39
S&P 500                          100.00        $131.01         $165.95       $198.35        $178.24        $155.00
Peer Group                       100.00        $133.30         $143.11       $135.74        $131.91        $140.25

Assumes $100 invested on December 31, 1996 in Stanley Connecticut's common stock, S&P 500 Index and the Peer Group. The Peer Group consists of the following 11 companies: The Black & Decker Corporation, Cooper Industries, Inc., Danaher Corporation, Illinois Tool Works Inc., Ingersoll-Rand Company, Masco Corporation, Newell Rubbermaid Inc., Pentair, Inc., Snap-On Incorporated, The Sherwin-Williams Company and The Stanley Works. One company included in the Peer Group last year, Armstrong World Industries Inc. filed for bankruptcy in December 2000 and has therefore been removed from the Peer Group.

      ITEM 2- THE PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF MERGER

      For summary and detailed information regarding the Reorganization of The Stanley Works, see Chapter I -- "The Reorganization."

      The board of directors recommends a vote FOR approving the Agreement and Plan of Merger.

                    ITEM 3 - APPROVAL OF INDEPENDENT AUDITORS

Independent Auditors

      The third item of business to be considered is the approval of independent auditors for the 2002 fiscal year. Subject to the action of the shareholders at the annual meeting, the board of directors, on recommendation of the Audit Committee, has appointed Ernst & Young LLP, certified public accountants (Ernst & Young), as the independent auditors to audit the financial statements of the company for the current fiscal year. The board may appoint a new accounting firm at any time if it believes that such a change would be in the best interest of the company and its shareholders. Ernst & Young and predecessor firms have been the company's auditors for the last 58 years. Representatives of Ernst & Young will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      The board of directors recommends a vote FOR approving Ernst & Young LLP as independent auditors for the year 2002.

Fees of Independent Auditors

      Audit Fees. The aggregate fees billed by Ernst & Young to the company for professional services rendered for the audit of the company's annual financial statements for 2001 and the reviews of the financial statements included in the company's Forms 10-Q for 2001 was $805,000.

      Financial Information Systems Design and Implementation Fees. There were no fees billed by Ernst & Young to the company for professional services described in Paragraph (c) (4) (ii) of Rule 2-01 of Regulation S-X rendered by Ernst & Young for 2001 ("Financial Information Systems Design and Implementation Services").

      All Other Fees. The aggregate fees billed by Ernst & Young to the company for services rendered by Ernst and Young, other than for Audit Services and Financial Information Systems Design and Implementation Services, was $1,830,000, including audit related services of $400,000 and non-audit related services of $1,430,000. Audit related services generally include fees for pension and statutory audits, consultations and filings with the Securities and Exchange Commission. Non-audit related services primarily relate to domestic and foreign tax compliance and consulting.

      Audit Committee Consideration. The Audit Committee has considered whether the provision of non-audit services described above is compatible with maintaining Ernst & Young's independence.

Other Business

      No business may be transacted at the meeting other than the business specified in the notice of the meeting, business properly brought before the meeting at the direction of the board of directors, and business properly brought before the meeting by a shareholder who has given notice to Stanley Connecticut's Secretary received after January 18, 2002 and before February 17, 2002; no such notice has been received. Management does not know of any matters to be presented at the meeting other than the matters described in this proxy statement. If, however, other business is properly presented to the meeting, the proxy holders named in the accompanying proxy will vote the proxy in accordance with their best judgment.

                                                For the Board of Directors


                                                BRUCE H. BEATT
                                                Secretary

                CHAPTER IV - WHERE YOU CAN FIND MORE INFORMATION

      Stanley Bermuda has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended. This proxy statement/prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this proxy statement/prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by such reference.

      Stanley Connecticut is, and after the reorganization Stanley Bermuda will be, subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files and will file reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and other information filed with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the Securities and Exchange Commission at 233 Broadway, New York, New York 10279. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of reports, proxy and information statements and other information regarding registrants that file electronically (including The Stanley Works) are available on the Commission's Web Site at http://www.sec.gov.

      Upon completion of the reorganization, we anticipate that Stanley Bermuda common shares will be traded on the New York Stock Exchange. At the time of commencement of such trading, Stanley Connecticut common stock will be delisted from the New York Stock Exchange and Pacific Exchange and will no longer be registered pursuant to Section 12 of the Exchange Act. At such time, your shares will have automatically converted into the right to receive shares of Stanley Bermuda, and Stanley Bermuda will be registered pursuant to Section 12 of the Exchange Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Stanley Connecticut with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this proxy statement/prospectus:

      (1) Annual Report on Form 10-K for the fiscal year ended December 29, 2001, as amended by Form 10-K/A No.1 thereto (File No. 1-5224);

      (2) Current Reports on Form 8-K dated January 24, 2002, February 8, 2002 and February 25, 2002, (File No. 1-5224).

      Each document filed by Stanley Connecticut pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement/prospectus and prior to the date of the annual meeting shall be deemed to be incorporated by reference in this proxy statement/prospectus and to be a part of this proxy statement/prospectus from the date of filing of such document. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this proxy statement/prospectus.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this proxy statement/prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby in any jurisdiction in which it is unlawful to make such an offer or solicitation. Stanley Bermuda is prohibited from making any invitation to the public in Bermuda to subscribe for any of its shares.

                                                                        ANNEX I


                         AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                            THE STANLEY WORKS, LTD.

                                      AND

                               THE STANLEY WORKS


                         Dated as of February 8, 2002

                                   ARTICLE I
           MERGER....................................................  2
       1.1 Merger....................................................  2
       1.2 Effective Time............................................  2
       1.3 Effects of the Merger.....................................  3

                                   ARTICLE II
           NAME, CHARTER DOCUMENTS, DIRECTORS AND EXECUTIVE OFFICERS.  3
       2.1 Name of Surviving Corporation.............................  3
       2.2 Certificate of Incorporation; Bylaws......................  3
       2.3 Directors.................................................  3
       2.4 Officers..................................................  4

                                  ARTICLE III
           CONVERSION AND EXCHANGE OF STOCK..........................  4
       3.1 Conversion................................................  4
       3.2 Exchange Agent; Exchange of Stock.........................  5

                                   ARTICLE IV
           EMPLOYEE BENEFIT PLANS AND AGREEMENTS.....................  7

                                   ARTICLE V
           CONDITIONS PRECEDENT......................................  8
       5.1 Conditions to Each Party's Obligation to Effect the Merger  8

                                   ARTICLE VI
           TERMINATION, AMENDMENT AND WAIVER.........................  9
       6.1 Termination...............................................  9
       6.2 Effect of Termination.....................................  9
       6.3 Amendment.................................................  9
       6.4 Waiver.................................................... 10
       6.5 Procedure for Termination, Amendment, Extension or Waiver. 10

                                  ARTICLE VII
           GENERAL PROVISIONS........................................ 10
       7.1 Notices................................................... 10
       7.2 Entire Agreement; No Third-party Beneficiaries............ 11
       7.3 Governing Law............................................. 11

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 8, 2002, between The Stanley Works, Ltd., a Bermuda company ("Stanley Bermuda"), and The Stanley Works, a Connecticut corporation ("Stanley Connecticut").

   WHEREAS, the respective Boards of Directors of Stanley Bermuda and Stanley Connecticut deem it advisable and in the best interests of their respective shareholders to reorganize such that Stanley Connecticut will effectively change its place of incorporation from Connecticut to Bermuda;

   WHEREAS, such reorganization will be accomplished by means of the merger of an indirect, wholly-owned subsidiary of Stanley Bermuda that will be formed prior to the annual meeting of the shareholders of Stanley Connecticut as a Connecticut corporation named Stanley Mergerco, Inc. ("Merger Sub") with and into Stanley Connecticut, pursuant to which Stanley Connecticut will be the surviving company in the merger and become a wholly-owned, indirect subsidiary of Stanley Bermuda, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), and whereby each outstanding share of common stock, par value $2.50 per share, of Stanley Connecticut (together with the rights associated with such shares (the "Stanley Connecticut Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of January 31, 1996, between Stanley Connecticut and State Street Bank and Trust Company, as Rights Agent, the "Stanley Connecticut Common Stock"), other than those shares of Stanley Connecticut Common Stock held by Stanley Connecticut or any direct or indirect wholly-owned subsidiary of Stanley Connecticut, shall automatically be converted into the right to receive one common share, par value US$.01 per share, of Stanley Bermuda and associated right (the "Stanley Bermuda Rights") to be issued pursuant to the Rights Agreement to be entered into prior to the Merger between Stanley Bermuda and the Rights Agent to be named therein (collectively, the "Stanley Bermuda Common Share");

   WHEREAS, the respective Boards of Directors of Stanley Bermuda and Stanley Connecticut have each approved and adopted this Agreement and approved the Merger in accordance with The Companies Act 1981, in the case of Stanley Bermuda, and in accordance with the Connecticut Business Corporation Act (the "CBCA"), in the case of Stanley Connecticut, and upon the terms and conditions set forth in this Agreement;

   WHEREAS, the consummation of the Merger requires, among other things, the approval of this Agreement by the affirmative vote of two-thirds of the outstanding shares of Stanley Connecticut Common Stock (the "Stanley Connecticut Shareholder Approval"); and

   WHEREAS, prior to the date of the annual meeting of shareholders of Stanley Connecticut called for the purpose of obtaining the Stanley Connecticut Shareholder Approval, (i) each of Merger Sub and Stanley US Holdings, Inc. ("US Holdings") shall be formed as Connecticut corporations, with Stanley Bermuda being the sole shareholder of US Holdings and US Holdings being the sole shareholder of Merger Sub, and (ii) the Board of Directors of each of Merger Sub and US Holdings shall adopt this Agreement and US Holdings, as sole shareholder of Merger Sub shall approve this Agreement, all in accordance with the CBCA;

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                    MERGER

   1.1  Merger.

   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA, Merger Sub shall be merged with and into Stanley Connecticut. Following the Effective Time of the Merger, the separate corporate existence of Merger Sub shall cease, and Stanley Connecticut shall continue as the surviving corporation (the "Surviving Corporation"), becoming a wholly-owned, indirect subsidiary of Stanley Bermuda (and a wholly-owned, direct subsidiary of US Holdings), and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the CBCA.

   1.2  Effective Time.

   Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 5.1, the parties shall duly prepare, execute and file a certificate of merger (the "Connecticut Certificate of Merger") in accordance with Section 33-819 of the CBCA with the Secretary of State of Connecticut. The Merger shall become effective upon the effective date of the Connecticut Certificate of Merger. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time."

   1.3  Effects of the Merger.

   (a)  General Effects.  The Merger shall have the effects set forth in
Section 33-820 of the CBCA.

   (b) Assumptions of Obligations. The Surviving Corporation expressly assumes each obligation of Merger Sub which requires that such obligation be expressly assumed by the Surviving Corporation.

                                  ARTICLE II

           NAME, CHARTER DOCUMENTS, DIRECTORS AND EXECUTIVE OFFICERS

   2.1  Name of Surviving Corporation.

   The name of the Surviving Corporation shall be "The Stanley Works."

   2.2  Certificate of Incorporation; Bylaws.

   (a) The Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time pursuant to this Agreement and the Certificate of Merger to contain the provisions in the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article FIRST of such Certificate shall provide that the name of the Surviving Corporation shall be "The Stanley Works."

   (b) The Bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with the CBCA, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

   2.3  Directors.

   The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors shall be elected and qualify, subject to prior death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by the CBCA.

   2.4  Officers.

   The officers of Stanley Connecticut immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors shall be elected and qualify, subject to prior death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by the CBCA.

                                  ARTICLE III

                       CONVERSION AND EXCHANGE OF STOCK

   3.1  Conversion.

   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

      (a) Conversion of Stanley Connecticut Common Stock. Each issued and outstanding share of Stanley Connecticut Common Stock, other than shares cancelled in accordance with 3.1(b)(i), shall be converted into and become the right to receive one fully paid and nonassessable Stanley Bermuda Common Share.

      (b) Treatment of Shares Owned by Stanley Connecticut. Each issued (i) share of Stanley Connecticut Common Stock that is owned by Stanley Connecticut or by any direct or indirect wholly-owned subsidiary of Stanley Connecticut prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no Stanley Bermuda Common Shares or other consideration shall be delivered or deliverable in exchange for such shares of Stanley Connecticut Common Stock, and (ii) Stanley Bermuda Common Share that is owned by Stanley Connecticut prior to the Effective Time shall be repurchased by Stanley Bermuda for consideration equal to Stanley Connecticut's initial capital contribution to Stanley Bermuda in connection with its formation.

      (c) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock, par value $.01 per share, of Merger Sub shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      (d) Stanley Connecticut Rights. Each Stanley Connecticut Right shall automatically be converted into one Stanley Bermuda Right.

   3.2  Exchange Agent; Exchange of Stock.

   (a) Exchange Agent. As soon as reasonably practicable, a bank or trust company (the "Exchange Agent") shall be designated for the purpose of exchanging certificates representing shares of Stanley Bermuda Common Shares (the "Bermuda Certificates") upon surrender of certificates representing shares of Stanley Connecticut Common Stock (the "Connecticut Certificates"). Not later than the Effective Time, US Holdings and Merger Sub will cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Stanley Connecticut Common Stock, certificates representing Stanley Bermuda Common Shares issuable upon consummation of the Merger as set forth in Section 3.1(a) (the "Exchange Fund").

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Connecticut Certificate(s) that immediately prior to the Effective Time represented outstanding shares of Stanley Connecticut Common Stock whose shares were converted into and became the right to receive Stanley Bermuda Common Shares pursuant to Section 3.1(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Connecticut Certificates shall pass, only upon delivery of the Connecticut Certificates to the Exchange Agent and shall be in such form and have such other provisions as Stanley Bermuda may reasonably specify), and (ii) instructions for use in effecting the surrender of the Connecticut Certificates in exchange for Stanley Bermuda Common Shares.

Upon surrender of a Connecticut Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Connecticut Certificate shall be entitled to receive in exchange therefor a Bermuda Certificate or Bermuda Certificates representing the number of Stanley Bermuda Common Shares which such holder has the right to receive pursuant to the provisions of this Article III, and the Connecticut Certificate so surrendered shall be canceled. In the event of a transfer of ownership of a Connecticut Certificate after the Effective Time, exchange may be made to a person other than the person in whose name the Connecticut Certificate so surrendered is registered, if such Connecticut Certificate shall be properly endorsed or otherwise in proper form for transfer and shall be accompanied by evidence satisfactory to the Exchange Agent that any transfer or other taxes required by reason of such exchange in the name other than that of the registered holder of such Connecticut Certificate or instrument either has been paid or is not payable. Until surrendered as contemplated by this Section 3.2, each Connecticut Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Stanley Bermuda Common Shares in accordance with Section 3.1(a).

   (c) No Further Ownership Rights in Stanley Connecticut Common Stock. All Stanley Bermuda Common Shares issued in the Merger, including any Bermuda Certificates issued upon the surrender for exchange of Connecticut Certificates in accordance with the terms of this Article III, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Stanley Connecticut Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Stanley Connecticut on such shares of Stanley Connecticut Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Stanley Connecticut Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Connecticut Certificates are presented to the Surviving Corporation they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

   (d) Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund, and holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Stanley Bermuda Common Shares and any dividends or other distributions with respect thereto payable upon due surrender of their Connecticut Certificates, without any interest thereon. Notwithstanding the foregoing, Certificate for Stanley Bermuda Common Shares (or dividends or distributions with respect thereto) from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (e) Lost, Stolen or Destroyed Certificates. In the event any Stanley Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stanley Certificate(s) to be lost, stolen or destroyed and, if required by Stanley Bermuda, the posting by such person of a bond in such sum as Stanley Bermuda may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Connecticut Certificate(s), the Exchange Agent will issue the Stanley Bermuda Common Shares pursuant to Section 3.1(a) deliverable in respect of the shares of Stanley Connecticut Common Stock represented by such lost, stolen or destroyed Connecticut Certificates.

   (f) Dividends; Distributions. No dividends or other distributions with respect to Stanley Bermuda Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Connecticut Certificate with respect to the Stanley Bermuda Common Shares represented thereby, and all such dividends and other distributions, if any, shall be paid by Stanley Bermuda to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Connecticut Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Connecticut Certificate there shall be paid to the holder of a Connecticut Certificate representing the right to receive Stanley Bermuda Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Stanley Bermuda Common Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Stanley Bermuda Common Shares. Stanley Bermuda shall make available to the Exchange Agent cash for these purposes, if necessary.

                                  ARTICLE IV

                     EMPLOYEE BENEFIT PLANS AND AGREEMENTS

   At the Effective Time, (i) Stanley Bermuda shall assume the rights and obligations of Stanley Connecticut under The Stanley Works Deferred Compensation Plan for Non-Employee Directors, as amended December 11, 2000 and The Stanley Works Stock Option Plan for Non-Employee Directors, as amended December 18, 1996 (the "Stanley Bermuda Benefit Plans"), and (ii) Stanley Connecticut shall continue to sponsor and maintain all other benefit plans it currently sponsors and maintains including the plans set forth on Exhibit A hereto (the "Stanley Connecticut Benefit Plans" and together with the Stanley Bermuda Benefit Plans, the "Stanley Benefit Plans"). To the extent any Stanley Benefit Plan provides for the issuance or purchase of, or otherwise relates to, Stanley Connecticut Common Stock, after the Effective Time, such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Stanley Bermuda Common Shares. Stanley Connecticut will amend or replace, as appropriate, certain plans and agreements that include change in control provisions such that, following the Effective Time, those agreements will apply to a change in control of Stanley Bermuda. Stanley Connecticut and Stanley Bermuda shall use their best efforts (including entering into such amendments to Stanley Benefit Plans as may be reasonably necessary prior to the Effective
Time) to effect the provisions set forth in this Section 4.1 with respect to any applicable Stanley Benefit Plan.

                                   ARTICLE V

                             CONDITIONS PRECEDENT

   5.1  Conditions to Each Party's Obligation to Effect the Merger.

   The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

      (a) Shareholder Approval. The Stanley Connecticut Shareholder Approval shall have been obtained.

      (b) Form S-4. The registration statement on Form S-4 filed with the Securities and Exchange Commission by Stanley Bermuda in connection with the issuance of the Stanley Bermuda Common Shares in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.

      (c) NYSE Approval. The New York Stock Exchange (the "NYSE") shall have confirmed that the Stanley Bermuda Common Shares have been approved for listing on the NYSE, subject to notice of issuance, and may trade on the NYSE and succeed to the ticker symbol "SWK."

      (d)  Governmental, Regulatory and Other Material Third-Party
   Consents. All filings required to be made prior to the Effective Time of the Merger with, and all material consents, approvals, permits, waivers and authorizations required to be obtained prior to the Effective Time from, any court or governmental or regulatory authority or agency, domestic or foreign, or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will have been made or obtained (as the case may be).

      (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

      (f) Adoption of Agreement by Merger Sub and US Holdings. Prior to the annual meeting of shareholders of Stanley Connecticut convened for the purpose of obtaining the Stanley Shareholder Approval (i) US Holdings shall have been formed as a Connecticut corporation and a direct, wholly-owned subsidiary of Stanley Bermuda, under the name "Stanley US Holdings, Inc.,"
   (ii) Merger Sub shall have been formed as a Connecticut corporation and a direct, wholly-owned subsidiary of US Holdings, under the name "Stanley Mergerco, Inc.," (iii) each of Merger Sub and US Holdings (x) shall have adopted and duly executed a counterpart to this Agreement in accordance with the applicable provisions of the CBCA, and (y) shall have adopted and duly executed all documents necessary to effect their formation and capitalization, and (iv) US Holdings shall have approved this Agreement in accordance with the CBCA.

                                  ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

   6.1  Termination.

   This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stanley Connecticut Shareholder Approval, by action of the Board of Directors of Stanley Bermuda or Stanley Connecticut.

   6.2  Effect of Termination.

   In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Stanley Connecticut, Merger Sub, US Holdings or Stanley Bermuda, other than the provisions of this Article VI and
Article VII.

   6.3  Amendment.

   This Agreement may be amended by the parties at any time before or after the Stanley Connecticut Shareholder Approval; provided, however, that after any such approval there shall not be made any amendment that alters or changes the amount or kind of shares to be received by shareholders in the Merger; alters or changes any term of the certificate of incorporation of the Surviving Corporation, except for alterations or changes that could otherwise be adopted by the directors of the Surviving Corporation; or alters or changes any other terms or conditions of this Agreement if such alteration or change would adversely affect the holders of shares of Stanley Connecticut Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

   6.4  Waiver.

   At any time prior to the Effective Time, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

   6.5  Procedure for Termination, Amendment, Extension or Waiver.

   A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.3 or a waiver pursuant to Section 6.4 shall, in order to be effective, require action by the Board of Directors of Stanley Connecticut and Stanley Bermuda.

                                  ARTICLE VII

                              GENERAL PROVISIONS

   7.1  Notices.

   All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)  if to Stanley Bermuda:

          The Stanley Works, Ltd.
          c/o The Stanley Works
          1000 Stanley Drive
          New Britain, Connecticut 06053
          Attention: General Counsel

      (b)  if to Stanley Connecticut:

          The Stanley Works
          1000 Stanley Drive
          New Britain, Connecticut 06053
          Attention: General Counsel

      (c)  if to US Holdings:

          Stanley US Holdings, Inc.
          c/o The Stanley Works
          1000 Stanley Drive
          New Britain, Connecticut 06053
          Attention: General Counsel

      (d)  if to Merger Sub:

          Stanley Mergerco, Inc.
          c/o The Stanley Works
          1000 Stanley Drive
          New Britain, Connecticut 06053
          Attention: General Counsel

   7.2  Entire Agreement; No Third-party Beneficiaries.

   This Agreement (including the documents and instruments referred to herein)
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (b) is not intended to confer upon any person other than the parties any rights or remedies.

   7.3  Governing Law.

   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   IN WITNESS WHEREOF, Stanley Connecticut and Stanley Bermuda have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          THE STANLEY WORKS, LTD.

                                          By:  /S/  JAMES M. LOREE
                                             -----------------------------------
                                             Name: James M. Loree
                                             Title: Chief Financial Officer

                                          THE STANLEY WORKS

                                          By:  /S/   BRUCE H. BEATT
                                             -----------------------------------
                                             Name: Bruce H. Beatt
                                             Title: Vice President

   IN WITNESS WHEREOF, US Holdings and Merger Sub have caused this Agreement to
be signed by its officer thereunto duly authorized, as of       , 2002.

                                          STANLEY US HOLDINGS, INC.

                                          By:________________________________
                                             Name:
                                             Title:

                                          STANLEY MERGERCO, INC.

                                          By:________________________________
                                             Name:
                                             Title:

                                                                      Exhibit A

                       Stanley Connecticut Benefit Plans

  .  1988 Long Term Stock Incentive Plan, as amended

  .  Management Incentive Compensation Plan effective January 4, 1998

  . Deferred Compensation Plan for Participants in Stanley's Management Incentive Plan effective January 1, 1996

  .  Restated and Amended 1990 Stock Option Plan

  .  1997 Long Term Incentive Plan

  .  The Stanley Works 2001 Long-Term Incentive Plan

  .  Employee Stock Purchase Plan as amended effective January 1, 1999

  . Supplemental Retirement and Account Value Plan for Salaried Employees of The Stanley Works effective as of June 30, 2001

  . Pension Plan for Hourly Paid Employees of The Stanley Works Effective January 1, 1989 (1994 Restatement)

  .  Stanley Account Value Plan (as amended)

FORM No. 2

                                                                       Annex II

                                    [LOGO]

                                    BERMUDA

                            THE COMPANIES ACT 1981

            MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES
                             Section 7(1) and (2)

                           MEMORANDUM OF ASSOCIATION

                                      OF

                            THE STANLEY WORKS, LTD.
--------------------------------------------------------------------------------
                  (hereinafter referred to as "the Company")

1. The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.
2. We, the undersigned, namely,

                                    Bermudian
                                     Status                Number of Shares
           Name and Address        (Yes or No) Nationality    Subscribed
     Peter Bubenzer...............     Yes       British          1
      Cedar House, 41 Cedar Avenue
      Hamilton HM 12, Bermuda
     Ruby L. Rawlins..............     Yes       British          1
      Cedar House, 41 Cedar Avenue
      Hamilton HM 12, Bermuda
     Bernett Cox..................     Yes       British          1
      Cedar House, 41 Cedar Avenue
      Hamilton HM 12, Bermuda
     Elcie Place..................     Yes       British          1
      Cedar House, 41 Cedar Avenue
      Hamilton HM 12, Bermuda

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3. The Company is to be an exempted Company as defined by The Companies Act
   1981.

4. The Company will not hold land situate in Bermuda.
5. The authorised share capital of the Company is $US12,000 divided into 1,200,000 ordinary shares of US$0.01 each. The minimum subscribed share capital of the Company is US$12,000.

6. The objects for which the Company is formed and incorporated are:-

   (a) To carry on business as a holding company and to acquire and hold shares, stocks, debenture stock, bonds, mortgages, obligations and securities of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wherever constituted or carrying on business, and shares, stock, debentures, debenture stock, bonds, obligations and other securities issued or guaranteed by any government, sovereign ruler, commissioners, trust, local authority or other public body, whether in Bermuda or elsewhere, and to vary, transpose, dispose of or otherwise deal with from time to time as may be considered expedient any of the Company's investments for the time being;

   (b) To acquire any such shares and other securities as are mentioned in the preceding paragraph by subscription, syndicate participation, tender, purchase, exchange or otherwise and to subscribe for the same, either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof;

   (c) To co-ordinate the administration, policies, management, supervision, control, research, planning, trading and any and all other activities of any company or companies now or hereafter incorporated or acquired which may be or may become a Group Company (which expression, in this and the next following paragraphs means a company, wherever incorporated, which is or becomes a holding company or a subsidiary of, or affiliated with, the Company within the meanings respectively assigned to those terms in The Companies Act 1981) or, with the prior written approval of the Minister of Finance, any company or companies now or hereafter incorporated or acquired with which the Company may be or may become associated;

   (d) To provide financing and financial investment, management and advisory services to any Group Company, which shall include but not be limited to granting or providing credit and financial accommodation, lending and making advances with or without interest to any Group Company and lending to or depositing with any bank funds or other assets to provide security (by way of mortgage, charge, pledge, lien or otherwise) for loans or other forms of financing granted to such Group Company by such bank:

       Provided that the Company shall not be deemed to have the power to act as executor or administrator, or as trustee, except in connection with the issue of bonds and debentures by the Company or any Group Company or in connection with a pension scheme for the benefit of employees or former employees of the Company or a Group Company or their respective predecessors, or the dependants or connections of such employees or former employees; and

   (e) As set out on the Second Schedule attached.

7. The Company has the following powers:

   (a) to borrow and raise money in any currency or currencies and to secure or discharge any debt or obligation in any manner and in particular (without prejudice to the generality of the foregoing) by mortgages of or charges upon all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by the creation and issue of securities;

   (b) to enter into any guarantee, contract of indemnity or suretyship and in particular (without prejudice to the generality of the foregoing) to guarantee, support or secure, with or without consideration, whether by personal obligation or by mortgaging or charging all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company or by both such methods or in any other manner, the performance of any obligations or commitments of, and the repayment or payment of the principal amounts of and any premiums, interest, dividends and other moneys payable on or in respect of any securities or liabilities of, any person, including (without prejudice to the generality of the foregoing) any company which is for the time being a subsidiary or a holding company of the Company or another subsidiary of a holding company of the Company or otherwise associated with the Company;

   (c) to accept, draw, make, create, issue, execute, discount, endorse, negotiate and deal in bills of exchange, promissory notes, and other instruments and securities, whether negotiable or otherwise;

   (d) to sell, exchange, mortgage, charge, let on rent, share of profit, royalty or otherwise, grant licences, easements, options, servitudes and other rights over, and in any other manner deal with or dispose of, all or any part of the undertaking, property and assets (present and future) of the Company for any consideration and in particular (without prejudice to the generality of the foregoing) for any securities;

   (e) to issue and allot securities of the Company for cash or in payment or part payment for any real or personal property purchased or otherwise acquired by the Company or any services rendered to the Company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose;

   (f) to grant pensions, annuities, or other allowances, including allowances on death, to any directors, officers or employees or former directors, officers or employees of the Company or any company which at any time is or was a subsidiary or a holding company or another subsidiary of a holding company of the Company or otherwise associated with the Company or of any predecessor in business of any of them, and to the relations, connections or dependants of any such persons, and to other persons whose service or services have directly or indirectly been of benefit to the Company or whom the Company considers have any moral claim on the Company or to their relations connections or dependants, and to establish or support any associations, institutions, clubs, schools, building and housing schemes, funds and trusts, and to make payment towards insurance or other arrangements likely to benefit any such persons or otherwise advance the interests of the Company or of its members or for any national, charitable, benevolent, educational, social, public, general or useful object;

   (g) subject to the provisions of Section 42 of the Companies Act 1981, to issue preference shares which at the option of the holders thereof are to be liable to be redeemed; and

   (h) to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981.

Signed by each subscriber in the presence of at least one witness attesting the signature thereof:


/s/  PETER BUBENZER           /s/  H. LAVERNE EVE
----------------------------- -----------------------------

/s/  RUBY L. RAWLINS          /s/  H. LAVERNE EVE
----------------------------- -----------------------------

/s/  BERNETT COX              /s/  H. LAVERNE EVE
----------------------------- -----------------------------

/s/  ELCIE PLACE              /s/  H. LAVERNE EVE
----------------------------- -----------------------------

(Subscribers)                 (Witnesses)
Subscribed this 17th day of January   , 2002

                            THE COMPANIES ACT 1981

                  FIRST SCHEDULE             (section 11(1))

   A company limited by shares, or other company having a share capital, may exercise all or any of the following powers subject to any provision of law or its memorandum -

 (1) [repealed by 1992:51]

 (2) to acquire or undertake the whole or any part of the business, property and liabilities of any person carrying on any business that the company is authorised to carry on;

 (3) to apply for, register, purchase, lease, acquire, hold, use, control, licence, sell, assign or dispose of patents, patent rights, copyrights, trade marks, formulae, licences, inventions, processes, distinctive marks and similar rights;

 (4) to enter into partnership or into any arrangement for sharing of profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person carrying on or engaged in or about to carry on or engage in any business or transaction that the company is authorised to carry on or engage in or any business or transaction capable of being conducted so as to benefit the company;

 (5) to take or otherwise acquire and hold securities in any other body corporate having objects altogether or in part similar to those of the company or carrying on any business capable of being conducted so as to benefit the company;

 (6) subject to section 96 to lend money to any employee or to any person having dealings with the company or with whom the company proposes to have dealings or to any other body corporate any of whose shares are held by the company;

 (7) to apply for, secure or acquire by grant, legislative enactment, assignment, transfer, purchase or otherwise and to exercise, carry out and enjoy any charter, licence, power, authority, franchise, concession, right or privilege, that any government or authority or any body corporate or other public body may be empowered to grant, and to pay for, aid in and contribute toward carrying it into effect and to assume any liabilities or obligations incidental thereto;

 (8) to establish and support or aid in the establishment and support of associations, institutions, funds or trusts for the benefit of employees or former employees of the company or its predecessors, or the dependants or connections of such employees or former employees, and grant pensions and allowances, and make payments towards insurance or for any object similar to those set forth in this paragraph, and to subscribe or guarantee money for charitable, benevolent, educational or religious objects or for any exhibition or for any public, general or useful objects;

 (9) to promote any company for the purpose of acquiring or taking over any of the property and liabilities of the company or for any other purpose that may benefit the company;

(10) to purchase, lease, take in exchange, hire or otherwise acquire any personal property and any rights or privileges that the company considers necessary or convenient for the purposes of its business;

(11) to construct, maintain, alter, renovate and demolish any buildings or works necessary or convenient for its objects;

(12) to take land in Bermuda by way of lease or letting agreement for a term not exceeding fifty years, being land bona fide required for the purposes of the business of the company and with the consent of the Minister granted in his discretion to take land in Bermuda by way of lease or letting agreement for a term not exceeding twenty-one years in order to provide accommodation or recreational facilities for its officers and employees and when no longer necessary for any of the above purposes to terminate or transfer the lease or letting agreement;

(13) except to the extent, if any, as may be otherwise expressly provided in its incorporating Act or memorandum and subject to this Act every company shall have power to invest the moneys of the Company by way of mortgage of real or personal property of every description in Bermuda or elsewhere and to sell, exchange, vary, or dispose of such mortgage as the company shall from time to time determine;

(14) to construct, improve, maintain, work, manage, carry out or control any roads, ways, tramways, branches or sidings, bridges, reservoirs, watercourses, wharves, factories, warehouses, electric works, shops, stores and other works and conveniences that may advance the interests of the company and contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof;

(15) to raise and assist in raising money for, and aid by way of bonus, loan, promise, endorsement, guarantee or otherwise, any person and guarantee the performance or fulfilment of any contracts or obligations of any person, and in particular guarantee the payment of the principal of and interest on the debt obligations of any such person;

(16) to borrow or raise or secure the payment of money in such manner as the company may think fit;

(17) to draw, make, accept, endorse, discount, execute and issue bills of exchange, promissory notes, bills of lading, warrants and other negotiable or transferable instruments;

(18) when properly authorised to do so, to sell, lease, exchange or otherwise dispose of the undertaking of the company or any part thereof as an entirety or substantially as an entirety for such consideration as the company thinks fit;

(19) to sell, improve, manage, develop, exchange, lease, dispose of, turn to account or otherwise deal with the property of the company in the ordinary course of its business;

(20) to adopt such means of making known the products of the company as may seem expedient, and in particular by advertising, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes and rewards and making donations;

(21) to cause the company to be registered and recognised in any foreign jurisdiction, and designate persons therein according to the laws of that foreign jurisdiction or to represent the company and to accept service for and on behalf of the company of any process or suit;

(22) to allot and issue fully-paid shares of the company in payment or part payment of any property purchased or otherwise acquired by the company or for any past services performed for the company;

(23) to distribute among the members of the company in cash, kind, specie or otherwise as may be resolved, by way of dividend, bonus or in any other manner considered advisable, any property of the company, but not so as to decrease the capital of the company unless the distribution is made for the purpose of enabling the company to be dissolved or the distribution, apart from this paragraph, would be otherwise lawful;

(24) to establish agencies and branches;

(25) to take or hold mortgages, hypothecs, liens and charges to secure payment of the purchase price, or of any unpaid balance of the purchase price, of any part of the property of the company of whatsoever kind sold by the company, or for any money due to the company from purchasers and others and to sell or otherwise dispose of any such mortgage, hypothec, lien or charge;

(26) to pay all costs and expenses of or incidental to the incorporation and organization of the company;

(27) to invest and deal with the moneys of the company not immediately required for the objects of the company in such manner as may be determined;

(28) to do any of the things authorised by this Schedule and all things authorised by its memorandum as principals, agents, contractors, trustees or otherwise, and either alone or in conjunction with others;

(29) to do all such other things as are incidental or conducive to the attainment of the objects and the exercise of the powers of the company.

Every company may exercise its powers beyond the boundaries of Bermuda to the extent to which the laws in force where the powers are sought to be exercised permit.

                                SECOND SCHEDULE

(a) packaging of goods of all kinds;

(b) buying, selling and dealing in goods of all kinds;

(c) designing and manufacturing of goods of all kinds;

(d) mining and quarrying and exploration for metals, minerals, fossil fuels and precious stones of all kinds and their preparation for sale or use;

(e) exploring for, the drilling for, the moving, transporting and refining petroleum and hydro carbon products including oil and oil products;

(f) scientific research including the improvement, discovery and development of processes, inventions, patents and designs and the construction, maintenance and operation of laboratories and research centres;

(g) land, sea and air undertakings including the land, ship and air carriage of passengers, mails and goods of all kinds;

(h) ships and aircraft owners, managers, operators, agents, builders and repairers;

(i) acquiring, owning, selling, chartering, repairing or dealing in ships and aircraft;

(j) travel agents, freight contractors and forwarding agents;

(k) dock owners, wharfingers, warehousemen;

(l) ship chandlers and dealing in rope, canvas oil and ship stores of all kinds;

(m) all forms of engineering;

(n) developing, operating, advising or acting as technical consultants to any other enterprise or business;

(o) farmers, livestock breeders and keepers, graziers, butchers, tanners and processors of and dealers in all kinds of live and dead stock, wool, hides, tallow, grain, vegetables and other produce;

(p) acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;

(q) buying, selling, hiring, letting and dealing in conveyances of any sort; and

(r) employing, providing, hiring out and acting as agent for artists, actors, entertainers of all sorts, authors, composers, producers, directors, engineers and experts or specialists of any kind;

(t) to acquire by purchase or otherwise and hold, sell, dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated;

(u) to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence;

(v) to be and carry on business of a mutual fund within the meaning of section 156A.

Provided that none of these objects shall enable the company to carry on restricted business activity as set out in the Ninth Schedule except with the consent of the Minister.

                                                                      Annex III

                         AMENDED AND RESTATED BYE-LAWS

                                      OF

                            THE STANLEY WORKS, LTD.

   I HEREBY CERTIFY that the within written Amended and Restated Bye-laws are a true copy of the Amended and Restated Bye-laws of THE STANLEY WORKS, LTD. as
approved at the meeting of the above Company on the      day of      , 2002.

                                          --------------------------------------
                                          Director

                                     INDEX

        BYE-LAW     SUBJECT

         1 - 6  --  Share Capital, Rights and Voting

           7    --  Transfer of Shares

        8 - 12  --  Transmission of Shares

          13    --  Alteration of Capital

          14    --  Seal of the Company

        15 - 25 --  General Meetings of Shareholders

        26 - 33 --  Board of Directors

          34    --  Committees

        35 - 48 --  Officers

          49    --  Accounting Records

          50    --  Appointment of Auditor

        51 - 54 --  Indemnity

        55 - 60 --  Fair Price to Shareholders in Business Combinations

          61    --  Amendments

                         AMENDED AND RESTATED BYE-LAWS
                                      OF
                            THE STANLEY WORKS, LTD.

                       SHARE CAPITAL, RIGHTS AND VOTING

1. Share Capital and Rights. The authorized share capital of the Company is U.S.$2,100,000 divided into 200,000,000 common shares, par value U.S. $.01 per share (the "Common Shares"), and 10,000,000 preferred shares, par value U.S.$.01 per share (the "Preferred Shares").

    A. Terms of the Common Shares.

Subject to these Bye-laws, holders of the Common Shares shall:

       1. be entitled to one vote for each Common Share held by such holder, on the relevant record date, on all matters submitted to a vote of the shareholders;

       2. be entitled to such dividends and other distributions in cash, shares or property of the Company out of assets or funds of the Company legally available therefor, as the Board of Directors may from time to time declare;

       3. generally be entitled to enjoy all of the rights attaching to shares under the Companies Act (as used herein, the "Companies Act" means every Bermuda Statute from time to time in force concerning companies insofar as the same applies to the Company); and

       4. for the purposes of these Bye-laws, the rights attaching to any of the Common Shares shall be deemed not to be altered by the allotment or issue by the Company of other shares ranking in priority for payment of dividends or with respect to capital, or which confer on the holders voting rights more favourable than those conferred on the Common Shares, and shall not otherwise be deemed to be altered by the creation or issue of further shares ranking pari pasu with such Common Shares, or by the purchase or redemption by the Company of any of its own shares.

    B. Terms of the Preferred Shares. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any of the Preferred Shares in one or more classes or series, and to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be: (a) subject to redemption at the option of the Company or the holders, or both, at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or (d) convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

    C. Power to Issue Shares. Subject to these Bye-laws, the Board of Directors shall have power to issue any authorized and unissued shares of the Company on such terms and conditions as it may determine. The Company may from time to time issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares, including, but not limited to, the right to vote, to receive dividends and distributions and to participate in a winding up.

2. Options and Warrants. The Board of Directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

3. Purchase of Shares by Company. The Board of Directors may, at its discretion, authorize the purchase by the Company of its own shares of any class upon such terms as the Board may determine, at any price (whether at par or above or below par), provided always that such purchase is effected in accordance with the provisions of the Companies Act.

4. No Preemptive Rights. No holder of shares of any class or other securities of the Company shall as such holder have any preemptive right to purchase shares of any class or other securities of the Company or shares or other securities convertible into or exchangeable for or carrying rights or options to purchase shares of any class of the Company, whether such shares or other securities are now or hereafter authorized, which at any time may be proposed to be issued by the Company or subjected to rights or options to purchase granted by the Company.

5. Dividends and Other Payments. The Board of Directors may from time to time declare dividends or distributions out of assets or funds of the Company legally available therefor, including distributions out of contributed surplus, to be paid to the shareholders according to their rights and interests including such interim dividends as appear to the Board to be justified by the position of the Company. The Company may deduct from any dividend, distribution or other monies payable to a shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by the shareholder to the Company on account of calls or otherwise in respect of shares of the Company. No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

6. Certificates. At the discretion of the Board of Directors or the Secretary, the Company may issue shares in uncertificated form upon the initial issuance of such shares or thereafter upon surrender of the certificates representing such shares.

                              TRANSFER OF SHARES

7. Transfer of Shares. Subject to the Companies Act and these Bye-laws, any shareholder may transfer all or any of the holder's shares by an instrument of transfer in the usual common form or in any other form which the Board of Directors or the Company's transfer agent may approve. The instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully paid, the instrument of transfer shall also be signed by or on behalf of the transferee. The Board may decline to register any transfer unless:

      (a) the instrument of transfer is duly stamped and lodged with the Company, at such place as the Board shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

      (b) the instrument of transfer is in respect of only one class of share;
          and

      (c) where applicable, all consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained.

   Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-law 7.

                            TRANSMISSION OF SHARES

8. Representative of a Deceased Shareholder. If a shareholder dies, the survivor or survivors, where the deceased was a joint holder, and the legal personal representative, where the deceased was a sole holder, shall be the only person recognised by the Company as having any title to the deceased holder's shares. Nothing herein contained shall release the estate of a deceased holder from any liability in respect of any share held by such deceased holder solely or jointly with other persons. For the purpose of this Bye-law, the legal personal representative means the person to whom probate or letters of administration has or have been granted, or failing any such person, such other person as the Board of Directors may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-law.

9. Registration on Death or Transfer by Operation of Law. Any person becoming entitled to a share in consequence of the death of a shareholder or otherwise by operation of applicable law, may be registered as a shareholder or may elect to nominate some person to be registered as a transferee of such share upon such evidence being produced as may from time to time be required by the Board of Directors or the Company's transfer agent. In either case, the Company shall have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that shareholder before such shareholder's death or transfer by operation of law, as the case may be.

10. Dividend Entitlement of Transferee. A person becoming entitled to a share in consequence of the death of a shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board of Directors as to such entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but such person shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company (whether annual or special) or, except as aforesaid, to exercise in respect of the share any of the rights or privileges of a shareholder until such person shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.

11. Ownership of Shares. Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as otherwise provided in these Bye-laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

12. Exercise of Power by Secretary. Subject to any directions of the Board of Directors from time to time in force, the Secretary may exercise the powers and discretions of the Board under Bye-laws 8, 9, 10 and 11.

                             ALTERATION OF CAPITAL

13. Alteration of Capital. The Company may from time to time by resolution of the shareholders or where required, of a separate class of shareholders:

   (a) increase its authorized share capital by new shares of such amount and par value as it thinks expedient;

   (b) divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

   (c) consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

   (d) subdivide its shares or any of them into shares of smaller par value than is fixed by its Memorandum of Association, so, however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

   (e) make provision for the issue and allotment of shares which do not carry any voting rights;

   (f) cancel shares which, at the date of the passing of the resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

   (g) change the currency denomination of its share capital.

                              SEAL OF THE COMPANY

14. Seal of the Company. The corporate seal of the Company shall be in the custody of the Secretary and either the Secretary or any other officer of the Company shall have the power to affix the seal for the Company; provided that any director or officer of the Company, or any resident representative of the Company appointed pursuant to the Companies Act (a "Resident Representative"), may affix a corporate seal over his or her signature alone to authenticate copies of these Bye-laws, the incorporating documents of the Company, the minutes of any meetings or any other documents required to be authenticated by such director, officer or Resident Representative.

                       GENERAL MEETINGS OF SHAREHOLDERS

15. Annual General Meeting. The annual general meeting of shareholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which meeting the shareholders shall elect directors, appoint auditors and transact such other business as may properly be brought before the meeting.

16. Special General Meetings. Special general meetings of shareholders, for any purpose or purposes, may be called by any of: (a) the Chairman of the Board of Directors, (b) the Deputy Chairman, (c) the Board of Directors, (d) the President, or (e) the shareholders when requisitioned by shareholders pursuant to and in accordance with the provisions of the Companies Act. Such request shall state the purpose or purposes of the proposed meeting. At a special general meeting of the shareholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors.

17. Place of Meetings. All general meetings of the shareholders may be held in Bermuda or at such other place and at such time as may be designated by the Chairman of the Board, the Deputy Chairman or the President and specified in the notice of meeting.

18. Notice of Meetings. Written notice of each annual or special general meeting of the shareholders, stating the day, time, place, and purposes thereof, shall be given, not less than ten nor more than sixty days before the date of the meeting, to each shareholder of record as of the applicable record date who is entitled to vote at such meeting, by mail or by e-mail or any other electronic means at the shareholder's address as it appears on the register of shareholders or at any other address given in writing by such shareholder to the Company for such purpose. Notice of each annual or special general meeting shall also be given in the same manner as described above to any Resident Representative of the Company who has delivered a written notice to the Company's registered office requiring that such notice be sent to such Resident Representative. Any notice given in the manner set forth in this Bye-law 18 shall be deemed duly given and shall be deemed to have been served five days after dispatch if sent by post or twenty-four hours after its dispatch by any other means. Any shareholder or Resident Representative may waive any notice required to be given by law, the Memorandum, or the Bye-laws, and the attendance of any shareholder at any meeting, whether in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by such shareholder of notice of such meeting. The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

19. Proxies. Instruments executed by any shareholder appointing a proxy or corporate representative shall be in such form and may be accepted by the Company at such place and at such time as the Board of Directors or the Secretary of the Company shall from time to time determine, subject to applicable requirements of the United States Securities and Exchange Commission and the New York Stock Exchange or such other exchange or exchanges on which the Company's shares are listed. No such instrument appointing a proxy or corporate representative shall be voted or acted upon after two years from its date.

20. Quorum. The holders of shares entitling them to exercise a majority of the voting power of the Company on the relevant record date shall constitute a quorum to hold a general meeting of the shareholders; provided that at any meeting duly called at which a quorum is present, the holders of a majority of the voting shares represented thereat may adjourn such meeting from time to time without notice other than by announcement of the chairman of the meeting; and provided further that any meeting duly called at which a quorum is not present shall be adjourned and the Company shall provide notice pursuant to Bye-law 18 in the event that such meeting is to be reconvened.

21. Chairman of Meeting. The Chairman of the Board (if any) or, in his or her absence, the Deputy Chairman or, in his or her absence, the President, shall preside as chairman at every general meeting. In the absence of the Chairman of the Board, the Deputy Chairman and the President, the directors present shall choose one of their number to act or if one director only is present he or she shall preside as chairman if willing to act. If no director is present, or if each of the directors present declines to take the chair, the persons present and entitled to vote at the meeting shall elect one of their number to be chairman.

22. Voting. At all general meetings of the shareholders at which a quorum is present any question or proposal shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the capital shares present in person or represented by proxy and entitled to vote on such question on the relevant record date, voting as a single class, except as otherwise required by law, the Memorandum of Association or these Bye-laws and except that directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote at such general meeting. The number of votes cast in favour or against such question or proposal, or abstaining shall be determined by a poll of the votes cast.

23. Record Date.

    A. General Meetings. In order that the Company may determine the shareholders entitled to notice of or to vote at any general meeting of shareholders or any adjournment or postponement thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment or postponement of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

    B. Written Consent Solicitation. In order that the Company may determine the shareholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office in Bermuda, its principal executive offices, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of shareholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolutions taking such prior action.

    C. Dividends and Distributions. In order that the Company may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

24. Business to be Transacted. No business may be transacted at an annual general meeting of shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual general meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), (c) by any shareholders of the Company pursuant to the valid exercise of the power granted under the Companies Act, or (d) otherwise properly brought before the annual general meeting by any shareholder of the Company (i) who is a shareholder of record on the date of the giving of the notice provided for in this Bye-law 25 and on the record date for the determination of shareholders entitled to vote at such annual general meeting and (ii) who complies with the notice procedures set forth in this Bye-law 24.

    A. Timely Notice. In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual general meeting of shareholders; provided, however, that in the event that the annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual general meeting was mailed or such public disclosure of the date of the annual general meeting was made, whichever first occurs.

    B. Written Notice. To be in proper written form, a shareholder's notice to the Secretary must set forth as to each matter such shareholder proposes to bring before the annual general meeting (i) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting,
       (ii) the name and record address of such shareholder,

       (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder,
       (iv) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, and (v) a representation that such shareholder intends to appear in person or by proxy at the annual general meeting to bring such business before the meeting.

C. Business Conducted at Meeting. No business shall be conducted at the annual general meeting of shareholders except business brought before the annual general meeting in accordance with the procedures set forth in this Bye-law 24; provided, however, that, once business has been properly brought before the annual general meeting in accordance with such procedures, nothing in this Bye-law 24 shall be deemed to preclude discussion by any shareholder of any such business. If the Chairman of an annual general meeting determines that business was not properly brought before the annual general meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

25. Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company, except as may be otherwise provided in these Bye-laws with respect to the right of holders of preferred stock of the Company to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any annual general meeting of shareholders, or at any special general meeting of shareholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) by any shareholders of the Company pursuant to the valid exercise of the power granted under the Companies Act, or (c) by any shareholder of the Company (i) who is a shareholder of record on the date of the giving of the notice provided for in this Bye-law 25 and on the record date for the determination of shareholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Bye-law 25.

    A. Timely Notice. In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to the Secretary of the Company. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company (a) in the case of an annual general meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual general meeting of shareholders; provided, however, that in the event that the annual general meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual general meeting was mailed or such public disclosure of the date of the annual general meeting was made, whichever first occurs; and (b) in the case of a special general meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special general meeting was mailed or public disclosure of the date of the special general meeting was made, whichever first occurs.

    B. Written Notice. To be in proper written form, a shareholder's notice to the Secretary must set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the shareholder giving the notice (i) the name and record address of such shareholder, (ii) the class or series and number of shares of capital stock of the Company which are

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

       owned beneficially or of record by such shareholder, (iii) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder,
       (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named, in its notice, and (v) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

    C. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in this Bye-law 25. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

                              BOARD OF DIRECTORS

26. Number; Election; Term. The number of directors shall be not less than seven or more than fifteen. The number of directors to be elected at any time within the minimum and maximum limitations specified in the preceding sentence shall be determined from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the directors in office. All directors shall be shareholders of record of the Company. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the directors in office. The term of the initial Class I directors shall terminate on the date of the 2003 annual general meeting; the term of the initial Class II directors shall terminate on the date of the 2004 annual general meeting; and the term of the initial Class III directors shall terminate on the date of the 2005 annual general meeting. At each annual general meeting of shareholders beginning in 2003, successors to the class of directors whose term expires at that annual general meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. In no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual general meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of Preferred Shares, any casual vacancy may be filled by a majority of the Board of Directors then in office, provided that a quorum is present. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. During any vacancy in the Board of Directors, the remaining directors shall have full power to act as the Board of Directors of the Company. Any director may be removed from office but only for cause by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class; provided, however, that any meeting convened and held to consider the removal of a director shall be convened and held in accordance with the requirements of the Companies Act. No person may be elected or appointed to serve as director except as provided in this Bye-law 26, and no person may be elected or appointed to serve as an alternate director under the provisions of the Companies Act.

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

27. Quorum; Chairman of Meetings. A majority of the directors in office at the time shall constitute a quorum for a meeting of the Board of Directors; provided that at any meeting duly called, whether or not a quorum is present, a majority of the directors present may adjourn such meeting from time to time and place to place without notice other than by announcement by the chairman of the meeting. At such meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative vote of not less than a majority of the directors present except as expressly provided in these Bye-laws. The Chairman of the Board or, in his or her absence, the Deputy Chairman, or in his or her absence, the President, shall preside as chairman at every meeting of the Board of Directors. In the absence of the Chairman, Deputy Chairman and President, the directors present may choose one of their number to be chairman of the meeting.

28. Regular Meetings. Regular meetings of the Board of Directors may be held at such times and places as may be provided for in resolutions adopted by the Board.

29. Special Meetings. Special meetings of the Board of Directors may be held at any time upon call by the Chairman of the Board, the Deputy Chairman, the President or written application of three of the directors.

30. Notice of Meetings. Notice of any organization, regular or special meeting stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile, e-mail or any other electronic means on not less than twenty-four (24) hours' notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Any director may waive any notice required to be given by law, the Memorandum or these Bye-laws, and the attendance of a director at a meeting shall be deemed to be a waiver by such director of notice of such meeting. The accidental omission to give notice of a meeting to any director shall not invalidate the proceedings at that meeting. Unless otherwise indicated in the notice thereof, any business may be transacted at any organization, regular or special meeting.

31. Action by Written Resolution. A resolution in writing signed by all the directors in office or by all the members of a committee shall have the same force and effect as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the directors or members of the committee concerned. A resolution in writing made in accordance with this section shall constitute minutes of the proceedings for purposes of the Companies Act.

32. Compensation. The Board of Directors is authorized to fix, from time to time, reasonable compensation for directors and to provide a fee and reimbursement of expenses for attendance at any meeting of the Board or at any meeting of any committee of the Board to be paid to each director who is not otherwise a salaried officer or employee of the Company; provided, that nothing contained in this Bye-law shall be construed to preclude any director from serving the Company in any other capacity or receiving compensation therefor.

33. Validity of Appointment. All acts done by the Board of Directors or by any committee or by any person acting as a director or member of a committee or any person duly authorised by the Board or any committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director, member of such committee or person so authorised.

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                                  COMMITTEES

34. Committees. The Board of Directors may from time to time designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Temporary members thus appointed to attend meetings shall act as regular members and shall have the right to vote. Any member of any committee may be removed at any time at the pleasure of the Board. Any committee to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall fix its own rules as to procedure and calling of meetings. It shall appoint a Secretary, who need not be a member of the committee. Such Secretary shall call meetings of the committee on the request of the Chair of the committee or any two members and shall keep permanent records of all of its proceedings. A majority of the members of any committee shall constitute a quorum.

                                   OFFICERS

35. Officers Designated. Only the Board of Directors shall have the power to elect officers, which may include a Chairman, one or more Deputy Chairmen, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer, one or more Assistant Treasurers and Assistant Secretaries and such other officers, agents and employees as it may deem expedient. Notwithstanding the foregoing, the Company shall have a President and a Vice President, or a Chairman and a Deputy Chairman, who shall be directors of the Company.

36. Chairman of the Board. If the directors have elected a Chairman, the Chairman shall preside at all meetings of the Board except that in the Chairman's absence the Deputy Chairman shall preside. In the absence of both the Chairman and the Deputy Chairman, the directors present shall designate a person to preside. The Chairman shall have such additional duties as the Board of Directors may assign.

37. Deputy Chairman of the Board. The Deputy Chairman of the Board, if any, shall have such powers and perform such duties as appertain to that office and as may be prescribed by the Board. In the Chairman's absence, the Deputy Chairman shall preside at all meetings of the Board.

38. Chief Executive Officer. One of the officers shall be appointed Chief Executive Officer of the Company by the Board of Directors. Subject to the Board of Directors and the Executive Committee, the Chief Executive Officer shall have general supervision and control of the policies, business and affairs of the Company.

39. President. The President shall be elected by the Directors and shall have such powers and perform such duties as the Board of Directors may assign.

40. Vice Presidents. Each Vice President shall have such powers and perform such duties as may be conferred upon him or her or determined by the Chief Executive Officer.

41. Treasurer. The Treasurer shall have the oversight and control of the funds of the Company and shall have the power and authority to make and endorse notes, drafts and checks and other obligations necessary for the transaction of the business of the Company except as otherwise provided in these Bye-laws.

42. Controller. The Controller shall have the oversight and control of the accounting records of the Company and shall prepare such accounting reports and recommendations as shall be appropriate for the operation of the Company.

43. Secretary. It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the shareholders and Board of Directors of the Company, and of its Committees, and to authenticate records of the Company.

44. Assistant Treasurers. The Assistant Treasurers shall have such duties as the Treasurer shall determine.

45. Assistant Secretaries. The Assistant Secretaries shall have such duties as the Secretary shall determine.

46. Other Officers. The powers and duties of all other officers are at all times subject to the control of the Directors, and any other officer may be removed at any time at the pleasure of the Board of Directors.

47. Change in Power and Duties of Officers. Anything in these Bye-laws to the contrary notwithstanding, the Board may, from time to time, increase or reduce the powers and duties of the respective officers of the Company whether or not the same are set forth in these Bye-laws and may permanently or temporarily delegate the duties of any officer to any other officer, agent or employee and may generally control the action of the officers and require performance of all duties imposed upon them.

48. Compensation. The Board is authorized to determine or to provide the method of determining the compensation of officers.

                              ACCOUNTING RECORDS

49. Records of Account. The Company will cause to be kept proper records of account in accordance with the Companies Act. The records of account shall be kept at the registered office of the Company or at such other place or places as the Board of Directors thinks fit, and shall at all times be open to inspection by the directors; provided that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the directors to ascertain with reasonable accuracy the financial position of the Company at the end of each six month period. No shareholder (other than an officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorized by the Board. A copy of the financial statements which are to be laid before the Company in general meeting, together with the auditor's report, shall be sent to each person entitled thereto in accordance with the Companies Act.

                            APPOINTMENT OF AUDITOR

50. Appointment of Auditor. The shareholders of the Company at each annual general meeting shall appoint an auditor to audit the accounts of the Company and such auditor shall hold office until the shareholders appoint another auditor in accordance with the Companies Act. The remuneration of the auditor shall be fixed by the Board of Directors or in such manner as the Board may determine.

                                   INDEMNITY

51. General Scope of Indemnification. The Company shall indemnify any director, officer, Resident Representative or any former director, officer or Resident Representative of the Company, or any person who is serving or has served at the request of the Company as a director, officer, or trustee of another corporation, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which he or she was, is, or is threatened to be made a party by reason of the fact that he or she is or was such director, officer, Resident Representative or trustee; provided always that the indemnity contained in this Bye-law shall not extend to any matter which would render it void pursuant to the Companies Act.

52. Claims by, or in Right of, the Company. In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each person indicated in Bye-law 52 against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the Supreme Court in Bermuda or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

53. Indemnification in Advance of Final Disposition. Expenses, including attorneys' fees, incurred in defending any action, suit or proceeding referred to in Bye-laws 51 and 52 may be paid by the Company in advance of the final disposition of such action, suit, or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, officer, trustee or other indemnitee to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as authorized in these Bye-laws.

54. Non-Exclusive. It being the policy of the Company that indemnification of the persons specified in Bye-laws 51 and 52 shall be made to the fullest extent permitted by law, the indemnification provided by Bye-laws 51 through 53 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum of Association, these Bye-laws, any agreement, any insurance purchased by the Company, vote of shareholders or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another corporation, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a director, officer, or trustee. As used in this Bye-law 54, references to the "Company" include all constituent corporations in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by Bye-laws 51 through 53 shall continue as to a person who has ceased to be a director, officer, trustee or Resident Representative and shall inure to the benefit of the heirs, executors, and administrators of such a person.

              FAIR PRICE TO SHAREHOLDERS IN BUSINESS COMBINATIONS

55. Fair Price. The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of capital stock the Company entitled to vote shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) involving an "Interested Shareholder" (as hereinafter defined); provided, however, that the 80% voting requirement shall not be applicable if:

    A. The "Continuing Directors" (as hereinafter defined) of the Company by a two-thirds vote have expressly approved such Business Combination either in advance of or subsequent to such Interested Shareholder's having become an Interested Shareholder; or

    B. The following conditions are satisfied:

       1. The aggregate amount of the cash and the "Fair Market Value" (as hereinafter defined) of the property, securities or "Other Consideration" (as hereinafter defined) to be received per share by holders of capital stock of the corporation in the Business Combination, other than the Interested Shareholder involved in the Business Combination, is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" (as hereinafter defined) paid by the Interested Shareholder in acquiring any of its holdings of the Company's capital stock; and

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

       2. A proxy statement complying with the requirements of the Exchange Act shall have been mailed to all shareholders of the Company for the purpose of soliciting shareholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of outstanding shares of capital stock of the Company other than any Interested Shareholder.

   Such 80% vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

56. Definitions. For purposes of Bye-laws 55 through 60:

    A. The term "Business Combination" shall mean:

       1. any merger, consolidation or share exchange of the Company or a subsidiary of the Company with or into an Interested Shareholder, in each case without regard to which entity is the surviving entity;

       2. any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets of the Company (including without limitation any voting securities of a subsidiary of the Company) or a subsidiary of the Company to an Interested Shareholder (in one transaction or a series of transactions);

       3. any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of an Interested Shareholder to the Company or a subsidiary of the Company;

       4. the issuance or transfer of any securities of the Company or a subsidiary of the Company by the Company or any of its subsidiaries to an Interested Shareholder (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Company);

       5. any recapitalization that would have the effect of increasing the voting power of an Interested Shareholder;

       6. the issuance or transfer by an Interested Shareholder of any securities of such Interested Shareholder to the Company or a subsidiary of the Company (other than an issuance or transfer of securities which is effected on a pro rata basis to all shareholders of the Interested Shareholder);

       7. the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Shareholder; or

       8. any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

    B. The term "Interested Shareholder" shall mean and include any individual, partnership, corporation or other person or entity which, as of the record date for the determination of shareholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act as in effect at the date of the adoption of these Bye-laws by the shareholders of the corporation, are "Beneficial Owners" (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of 10% or more of the outstanding shares of any class of capital stock of the corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Notwithstanding any provision of Rule 13d-3 to the contrary, an entity shall be deemed to be the Beneficial Owner of any share of capital stock of the Company that such entity has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

    C. The term "Substantial Part" shall mean more than 20% of the fair market value, as determined by two-thirds of the Continuing Directors, of the total consolidated assets of the Company and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

    D. The term "Other Consideration" shall include, without limitation, Common Shares or other capital stock of the Company retained by shareholders of the Company other than Interested Shareholders or parties to such Business Combination in the event of a Business Combination in which the Company is the surviving corporation.

    E. The term "Continuing Director" shall mean a director who is unaffiliated with any Interested Shareholder and either (A) was a member of the Board of Directors of the corporation immediately prior to the time that the Interested Shareholder involved in a Business Combination became an Interested Shareholder or (B) was designated (before his or her initial election or appointment as director) as a Continuing Director by a majority of the then Continuing Directors.

    F. The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in Bye-laws 55 through 60 shall mean the following: if there is only one class of capital stock of the Company issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Interested Shareholder for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Company issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the corporation, the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the Highest Per Share Price that can be determined to have been paid at any time by the Interested Shareholder for any share or shares of any class of securities of capital stock of the Company. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Interested Shareholder shall be taken into account regardless of whether the shares were purchased before or after the Interested Shareholder became an Interested Shareholder. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes, soliciting dealers' fees and other expenses paid by the Interested Shareholder with respect to the shares of capital stock of the Company acquired by the Interested Shareholder. In the case of any Business Combination with an Interested Shareholder the Continuing Directors shall determine the Highest Per Share Price and the Highest Equivalent Price for each class and series of capital stock of the corporation.

    G. The term "Fair Market Value" shall mean (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a two-thirds vote of the Continuing Directors in good faith; and (B) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined by a two-thirds vote of the Continuing Directors in good faith.

57. Determination of Continuing Directors Binding. The determination of the Continuing Directors as to Fair Market Value, Highest Per Share Price, Highest Equivalent Price, and the existence of an Interested Shareholder or a Business Combination shall be conclusive and binding.

58. No Effect on Fiduciary Duties of Interested Shareholder. Nothing contained in Bye-laws 55 through 60 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

59. No Effect on Fiduciary Duties of Directors. The fact that any Business Combination complies with the provisions of Bye-law 55.B shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Company, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

60. Amendment of Fair Price Bye-laws. Notwithstanding any other provisions of these By-Laws, the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote shall be required to amend, alter, change, or repeal, or adopt any provisions inconsistent with Bye-laws 55 through 60.

                                  AMENDMENTS

61. Amendments by Majority Vote. Except as provided in Bye-law 60, these Bye-laws may be altered, changed, or amended in any respect, or superseded by new Bye-laws, in whole or in part, by the Board of Directors, subject to approval by the affirmative vote of the holders of record of a majority of the outstanding shares of capital stock of the Company entitled to vote on the relevant record date with respect thereto at an annual or special general meeting called for such purpose or without a meeting by the written consent of all of the holders of record of shares of the Company.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

      Section 33-771 of the Connecticut Business Corporation Act as amended permits the indemnification of directors as long as such director's behavior conforms to certain standards. Section 33-636 provides that a corporation's certificate of incorporation may limit personal liability and make indemnification obligatory under certain circumstances. Article V of The Stanley Work's Bylaws provides for the indemnification and reimbursement of, and advances of expenses to directors, officers, employees or agents of the Corporation or of those who served at the Corporations' request, provided that such exemption satisfies the Connecticut Business Corporation Act. Section 11 of The Stanley Works restated certificate of incorporation limits director liability to the company or its shareholders for monetary damages to the amount of compensation for serving the corporation during the year of violation, to the extent permitted by the Connecticut Business Corporation Act.

      Stanley Bermuda is a Bermuda company. Section 98 of the Companies Act of 1981 of Bermuda (the "Companies Act") provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of Bermuda law otherwise would be imposed on them, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or they are acquitted or in which they are acquitted or granted relief by the Supreme Court of Bermuda in certain proceedings arising under Section 281 of the Act.

      Stanley Bermuda has approved provisions in its bye-laws that provide that it shall indemnify its officers and directors to the maximum extent permitted under the Act.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit
No.                                         Description
---                                         -----------

2 Agreement and Plan of Merger, between The Stanley Works, Ltd. and The Stanley Works (included as Annex I to the proxy statement/prospectus).

3.1 Memorandum of Association of The Stanley Works, Ltd. (included as Annex II to the proxy statement/prospectus).

3.2 Amended and Restated Bye-laws of The Stanley Works, Ltd. (included as Annex III to the proxy statement/prospectus).

4.1 Form of Rights Agreement between The Stanley Works, Ltd. and the Rights Agent named therein.

5.1 Opinion of Appleby, Spurling & Kempe as to the legality of the securities being issued.

8.1 Opinion of Appleby, Spurling & Kempe as to certain Bermuda tax matters (included in Exhibit 5.1).

8.2         Opinion of Ernst & Young LLP as to certain U.S. tax matters.

8.3         Opinion of Ernst & Young LLP as to certain Barbados tax matters.

23.1        Consents of Appleby, Spurling & Kempe (included in Exhibit 5.1).

23.2        Consents of Ernst & Young LLP (included in Exhibits 8.2 and 8.3).

23.3        Consent of Ernst & Young LLP

24 Powers of Attorney (included in the signature pages to the Registration Statement).

99.1        Form of Proxy.

Item 22. Undertakings.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                        SIGNATURES AND POWERS OF ATTORNEY

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Britain, Connecticut on March 22, 2002.


                                                  THE STANLEY WORKS, LTD.
                                                        (Registrant)


                                                 By: /s/ John M. Trani
                                                     ----------------------
                                                     John M. Trani
                                                     Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacity and on the dates indicated.


Signature                          Title                                    Date
/s/ John M. Trani*                 Chief Executive Officer                  March 22, 2002
----------------------------
John M. Trani                      (Principal Executive Officer)

/s/ James M. Loree*                Chief Financial Officer                  March 22, 2002
----------------------------
James M. Loree                     (Principal Financial and Accounting
                                   Officer)

/s/ Bruce H. Beatt                 Director                                 March 22, 2002
----------------------------
Bruce H. Beatt

/s/ Michael Bartone*               Director                                 March 22, 2002
----------------------------
Michael Bartone

/s/ Kathryn Partridge*             Director                                 March 22, 2002
----------------------------
Kathryn Partridge

*  By: /s/ Bruce H. Beatt
       --------------------
                                   Attorney-in-fact

Directions to Stanley's Annual Meeting of Shareholders

THE STANLEY WORKS
1000 Stanley Drive
New Britain, Connecticut 06053

---------------------------------------------------------------------------------------------------

FROM NEW YORK STATE, DANBURY,                   FROM MASSACHUSETTS OR BRADLEY
WATERBURY VIA I-84 EAST:                        AIRPORT VIA I-91 SOUTH TO I-84 WEST:
Exit #37 (Feinemann Road).                      Exit #37 (Feinemann Road).
Right at stop light at end of ramp.             Right at stop light at end of ramp.
Right at first stop light onto Slater Road.     Right at second stop light onto Slater Road.
Approximately 1 mile to entrance for            Approximately 1 mile to entrance for Mountain View
Mountain View Corporate Park                    Corporate Park
(Stanley Drive). Right into entrance,           (Stanley Drive). Right into entrance,
follow driveway to The Stanley Works.           follow driveway to The Stanley Works.
---------------------------------------------------------------------------------------------------

                               [MAP APPEARS HERE]

                                  EXHIBIT INDEX


Exhibit
No.                                         Description
---                                         -----------

2 Agreement and Plan of Merger, between The Stanley Works, Ltd. and The Stanley Works (included as Annex I to the proxy statement/prospectus).

3.1 Memorandum of Association of The Stanley Works, Ltd. (included as Annex II to the proxy statement/prospectus).

3.2 Amended and Restated Bye-laws of The Stanley Works, Ltd. (included as Annex III to the proxy statement/prospectus).

4.1 Form of Rights Agreement between The Stanley Works, Ltd. and the Rights Agent named therein.

5.1 Opinion of Appleby, Spurling & Kempe as to the legality of the securities being issued.*

8.1 Opinion of Appleby, Spurling & Kempe as to certain Bermuda tax matters (included in Exhibit 5.1).

8.2         Opinion of Ernst & Young LLP as to certain U.S. tax matters.

8.3         Opinion of Ernst & Young LLP as to certain Barbados tax matters.

23.1        Consents of Appleby, Spurling & Kempe (included in Exhibit 5.1).

23.2        Consents of Ernst & Young LLP (included in Exhibits 8.2 and 8.3).

23.3        Consent of Ernst & Young LLP.*

24 Powers of Attorney (included in the signature pages to the Registration Statement).

99.1        Form of Proxy.

----------

*     Filed herewith